UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Deere and Company
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Notice of 2016 Annual Meeting and Proxy Statement

Notice of 2016 Annual Meeting of Stockholders

Date:	Wednesday, February 24, 2016
Time:	10 a.m. Central Standard Time
Place:	Deere & Company World Headquarters
One John Deere Place, Moline, Illinois 61265

At the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), stockholders will be asked to:

1.	Elect the eleven director nominees named in the Proxy Statement (see page 4)

2.	Approve the compensation of the Company’s named executives on an advisory basis (“say-on-pay”) (see page 21)

3.	Ratify the appointment of Deloitte & Touche LLP as Deere’s independent registered public accounting firm for fiscal 2016 (see page 61)

4.	Vote on three stockholder proposals, if properly presented at the meeting (see pages 63 to 68)

5.	Consider any other business properly brought before the meeting

You may vote at the Annual Meeting if you were a Deere stockholder of record at the close of business on December 31, 2015.

YOUR VOTE IS VERY IMPORTANT. We urge all stockholders to vote on the matters described in the accompanying Proxy Statement as soon as possible, whether or not they attend the Annual Meeting. Please refer to the section beginning on page 1 of the Proxy Statement entitled “Voting and Meeting Information” for information about voting by mail, telephone, internet, or in person at the Annual Meeting.

Along with the accompanying Proxy Statement, we are also sending you our Annual Report, which includes our fiscal 2015 financial statements. Most stockholders can elect to view future proxy statements and annual reports via the internet instead of receiving paper copies in the mail. Please refer to your proxy card and the section entitled “Electronic Delivery of Proxy Statement and Annual Report” on page 3 of the Proxy Statement for further information.

For the Board of Directors,

Todd E. Davies
Secretary

Moline, Illinois
January 13, 2016

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit the website listed on your proxy card	BY MAIL Sign, date, and return your proxy card in the enclosed envelope
BY TELEPHONE Call the telephone number on your proxy card	IN PERSON Attend the Annual Meeting and vote in person

Proxy Statement Summary

This summary highlights selected information contained in this Proxy Statement. It does not contain all the information you should consider. Therefore, we urge you to carefully read the Proxy Statement in its entirety prior to voting. For additional information, please review the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015.

Meeting Agenda and Voting Recommendations

Item		Voting Standard	Vote Recommendation	Page Reference
1 –	Annual Election of Directors	Majority of votes cast	FOR each nominee	4
2 –	Advisory Vote on Executive Compensation	Majority of votes present in person or by proxy	FOR	21
3 –	Ratification of Independent Registered Public Accounting Firm	Majority of votes present in person or by proxy	FOR	61
4 –	Stockholder Proposals	Majority of votes present in person or by proxy	AGAINST each proposal	63 to 68

Director Nominees

You are being asked to vote on the election of these 11 directors. Each member of our Board of Directors is elected annually by majority vote. All directors other than Mr. Allen are independent. The committee memberships described below reflect the new committee structure and composition approved by the Board of Directors in January 2016, which will become effective in February 2016 (see page 12).

					Committee Memberships*
Name	Age	Director Since	Primary Occupation	Independent?	E	ARC	CC	CG	FIN
Samuel R. Allen	62	2009	Chairman and CEO, Deere & Company	No	C
Crandall C. Bowles	68	1990-1994; since 1999	Director, The Springs Company	Yes	X		X	C
Vance D. Coffman	71	2004	Retired Chairman, Lockheed Martin	Yes	X		C	X
Dipak C. Jain	58	2002	Director, Sasin Graduate Institute of Business Administration	Yes		X			X
Michael O. Johanns	65	2015	Retired United States Senator from Nebraska	Yes		X		X
Clayton M. Jones	66	2007	Retired Chairman, Rockwell Collins	Yes			X	X
Brian M. Krzanich	55	2016	CEO, Intel	Yes			X	X
Gregory R. Page	64	2013	Executive Director, Cargill	Yes	X	X			C
Sherry M. Smith	54	2011	Former Executive VP and CFO, Supervalu	Yes	X	C			X
Dmitri L. Stockton	51	2015	Chairman, President, and CEO, GE Asset Management, and Senior VP, GE	Yes			X		X
Sheila G. Talton	63	2015	President and CEO, Gray Matter Analytics	Yes		X			X

*E = Executive; ARC = Audit Review; CC = Compensation; CG = Corporate Governance; FIN = Finance
X = Member; C = Chair

Governance and Compensation Changes

One thing we have learned in our 175+ years of existence is the importance of change, which is why we strive to assess everything we do to see how we can do it better. What is true for manufacturing processes and product innovation is also true for corporate governance and compensation plans. Below is a summary of changes in these areas we have made since our last annual meeting:

CORPORATE GOVERNANCE
●We elected three new directors in anticipation of the scheduled retirements of four current directors who will be leaving the Board effective with the Annual Meeting

●Our Board approved changes to its committee structure by dissolving the Pension Plan Oversight Committee and creating a new Finance Committee; these changes will become effective in February 2016

●As approved by stockholders at our 2015 annual meeting, we amended our Bylaws to permit holders of 25% or more of our common stock to call special meetings of stockholders

COMPENSATION
●We significantly raised the performance goals for our short-term incentive plan for 2016 to reflect enduring structural changes in the operating capabilities of our equipment businesses

●We changed the investment options under our Defined Contribution Restoration Plan, effectively eliminating the ability of participants to achieve above-market returns on new deferrals

●We enhanced the disclosure in the Proxy Statement relating to the Company’s short-term and mid-term incentive plans to, among other things, further highlight the connection between the performance metrics used in these plans and the Company’s business strategy

Corporate Governance Highlights

At Deere, we recognize corporate governance as a vital component of creating long-term stockholder value. That is why we are committed to sound governance practices, including the following:

INDEPENDENCE	BEST PRACTICES
●10 of our 11 director nominees are independent

●Independent Presiding Director has strong role with significant governance responsibilities

●All Board committees that meet regularly are composed wholly of independent directors

●Independent directors meet regularly in executive session without management present

●Directors may not stand for reelection after their 72nd birthdays absent Board approval under rare circumstances

●Recoupment policy for executive incentive compensation

●Stock ownership requirements for directors and executives that are reviewed annually

●Anti-hedging and anti-pledging policies

ACCOUNTABILITY	RISK OVERSIGHT
●Annual election of all directors ●Majority voting in uncontested elections ●Annual performance self-evaluations by Board and committees	●Board oversight of overall Company risk management structure ●Committee oversight of certain risks related to each committee’s areas of responsibility ●Robust Company risk management processes

Fiscal 2015 Performance Highlights

Despite sales and revenues volumes that were 20% lower in fiscal 2015 than in the previous year, Deere was able to generate net income of $1.940 billion. The Company’s lower sales reflect further weakness in the global agricultural sector and a slowdown in construction-equipment markets. This was partially offset by record performance for the Company’s Financial Services operation and continued strong contributions from after-market parts sales. Through the adept execution of business plans and disciplined cost management, Deere will remain well positioned to serve its customers and make investments in quality and innovation in fiscal 2016.

Net Sales and Revenues (Millions)	Net Income (Millions)	Earnings Per Share (Diluted)	Deere Share Price (at Oct. 31)

Worldwide net sales and revenues decreased 20% in 2015 vs. 2014, mainly due to lower shipment volumes for agricultural and construction equipment. Financial Services revenues held steady at $2.6 billion. 2015 net sales and revenues represents the fifth-highest in Company history.

Net income* was down 39% to $1.940 billion – due primarily to lower shipment volumes and unfavorable product mix and foreign-currency exchange – but still represented the sixth- highest total in Company history.
*Net income attributable to Deere & Company

Net income* per share decreased $2.86 in 2015 compared with 2014. Dividends declared per share were $1.99 in 2013, $2.22 in 2014, and $2.40 in 2015. *Net income attributable to Deere & Company

Deere & Company stock is traded on the New York Stock Exchange under the ticker symbol DE. Average number of common shares outstanding (basic) was 385.3 million in 2013, 363.0 million in 2014, and 333.6 million in 2015.

Cash Flow from Operating Activities (Millions)
Cash Flow
Dividends
Share Repurchases

The current quarterly dividend is $0.60 per share, a rate Deere has boosted 12 times since 2004. Over that period, the Company returned about 65% of its operating cash flow from Equipment Operations to investors through dividends and share repurchases (net of issuances).

Performance in Recent Downturns
Deere Net Sales Decline
Decline in Net Income Attributable to Deere & Company
Deere’s decrease in net income relative to the decrease in sales from 2013 to 2015 is less severe than we have experienced in other cyclical downturns since 1980.

Fiscal 2015 Executive Compensation Highlights

Our compensation programs and practices are designed to create incentive opportunities that align with our stockholders’ long-term interests. We use consistent metrics that align with our business strategy and motivate our employees to create value for stockholders at all points in the business cycle:

– Operating Return on Operating Assets and Return on Equity ➔ Exceptional Operating Performance

– Shareholder Value Added and Revenue Growth ➔ Disciplined Growth

– Total Shareholder Return ➔ Stockholder Experience

The table below highlights the 2015 compensation for the CEO and average named executive officer (NEO) as disclosed in the Summary Compensation Table of the Proxy Statement. It also shows the delivery of cash versus equity and the significant portion of compensation that is performance-based. The STI and MTI amounts for the CEO reflect a reduction of 25% below what the CEO would have otherwise earned based on previously-approved plan metrics and goals and actual performance results. See further explanation under “Pay for Performance Review and Analysis” in the Executive Summary of the Compensation Discussion & Analysis on page 25 of the Proxy Statement.

Summary Compensation Table Elements	Salary	STI	MTI	Performance Stock Units	Restricted Stock Units and Stock Options	Retirement and Other Compensation	Total
CEO % of Total	$1,500,000 8%	$2,796,863 15%	$2,722,500 15%	$3,712,241 20%	$4,560,569 24%	$3,409,157 18%	$18,701,330 100%
Cash vs. Equity		Total Cash 38%		Total Equity 44%		Other 18%	100%
Short-Term vs. Long-Term	Short-Term 23%		Long-Term 77%				100%
Fixed vs. Performance Based	Fixed 8%	Performance Based 74%				Other 18%	100%

Average NEO % of Total	$627,266 12%	$1,060,456 20%	$1,020,204 19%	$762,866 15%	$937,287 18%	$826,225 16%	$5,234,304 100%
Cash vs. Equity		Total Cash 51%		Total Equity 33%		Other 16%	100%
Short-Term vs. Long-Term	Short-Term 32%		Long-Term 68%				100%
Fixed vs. Performance Based	Fixed 12%	Performance Based 72%				Other 16%	100%

COMPENSATION ELEMENT:	DESCRIPTION:

Salary	Annual base pay
STI	Short-term incentive; annual performance-based bonus
MTI	Mid-term incentive; performance-based bonus using 3-year results
Performance Stock Units	Performance-based equity using 3-year results
Restricted Stock Units and Stock Options	Other equity whose value increases with stock price
Retirement and Other Compensation	Retirement plan values, benefits, and miscellaneous compensation

Proxy Statement

ELECTION OF DIRECTORS

Page
4	Item 1 - Election of Directors
11	Corporate Governance
15	Compensation of Directors
17	Security Ownership of Certain Beneficial Owners and Management
19	Review and Approval of Related Person Transactions
20	Section 16(a) Beneficial Ownership Reporting Compliance

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Page
21	Item 2 - Advisory Vote on Executive Compensation
22	Compensation Discussion & Analysis
22	Executive Summary
26	2015 Compensation Overview
27	Compensation Methodology and Process
29	Total Direct Compensation Elements
39	Total Indirect Compensation Elements
40	Risk Assessment of Compensation Policies and Practices
41	Compensation Committee Report
42	Executive Compensation Tables
60	Equity Compensation Plan Information
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Page
61	Item 3 - Ratification of Independent Registered Public Accounting Firm
62	Audit Review Committee Report

STOCKHOLDER PROPOSALS

Page
63	Item 4 - Stockholder Proposals

Voting and Meeting Information

Why am I receiving this proxy statement?
The Deere & Company Board of Directors (the “Board”) has made available to you the Notice of Annual Meeting of Stockholders, this proxy statement (“Proxy Statement”), our annual report for the fiscal year ended October 31, 2015 (“Annual Report”), a proxy card, and a voter instruction card (collectively, “Proxy Solicitation Materials”) either on the internet or by mail in connection with the Deere & Company (“Deere,” the “Company,” “we,” or “us”) 2016 Annual Meeting of Stockholders (the “meeting” or “Annual Meeting”). You are receiving this Proxy Statement because you owned shares of Deere common stock at the close of business on December 31, 2015, which entitles you to vote at the Annual Meeting. By use of a proxy, you can vote whether or not you attend the meeting. This Proxy Statement describes the matters on which you are asked to vote and provides information about those matters so that you can make an informed decision.

The Proxy Solicitation Materials are being mailed to or can be accessed online by stockholders on or about January 13, 2016.

What is Notice and Access and why did Deere elect to use it?
We make the Proxy Solicitation Materials available to stockholders electronically via the internet under the Notice and Access regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Most of our stockholders have received a Notice of Electronic Availability (“Notice”) in lieu of receiving a full set of Proxy Solicitation Materials in the mail. The Notice includes information on how to access and review the Proxy Solicitation Materials and how to vote via the internet. We believe this method of delivery will expedite distribution of Proxy Solicitation Materials to you while allowing us to conserve natural resources and reduce the costs of printing and distributing these materials.

Stockholders who received a Notice but would like to receive printed copies of the Proxy Solicitation Materials in the mail should follow the instructions in the Notice for requesting such materials.

How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan on attending so we will know as soon as possible whether enough votes will be present to constitute a quorum for holding the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy vote will not be counted.

To vote your shares, follow the instructions in the Notice, voter instruction form, or proxy card. Telephone and internet voting is available to all registered and most beneficial stockholders.

Stockholders voting by proxy may use one of the following three options:

●fill out the enclosed voter instruction form or proxy card, sign it, and mail it in the enclosed postage-paid envelope;

●vote by internet (if available; instructions are on the voter instruction form, proxy card, or Notice); or

●vote by telephone (if available; instructions are on the voter instruction form, proxy card, or Notice).

If your shares are held in “street name” by a bank, broker, or other holder of record, telephone or internet voting will be available to you for voting these shares only if offered by the holder of record. Please refer to the information forwarded by your holder of record to learn about the options available to you. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain a legal proxy from your holder of record to do so.

The telephone and internet voting facilities for stockholders will close at 11:59 p.m. Eastern Standard Time on February 23, 2016. If you vote over the internet, you may incur costs, such as telephone or internet access charges, for which you will be responsible. The telephone and internet voting procedures are designed to authenticate stockholders and to allow you to confirm that your votes have been properly recorded.

If you hold shares through one of our employee savings plans, your vote must be received by the plan administrator by February 19, 2016, or the shares represented by the card will not be voted.

Can I change my proxy vote?
Yes. At any time before your shares are voted by proxy at the meeting, you may change your vote by:

●revoking it by written notice to Todd E. Davies, our Corporate Secretary, at the address on the cover of this Proxy Statement;

●delivering a later-dated proxy (including a telephone or internet vote); or

●voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker, or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?
You will have one vote for each share of Deere common stock that you owned at the close of business on December 31, 2015.

Voting and Meeting Information

How many shares are entitled to vote?
There are 316,224,054 shares of Deere common stock outstanding as of December 31, 2015 and entitled to vote at the meeting. Each share entitles its holder to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?
Under our Bylaws, a majority of the votes that can be cast must be present in person or by proxy to constitute a quorum for holding the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, will be counted as present and entitled to vote for purposes of determining a quorum.

What will I be voting on?

●	Election of directors (see page 4)
●	Advisory resolution to approve the compensation of the Company’s named executives (“say-on-pay”) as disclosed in this Proxy Statement (see page 21)
●	Ratification of the appointment of the independent registered public accounting firm (see page 61)
●	Stockholder proposal to adopt a “proxy access” Bylaw amendment (see page 63)
●	Stockholder proposal regarding greenhouse gas emissions (see page 65)
●	Stockholder proposal regarding political spending (see page 67)

How many votes are needed for the proposals to pass?

●	Nominees for director who receive a majority of “for” votes cast will be elected as directors. The number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. If an incumbent director nominee does not receive a majority of votes cast in an uncontested election, our Bylaws require the director to promptly tender his or her written resignation to the Board. The Corporate Governance Committee of the Board will recommend to the Board whether to accept or reject the resignation. The Board will act on the tendered resignation, taking this recommendation into account, and publicly disclose its decision and the rationale behind it within 90 days of the date the election results are certified. In the event the number of nominees exceeds the number of directors to be elected, the nominees who receive the most votes will be elected as directors.

●	For each of the other proposals to be voted on, the affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the proposal for it to pass.

What if I vote “abstain”?
If you vote to “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to constitute a quorum for holding the Annual Meeting. A vote to “abstain” on the election of directors will have no effect on the outcome. A vote to “abstain” on the other proposals will have the effect of a vote against the proposal.

What if I don’t return my proxy card and don’t attend the Annual Meeting?
If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted.

If you hold your shares in “street name” and you do not give your bank, broker, or other holder of record specific voting instructions for your shares, your record holder may vote your shares on the ratification of the independent registered public accounting firm. However, your record holder may not vote your shares without your specific instructions on the election of directors, the advisory vote on executive compensation, or the stockholder proposals.

For the aforementioned proposals on which a broker may not vote without your instruction, if you do not provide voting instructions to your broker, the votes will be considered “broker non-votes” and will not be counted in determining the outcome of the vote. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to constitute a quorum for holding the Annual Meeting.

What happens if a nominee for director declines or is unable to accept election?
If you vote by proxy and if unforeseen circumstances make it necessary for the Board to substitute another person for a nominee, we will vote your shares for that other person.

Is my vote confidential?
Yes. Your voting records will not be disclosed to us except:

●	as required by law;
●	to the inspectors of voting; or
●	if the election is contested.

The tabulator, the proxy solicitation agent, and the inspectors of voting must comply with confidentiality guidelines that prohibit disclosure of votes to Deere. The tabulator of the votes and at least one of the inspectors of voting will be independent of Deere and our officers and directors.

If you are a holder of record or an employee savings plan participant and you write comments on your proxy card, your comments will be provided to us but your vote will remain confidential.

Annual Report

Will I receive a copy of Deere’s Annual Report?
We have either mailed the Annual Report to you with this Proxy Statement or, if you have previously elected to view our annual reports over the internet, provided in the Notice the web address for you to access the Annual Report online. The Annual Report includes our audited financial statements and other financial information for the fiscal year ended October 31, 2015. We urge you to read it carefully.

How can I receive a copy of Deere’s 10-K?
You can obtain, free of charge, a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 2015 (the “Form 10-K”) by:

●	accessing our internet site at www.deere.com/stock; or
●	writing to:
Deere & Company Stockholder Relations Department One John Deere Place Moline, Illinois 61265-8098

You can also obtain a copy of our Form 10-K and other filings with the SEC from the SEC’s EDGAR database at www.sec.gov.

Householding Information

What is “householding”?
Single copies of either the Proxy Solicitation Materials or the Notice, as applicable, will be sent to households at which two or more stockholders reside if they appear to be members of the same family unless one of the stockholders at that address notifies us that he or she wishes to receive individual copies. This procedure reduces our printing costs. Householding will not affect dividend check mailings in any way.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

If Proxy Solicitation Materials were delivered to an address that you share with another stockholder and you desire to receive separate copies, copies will be sent to you upon written or verbal request to Deere & Company Stockholder Relations Department, One John Deere Place, Moline, Illinois 61265-8098, (309) 765-4491.

How do I revoke my consent to the householding program?
To revoke your consent to the householding program, you must contact Broadridge Investor Communication Solutions, Inc. (“Broadridge”) either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of Broadridge’s receipt of the revocation of your consent.

Electronic Delivery of Proxy Statement and Annual Report

Can I access Deere’s proxy materials and Annual Report electronically?
Most stockholders can elect to view future proxy statements and annual reports over the internet instead of receiving copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

●	following the instructions provided on your proxy card, voter instruction form, or Notice; or
●	going to www.proxyvote.com and following the instructions provided.

If you choose to receive future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access future proxy statements and annual reports. This e-mail will include instructions for voting over the internet. If you have not elected electronic delivery, you will receive a notice indicating that proxy solicitation materials are available at www.proxyvote.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 24, 2016: The Proxy Statement and Annual Report are available on our website at www.deere.com/stock.

Information not Incorporated into this Proxy Statement

The information on our website (www.deere.com) is not and shall not be deemed to be a part of this Proxy Statement nor by reference or otherwise (except to the extent we specifically incorporate it by reference) incorporated into any other filings we make with the SEC.

Item 1 – Election of Directors

Identification and Evaluation of Director Nominees
The Corporate Governance Committee of the Board is responsible for screening candidates and recommending director nominees to the full Board, which nominates the slate of directors for election at each annual meeting of stockholders and also elects directors to fill vacancies or newly-created seats on the Board. The Corporate Governance Committee considers candidates as recommended by stockholders, directors, officers, and third-party search firms. Recommendations from stockholders are considered by the Corporate Governance Committee in accordance with the procedures described under the “2017 Stockholder Proposals and Nominations” section of this Proxy Statement. The Corporate Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation.

The general criteria and framework for assessing director candidates are provided by our Corporate Governance Policies, which are described below in the “Corporate Governance” section of this Proxy Statement. In accordance with our Corporate Governance Policies, when screening candidates for nomination to the Board, the Corporate Governance Committee considers skills, experience, international versus domestic background, diversity, age, and legal and regulatory requirements in the context of an assessment of the perceived needs of the Board. The Corporate Governance Committee seeks to ensure that the Board is composed of members whose particular skills, qualifications, experiences, and attributes, when taken together, allow the Board to satisfy its responsibilities effectively.

At a minimum, the Board assesses the diversity of its members and nominees on an annual basis during its performance evaluation by considering, among other factors, diversity in expertise, experience, background, ethnicity, and gender.

A director of Deere must tender his or her resignation from the Board upon any material change in his or her occupation, career, or principal business activity, including retirement. A director must retire from the Board upon the first annual meeting of stockholders following his or her 72nd birthday, except as approved by the Board under rare circumstances.

Director Nominees
Following the process described above, the Corporate Governance Committee has recommended and the Board has nominated each of Samuel R. Allen, Crandall C. Bowles, Vance D. Coffman,

Dipak C. Jain, Michael O. Johanns, Clayton M. Jones, Brian M. Krzanich, Gregory R. Page, Sherry M. Smith, Dmitri L. Stockton, and Sheila G. Talton to be elected for terms expiring at the annual meeting in 2017. As required by the Company’s Certificate of Incorporation, all members of the Board are elected annually.

Dmitri L. Stockton and Sheila G. Talton were elected to the Board effective May 27, 2015 and Brian M. Krzanich was elected to the Board effective January 6, 2016 for terms expiring at the 2016 annual meeting.

As discussed above, a Deere director is expected to retire from the Board effective with the first annual meeting of stockholders following his or her 72nd birthday, except as approved by the Board under rare circumstances. In accordance with this policy, Joachim Milberg, Richard B. Myers, and Thomas H. Patrick will be leaving the Board effective with the 2016 annual meeting. In addition, Charles O. Holliday, Jr. has chosen to retire from the Board effective with the 2016 annual meeting and will not stand for reelection. The size of the Board will be reduced in accordance with these retirements.

The biographies provided below for each nominee include the nominee’s:

●	Age as of December 31, 2015;
●	Present and past professional positions (including positions with Deere, if applicable);
●	Current directorships at other companies;
●	Previous directorships at public companies and registered investment companies held during the past five or more years; and
●	Key qualifications, experiences, and attributes qualifying him or her to serve on the Board.

Each nominee’s biography also includes the nominee’s Board committee memberships under the new committee structure and composition approved by the Board in January 2016, which will become effective in February 2016.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL ELEVEN NOMINEES.

Item 1 – Election of Directors:
Director Nominees

Samuel R. Allen	Current and Past Positions:
Chairman and Chief Executive Officer of Deere Age: 62 Director since: 2009 Committees: Executive (Chair)

● Chairman and Chief Executive Officer of Deere since February 2010

● President and Chief Executive Officer of Deere - August 2009 to February 2010

● President and Chief Operating Officer of Deere - June 2009 to August 2009

● President, Worldwide Construction & Forestry Division and John Deere Power Systems of Deere - March 2005 to June 2009

● President, Global Financial Services, John Deere Power Systems, and Corporate Human Resources of Deere - November 2003 to March 2005

Other Current Directorships:

● Whirlpool Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Allen should serve on Deere’s Board of Directors: his leadership experience as an officer of Deere since 2001, the breadth of his management experiences within and knowledge of each of Deere’s major global operations, and his subject matter knowledge in the areas of engineering, manufacturing, and industrial management.

Crandall C. Bowles	Current and Past Positions:
Director of The Springs Company Age: 68 Director from: 1990 to 1994 and since 1999 Committees: Corporate Governance (Chair) Compensation Executive

● Director of The Springs Company (asset management) since 1978

● Chairman of The Springs Company - August 2007 to March 2015

● Chairman of Springs Industries, Inc. (Springs Window Fashions) - January 2006 to June 2013

● Co-Chairman and Co-Chief Executive Officer of Springs Global US, Inc. and Springs Global Participacoes S.A. - January 2006 to June 2007

● Chairman and Chief Executive Officer of Springs Industries, Inc. - April 1998 to January 2006

Other Current Directorships:

● JPMorgan Chase & Co.

Other Previous Directorships:

● Sara Lee Corporation

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Bowles should serve on Deere’s Board of Directors: her leadership qualities developed from her service as Chairman and Chief Executive Officer of Springs Industries, Inc., the breadth of her experiences in auditing, risk management, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and her subject matter knowledge in the areas of economics and sales and marketing of consumer products.

Item 1 – Election of Directors:
Director Nominees

Vance D. Coffman	Current and Past Positions:
Retired Chairman of Lockheed Martin Corporation Age: 71 Director since: 2004 Committees: Compensation (Chair) Corporate Governance Executive Presiding Director-Elect for 2016

● Retired Chairman of Lockheed Martin Corporation (aerospace, defense, and information technology) since April 2005

● Chairman of Lockheed Martin Corporation - April 1998 to April 2005

● Chief Executive Officer of Lockheed Martin Corporation - August 1997 to August 2004

Other Current Directorships:

● 3M Company

● Amgen Inc.

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Coffman should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Lockheed Martin Corporation, the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of engineering, manufacturing, and finance.

Dipak C. Jain	Current and Past Positions:
Director, Sasin Graduate Institute of Business Administration Age: 58 Director since: 2002 Committees: Audit Review Finance

● Director, Sasin Graduate Institute of Business Administration (international graduate business school) since August 2014

● Chaired Professor of Marketing, INSEAD - March 2013 to August 2014

● Dean, INSEAD - May 2011 to March 2013

● Dean, Kellogg School of Management, Northwestern University - July 2001 to September 2009

● Associate Dean for Academic Affairs, Kellogg School of Management, Northwestern University - 1996 to 2001

● Sandy and Morton Goldman Professor of Entrepreneurial Studies and Professor of Marketing, Kellogg School of Management, Northwestern University - 1994 to 2001 and since 2009

Other Current Directorships:

● Northern Trust Corporation

● Reliance Industries Limited, India

● Global Logistics Properties Limited, Singapore

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jain should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Director of the Sasin Graduate Institute of Business Administration, Dean of INSEAD, Dean of the Kellogg School of Management, and as a foreign affairs advisor for the Prime Minister of Thailand, the breadth of his experiences in compensation, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of marketing, global product diffusion, and new product forecasting and development.

Item 1 – Election of Directors:
Director Nominees

Michael O. Johanns	Current and Past Positions:
Retired United States Senator from Nebraska Age: 65 Director since: 2015 Committees: Audit Review Corporate Governance

● Retired United States Senator since January 2015

● United States Senator from Nebraska - January 2009 to January 2015

● United States Secretary of Agriculture - January 2005 to September 2007

Other Current Directorships:

● Burlington Capital Group, LLC

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Johanns should serve on Deere’s Board of Directors: his leadership qualities developed from his service as a United States Senator, the United States Secretary of Agriculture, and the Governor of Nebraska, the breadth of his experiences in law, governance, and other areas of oversight while serving as a partner of a law firm and a member of the U.S. Senate and various Senate committees, and his subject matter knowledge in the areas of agriculture, banking, commerce, and foreign trade.

Clayton M. Jones	Current and Past Positions:
Retired Chairman of Rockwell Collins, Inc. Age: 66 Director since: 2007 Committees: Compensation Corporate Governance

● Retired Chairman of Rockwell Collins, Inc. (aviation electronics and communications) since July 2014

● Chairman of Rockwell Collins, Inc. - July 2013 to July 2014

● Chairman and Chief Executive Officer of Rockwell Collins, Inc. - September 2012 to July 2013

● Chairman, President, and Chief Executive Officer of Rockwell Collins, Inc. - June 2002 to September 2012

Other Current Directorships:

● Cardinal Health, Inc.

● Motorola Solutions, Inc.

Other Previous Directorships:

● Rockwell Collins, Inc.

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Jones should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman and Chief Executive Officer of Rockwell Collins, Inc., the breadth of his experiences in finance, compensation, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of government affairs and marketing.

Item 1 – Election of Directors:
Director Nominees

Brian M. Krzanich	Current and Past Positions:
Chief Executive Officer of Intel Corporation Age: 55 Director since: 2016 Committees: Compensation Corporate Governance

● Chief Executive Officer of Intel Corporation (advanced integrated digital technology platforms) since May 2013

● Executive Vice President and Chief Operating Officer of Intel Corporation – 2012 to May 2013

● Senior Vice President and General Manager of Manufacturing and Supply Chain of Intel Corporation – 2010 to 2012

● Vice President and General Manager of Worldwide Manufacturing and Systems of Intel Corporation – 2007 to 2010

Other Current Directorships:

● Intel Corporation

Key Qualifications, Experiences, and Attributes:
In addition to his professional background, the following qualifications led the Board to conclude that Mr. Krzanich should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chief Executive Officer and Chief Operating Officer of Intel Corporation, the breadth of his experiences in corporate governance, strategy, and other areas of oversight while serving as a member of the boards of directors of Intel and the Semiconductor Industry Association, and his subject matter knowledge in the areas of manufacturing, operations, information technology, human resources, and supply chain management.

Gregory R. Page	Current and Past Positions:
Executive Director of Cargill, Incorporated Age: 64 Director since: 2013 Committees: Finance (Chair) Audit Review Executive

● Executive Director of Cargill, Incorporated (agricultural, food, financial, and industrial products and services) since September 2015

● Executive Chairman of Cargill, Incorporated - December 2013 to September 2015

● Chairman and Chief Executive Officer of Cargill, Incorporated - 2011 to December 2013

● Chairman, Chief Executive Officer, and President of Cargill, Incorporated - 2007 to 2011

● President and Chief Operating Officer of Cargill, Incorporated - 2000 to 2007

Other Current Directorships:

● Eaton Corporation plc

Other Previous Directorships:

● Carlson

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Page should serve on Deere’s Board of Directors: his leadership qualities developed from his experiences while serving as Chairman and Chief Executive Officer of Cargill, Incorporated, the breadth of his experiences in auditing, corporate governance, and other areas of oversight while serving as a member of the boards of directors of other global corporations, and his subject matter knowledge in the areas of commodities, agriculture, operating processes, finance, and economics.

Item 1 – Election of Directors:
Director Nominees

Sherry M. Smith	Current and Past Positions:
Former Executive Vice President and Chief Financial Officer of Supervalu Inc. Age: 54 Director since: 2011 Committees: Audit Review (Chair) Finance Executive

● Executive Vice President and Chief Financial Officer of Supervalu Inc. (retail and wholesale grocery and retail general merchandise products) - December 2010 to August 2013

● Senior Vice President, Finance of Supervalu Inc. - 2005 to 2010

● Senior Vice President, Finance and Treasurer of Supervalu Inc. - 2002 to 2005

Other Current Directorships:

● Tuesday Morning Corporation

● Realogy Holdings Corp.

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Smith should serve on Deere’s Board of Directors: her leadership qualities developed from her experience while serving as a senior executive and as Chief Financial Officer of Supervalu Inc., the breadth of her experiences in auditing, finance, accounting, compensation, strategic planning, and other areas of oversight while serving as a member of the boards of directors of other public corporations, her family farming background, and her subject matter knowledge in the areas of finance, accounting, and food and supply chain management.

Dmitri L. Stockton	Current and Past Positions:
Chairman, President, and Chief Executive Officer of GE Asset Management Incorporated and Senior Vice President of General Electric Company Age: 51 Director since: 2015 Committees: Compensation Finance

● Chairman, President, and Chief Executive Officer of GE Asset Management Incorporated (global investments) and Senior Vice President of General Electric Company (power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation, and financial services) since 2011

● President and Chief Executive Officer of GE Capital Global Banking and Senior Vice President of GE London - 2008 to 2011

● President and Chief Executive Officer of GE Consumer Finance, Central & Eastern Europe - 2005 to 2008

Other Current Directorships:

● GE Asset Management Incorporated

● General Electric RSP U.S. Equity Fund and General Electric RSP Income Fund

● Elfun Funds (six directorships)

Other Previous Directorships:

● Synchrony Financial

Key Qualifications, Experiences, and Attributes:
In addition to his professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Mr. Stockton should serve on Deere’s Board of Directors: his leadership qualities developed from his service as Chairman, President, and Chief Executive Officer of GE Asset Management Incorporated and as a senior officer of other global operations, the breadth of his experiences in risk management, governance, regulatory compliance, and other areas of oversight while serving as a member of the boards of directors and trustees of global asset management, investment, and employee benefit entities, and his subject matter knowledge in the areas of finance, banking, and asset management.

Item 1 – Election of Directors:
Director Nominees

Sheila G. Talton	Current and Past Positions:
President and Chief Executive Officer of Gray Matter Analytics Age: 63 Director since: 2015 Committees: Audit Review Finance

● President and Chief Executive Officer of Gray Matter Analytics (data analytics consulting services for financial services and healthcare industries) since 2013

● President and Chief Executive Officer of SGT Ltd. (strategy and technology consulting services) - 2011 to 2013

● Vice President of Cisco Systems, Inc. (information technology and solutions) - 2008 to 2011

Other Current Directorships:

● OGE Energy Corporation

● Wintrust Financial Corporation

Other Previous Directorships:

● Acco Brands Corporation

Key Qualifications, Experiences, and Attributes:
In addition to her professional background and prior Deere Board experience, the following qualifications led the Board to conclude that Ms. Talton should serve on Deere’s Board of Directors: her leadership qualities developed from her service as President and Chief Executive Officer of Gray Matter Analytics and as an officer of other global technology and consulting firms, the breadth of her experiences in compensation, governance, risk management, and other areas of oversight while serving as a member of the boards of directors of other public corporations, and her subject matter knowledge in the areas of technology, data analytics, and global strategies.

Corporate Governance

Our Values
At Deere, our actions are guided by our core values of integrity, quality, commitment, and innovation. We strive to live up to these values in everything we do, not just because it is good business, but because it is the right thing to do. We are committed to strong corporate governance as a means of upholding these values and ensuring that we are accountable to our stockholders.

In recognition of the importance of corporate governance as a component of creating long-term stockholder value, our Board of Directors has adopted Corporate Governance Policies for the Company. Our Corporate Governance Policies are periodically reviewed and revised as appropriate by the Board to ensure that the policies reflect the Board’s corporate governance objectives.

Please visit the Corporate Governance portion of our website (www.deere.com/corpgov) to learn more about our corporate governance practices and access the following materials:

●	Our Corporate	●	Charters for our Board
	Governance Policies		Committees
●	Our Code of Ethics	●	Our Code of Business Conduct
●	Our Guiding Principles	●	Our Supplier Code of Conduct
●	Our Global Conflict
Minerals Policy

Director Independence
As part of our Corporate Governance Policies, the Board has adopted categorical standards to assist the Board in evaluating the independence of each director. The categorical standards are intended to assist the Board in determining whether certain relationships between our directors and Deere or its affiliates (either directly or indirectly as a partner, stockholder, officer, director, trustee, or employee of an organization that has a relationship with Deere) are “material relationships” for purposes of the New York Stock Exchange (“NYSE”) independence standards. The categorical standards establish thresholds short of which such relationships are deemed not to be material. The categorical standards are attached as Appendix A to this Proxy Statement and are included as part of the Corporate Governance Policies referenced above. A copy may also be obtained upon request to the Deere & Company Stockholder Relations Department. In addition, each director’s independence is evaluated under our Related Person Transactions Approval Policy, as discussed in the “Review and Approval of Related Person Transactions” section below. The independence standards set forth in our Corporate Governance Policies meet or exceed the independence requirements of the NYSE.

In November 2015, we reviewed the independence of each then-sitting director and in January 2016, we reviewed the independence of Brian M. Krzanich, in each case applying the independence standards set forth in our Corporate Governance Policies. The reviews considered relationships and transactions between each director (and his or her immediate family and affiliates) and each of the following: Deere, Deere’s management, and Deere’s independent registered public accounting firm.

Based on this review, at the December 2015 regular Board meeting (and, in the case of Brian M. Krzanich, at a January 5, 2016 special meeting of the Board), the Board affirmatively determined that no director other than Mr. Allen has a material relationship with Deere and its affiliates and that each director other than Mr. Allen is independent as defined in our Corporate Governance Policies and the listing standards of the NYSE. Mr. Allen is not considered to be an independent director because of his employment relationship with Deere.

Board Leadership Structure
The Chairman of the Board also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the most appropriate structure for the Company at this time because: (1) this structure has a longstanding history of serving our stockholders well, through many economic cycles, business challenges, and leadership successions; (2) its governance processes, as described in the Corporate Governance Policies and Board committee charters, preserve Board independence by ensuring independent discussion among directors and independent evaluation of and communication with members of senior management; and (3) the enhanced role of the independent Presiding Director strengthens the Company’s governance structure such that separation of the Chairman and Chief Executive Officer roles is unnecessary.

Presiding Director
Charles O. Holliday, Jr., an independent director, currently serves as our Presiding Director. Mr. Holliday is currently serving his seventh term as our Presiding Director.

The Presiding Director is elected by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. The Presiding Director is appointed for a one-year term beginning upon election and expiring upon the selection of a successor Presiding Director. In accordance with this process, Vance D. Coffman has been elected to serve as Presiding Director following Mr. Holliday’s retirement from the Board effective with the 2016 annual meeting.

Corporate Governance:
Board Meetings

The Board has determined that the Presiding Director should have the following duties and responsibilities:

●	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
●	Serve as liaison between the Chairman and the independent directors;
●	In consultation with the Chairman, review and approve the schedule of meetings of the Board, the proposed agendas, and the materials to be sent to the Board;
●	Call meetings of the independent directors when necessary and appropriate; and
●	Remain available for consultation and direct communication with Deere’s stockholders.

The Board believes that the role of the Presiding Director exemplifies the Company’s continuing commitment to strong corporate governance and Board independence.

Board Meetings
Under the Company’s Bylaws, regular meetings of the Board are held at least quarterly at such times and places as the Board may designate. Our typical practice is to schedule at least one Board meeting per year at a Company location other than our World Headquarters in order to provide our directors with first-hand perspectives on different aspects of our business. The Board met five times during fiscal 2015.

Directors are expected to attend Board meetings, meetings of committees on which they serve, and stockholder meetings. Directors are expected to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. During fiscal 2015, all directors attended 75% or more of the meetings of the Board and committees on which they served except for Joachim Milberg, who attended less than 75% of the Board and committee meetings at which his attendance was required (four total absences due to illness). Overall attendance at such meetings was approximately 96%. All directors then in office attended the Annual Meeting of Stockholders in February 2015.

Each Board meeting normally begins or ends with a session between the CEO and the independent directors. This provides a platform for discussions outside the presence of the non-Board management attendees, as well as an opportunity for the independent directors to go into executive session (without the CEO) if requested by any director. The independent directors may meet in executive session, without the CEO, at any time, and such non-management executive sessions are scheduled (and in practice typically occur) at each regularly scheduled Board meeting. The Presiding Director presides over these executive sessions.

Board Committees
The Board has delegated some of its authority to the following five committees of the Board: the Executive Committee, the Audit Review Committee, the Compensation Committee, the Corporate Governance Committee, and the Finance Committee. The Finance Committee, a new committee created by resolution of the Board at its December 2015 meeting, replaces the Pension Plan Oversight Committee, whose dissolution was approved by the Board at the same meeting. These changes, which will become effective in February 2016, are intended to focus and enhance the Board’s oversight of the Company’s financial affairs. The Finance Committee will exercise primary business oversight of our Financial Services segment as well as many global finance and treasury functions, in addition to the pension plan oversight function formerly exercised by the Pension Plan Oversight Committee. The Pension Plan Oversight Committee, which was chaired by Thomas H. Patrick and included Dipak C. Jain, Clayton M. Jones, Richard B. Myers, and Sherry M. Smith as its members, met twice in fiscal 2015.

In addition to the structural changes described above, the Board also approved at a special meeting held on January 5, 2016 the rotation of certain directors’ committee memberships effective February 2016. These committee rotations are consistent with the Board’s view, as stated in the Corporate Governance Policies, that committee rotation is generally desirable as a practice.

Each of our Board committees has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters are available at www.deere.com/corpgov and may also be obtained upon request to the Deere & Company Stockholder Relations Department. Each committee (other than the Executive Committee, of which Mr. Allen serves as chair) is composed solely of independent directors.

Corporate Governance:
Board Committees

The committee structure and memberships described below reflect the changes approved by the Board in January 2016, which will become effective in February 2016.

Executive Committee

● Acts on behalf of the Board on matters requiring Board action between meetings of the full Board

● Authority to act on certain significant matters limited by our Bylaws and applicable law

● All members, other than Mr. Allen, are independent

2015 Meetings: 0 Members: Samuel R. Allen (Chair) Crandall C. Bowles Vance D. Coffman Gregory R. Page Sherry M. Smith

Audit Review Committee

● Oversees the independent registered public accounting firm’s qualifications, independence, and performance

● Assists the Board in overseeing the integrity of our financial statements, compliance with legal requirements, and the performance of our internal auditors

● Pre-approves all audit and allowable non-audit services by the independent registered public accounting firm

● With the assistance of Company management, approves the selection of the lead engagement partner of the independent registered public accounting firm

● Reports its activities to the full Board

● All members have been determined to be independent and financially literate under current NYSE listing standards

● The Board has also determined that Ms. Smith and Mr. Page are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards

2015 Meetings: 5 Members: Sherry M. Smith (Chair) Dipak C. Jain Michael O. Johanns Gregory R. Page Sheila G. Talton

Compensation Committee

● Makes recommendations to the Board regarding incentive and equity-based compensation plans

● Evaluates and approves the compensation of our executive officers (except for the compensation of our CEO, which is approved by the full Board), including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers

● Evaluates and approves compensation granted pursuant to the Company’s equity-based and incentive compensation plans, policies, and programs

● Retains, oversees, and assesses the independence of compensation consultants and other advisors

● Oversees our policies on structuring compensation programs for executive officers to preserve tax deductibility

● Reviews and discusses the CD&A with our management and determines whether to recommend to the Board that the CD&A be included in our filings with the SEC

● Reports its activities to the full Board

● All members have been determined to be independent under current NYSE listing standards, including those standards applicable specifically to compensation committee members

2015 Meetings: 6 Members: Vance D. Coffman (Chair) Crandall C. Bowles Clayton M. Jones Brian M. Krzanich Dmitri L. Stockton

Corporate Governance:
Board Oversight of Risk Management

Corporate Governance Committee

● Monitors corporate governance policies and oversees our Center for Global Business Conduct

● Reviews senior management succession plans and identifies and recommends to the Board individuals to be nominated as directors

● Makes recommendations concerning the size, composition, committee structure, and fees for the Board

● Reviews and reports to the Board on the performance and effectiveness of the Board and the Corporate Governance Committee

● Oversees the evaluation of our management

● Reports its activities to the full Board

● All members have been determined to be independent under current NYSE listing standards

2015 Meetings: 4 Members: Crandall C. Bowles (Chair) Vance D. Coffman Michael O. Johanns Clayton M. Jones Brian M. Krzanich

Finance Committee

● Reviews the policies, practices, strategies, and risks relating to the financial affairs of the Company

● Exercises oversight of the business of the Company’s Financial Services segment

● Formulates Company pension funding policies

● Oversees our pension plans

● Reports its activities to the full Board

● All members have been determined to be independent under current NYSE listing standards

2015 Meetings: 0 (created in December 2015; first meeting will take place in February 2016) Members: Gregory R. Page (Chair) Dipak C. Jain Sherry M. Smith Dmitri L. Stockton Sheila G. Talton

Board Oversight of Risk Management
The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing risks that may affect the Company.

Risk Management Approach
The Company maintains a structured risk management approach to enable the achievement of its strategic business objectives. Under this approach, risks are identified and classified into specified categories and escalated as needed within a well-defined internal risk management structure, which is administered at the management level by a Management Risk Committee consisting of the CEO and his direct reports. In turn, the Management Risk Committee is responsible for providing periodic reports to the Board regarding the Company’s risk management processes and reviewing with the Board high-priority areas of enterprise risk.

Dedicated risk management sessions typically take place at regularly-scheduled Board meetings each February and August, and risk management topics are also discussed as needed at other Board and committee meetings.

Board and Committee Risk Oversight Responsibilities
Each Board committee is responsible for oversight of risk categories related to the committee’s specific function, while the full Board exercises ultimate responsibility for overseeing the risk management function as a whole. The Board approved several changes to its allocation of risk oversight responsibilities in 2015. Most significantly, as discussed above under “Board Committees,” with the formation of the Finance Committee the Board has centralized its oversight of risks relating to the Company’s financial affairs.

Compensation of Directors

The respective areas of risk oversight exercised by the Board and its committees are as follows:

Board/Committee	Primary Areas of Risk Oversight
Full Board	● Oversees overall Company risk management function and regularly receives and evaluates reports and presentations from the Chairs of the Audit Review, Compensation, Corporate Governance, and Finance Committees on risk-related matters falling within each respective committee’s oversight responsibilities
Audit Review Committee	● Oversees operational, strategic, and legal and regulatory risks by regularly reviewing reports and presentations given by management, including our Senior Vice President and General Counsel, Senior Vice President and Chief Financial Officer, and Vice President, Internal Audit, as well as other operational Company personnel
● Regularly reviews our risk management practices and risk-related policies (for example, the Company’s Code of Business Conduct, risk management and insurance portfolio, and legal and regulatory reviews) and evaluates potential risks related to internal control over financial reporting
Compensation Committee	● Oversees potential risks related to the design and administration of our compensation plans, policies, and programs, including our performance-based compensation programs, to promote appropriate incentives that do not encourage unnecessary and excessive risk-taking by our executive officers or other employees
Corporate Governance Committee	● Oversees potential risks related to our governance practices by, among other things, reviewing succession plans and performance evaluations of the Board and CEO, monitoring legal developments and trends regarding corporate governance practices, and evaluating potential related person transactions
● Monitors risks relating to environmental factors as well as product safety and other compliance matters
Finance Committee	● Oversees operational and strategic risks related to the financial affairs of the Company, including capital structure and liquidity risks, and reviews the Company’s policies and strategies for managing financial exposure and contingent liabilities
● Oversees potential risks related to funding our U.S. qualified pension plans (other than the defined contribution savings and investment plans) and monitoring compliance with applicable laws and Company policies and objectives

Communication with the Board
If you wish to communicate with the Board you may send correspondence to: Corporate Secretary, Deere & Company, One John Deere Place, Moline, Illinois 61265-8098.

The Corporate Secretary will submit your correspondence to the Board or the appropriate committee, as applicable.

You may also communicate directly with the Presiding Director of the Board by sending correspondence to: Presiding Director, Board of Directors, Deere & Company, Department A, One John Deere Place, Moline, Illinois 61265-8098.

Political Contributions
To promote transparency and good corporate citizenship, we have since 2012 provided voluntary disclosure relating to the political contribution activities of the Company and its political action committee. This information is publicly available at www.deere.com/politicalcontributions.

Compensation of Directors

We have structured the compensation of our nonemployee directors with the following objectives in mind:

●	Recognize the substantial investment of time and expertise necessary for the directors to discharge their duties to oversee the global affairs of the Company
●	Align the directors’ interests with the long-term interests of our stockholders
●	Ensure that the compensation is easy to understand and is regarded positively by our stockholders and employees

We pay nonemployee directors an annual retainer along with additional fees to committee chairpersons and the Presiding Director as described below. We do not pay any other committee retainers or meeting fees. In addition, nonemployee directors

Compensation of Directors

are awarded restricted stock units (“RSUs”) after each annual meeting during their service as directors. A person who becomes a nonemployee director between annual meetings or who serves a partial term receives a prorated retainer and a prorated RSU award. We also reimburse directors for expenses related to meeting attendance. Directors who are employees receive no additional compensation for serving on the Board or its committees. Compensation for nonemployee directors is reviewed annually by the Corporate Governance Committee. No changes to nonemployee director compensation were approved in fiscal 2015. The following chart describes amounts we pay and the value of awards we grant to nonemployee directors:

Date Approved by Corporate
Governance Committee:	August 2013
Effective Date of Annual Amounts:	January 2014
Retainer	$120,000
Equity Award	$120,000
Presiding Director Fee	$20,000
Audit Review Committee Chair Fee	$20,000
Compensation Committee Chair Fee	$20,000
Corporate Governance Committee Chair Fee	$15,000
Finance Committee Chair Fee*	$15,000

* The Finance Committee chair fee was approved by the Corporate Governance Committee and the full Board in December 2015 in connection with the formation of the Finance Committee and will be paid to the chair of the Finance Committee in fiscal 2016. The chair fee for the Pension Plan Oversight Committee, the dissolution of which will become effective in February 2016, was $10,000 per year.

Under our Nonemployee Director Deferred Compensation Plan, directors may choose to defer some or all of their annual retainers until their retirement as a director. A director may elect to have these deferrals invested in either an interest-bearing account or an account with a return equivalent to an investment in Deere common stock.

Prior to fiscal 2008, nonemployee directors received their equity awards in the form of restricted shares. Since fiscal 2008, directors have received their equity awards in the form of RSUs. In fiscal 2012, the Board adopted stock ownership guidelines requiring each nonemployee director to own Company common stock equivalent in value to at least three times the director’s annual cash retainer. This ownership level must be achieved within five years of the date the director joins the Board. Restricted shares, RSUs, and any common stock held personally by the nonemployee director are included in determining whether the applicable ownership requirement has been achieved. Other than Mr. Johanns, who was first elected to the Board in January 2015, Mr. Stockton and Ms. Talton, who were first elected to the Board in May 2015, and Mr. Krzanich, who was first elected to the Board in January 2016, each nonemployee director has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement. Additionally, we require nonemployee directors to hold all equity awards until the occurrence of one of the following triggering events: retirement from the Board, total and permanent disability, death, or a change in control of Deere combined with a qualifying termination of the director. The directors are prohibited from selling, gifting, or otherwise disposing of their equity awards prior to the occurrence of a triggering event. While the restrictions are in effect, the nonemployee directors may vote the restricted shares (but not shares underlying RSUs) and receive dividends on the restricted shares and dividend equivalents on the RSUs.

In fiscal 2015, we provided the following compensation to our nonemployee directors:

			Nonqualified
	Fees Earned		Deferred
	or Paid in	Stock	Compensation
Name*	Cash (1)	Awards (2)	Earnings (3)	Total
Crandall C. Bowles	$135,000	$119,966	$—	$254,966
Vance D. Coffman	$140,000	$119,966	$—	$259,966
Charles O. Holliday, Jr.	$160,000	$119,966	$—	$279,966
Dipak C. Jain	$120,000	$119,966	$20,610	$260,576
Michael O. Johanns (4)	$100,000	$135,637	$—	$235,637
Clayton M. Jones	$120,000	$119,966	$—	$239,966
Joachim Milberg	$120,000	$119,966	$—	$239,966
Richard B. Myers	$120,000	$119,966	$—	$239,966
Gregory R. Page	$120,000	$119,966	$843	$240,809
Thomas H. Patrick (5)	$130,000	$119,966	$—	$249,966
Sherry M. Smith	$120,000	$119,966	$2,122	$242,088
Dmitri L. Stockton (6)	$50,000	$93,441	$—	$143,441
Sheila G. Talton (6)	$50,000	$93,441	$—	$143,441

* Brian M. Krzanich did not receive any compensation in fiscal 2015 and as such is not included in this table.

(1) All fees earned in fiscal 2015 for services as a director, including Committee Chairperson and Presiding Director fees, whether paid in cash or deferred under the Nonemployee Director Deferred Compensation Plan, are included in this column.

(2) Represents the aggregate grant date fair value of RSUs computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, and does not correspond to the actual value that will be realized by the nonemployee directors. The values in this column exclude the effect of estimated forfeitures. All grants are fully expensed in the fiscal year granted based on the grant price (the average of the high and low price for Deere common stock on the grant date). For fiscal 2015, the grant date was March 4, 2015, and the grant price was $90.54.

Security Ownership of Certain Beneficial Owners and Management

The nonemployee director grant date is seven calendar days after the Annual Meeting. The assumptions made in valuing the RSUs reported in this column are discussed in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2015. The following table lists the cumulative restricted shares and RSUs held by the nonemployee directors as of October 31, 2015:

	Restricted
Director Name*	Stock	RSUs
Crandall C. Bowles	19,916	13,245
Vance D. Coffman	6,532	13,245
Charles O. Holliday, Jr.	1,160	13,245
Dipak C. Jain	13,234	13,245
Michael O. Johanns	—	1,507
Clayton M. Jones	824	13,245
Joachim Milberg	10,708	13,245
Richard B. Myers	3,176	13,245
Gregory R. Page	—	3,697
Thomas H. Patrick	19,252	13,245
Sherry M. Smith	—	5,847
Dmitri L. Stockton	—	991
Sheila G. Talton	—	991

* Brian M. Krzanich did not hold any restricted shares or RSUs as of October 31, 2015 and as such is not included in this table.

(3) Directors are eligible to participate in the Nonemployee Director Deferred Compensation Plan. Under this plan, participants may defer part or all of their annual cash compensation. For these deferrals, two investment choices are available:

●

an interest-bearing alternative that pays interest at the end of each calendar quarter (i) for amounts deferred during or after fiscal 2010 at a rate based on the Moody’s “A”-rated Corporate Bond Rate and (ii) for amounts deferred prior to fiscal 2010 at a rate based on the prime rate as determined by the Federal Reserve Statistical Release plus 2%; or

●	an equity alternative denominated in units of Deere common stock that earns additional shares each quarter at the quarterly dividend rate on Deere common stock.

Amounts included in this column represent the above-market earnings on any amounts deferred under the Nonemployee Director Deferred Compensation Plan. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable investment choice and 120% of the applicable federal long-term rate.

(4) Mr. Johanns was elected to the Board effective January 8, 2015. His compensation amounts reflect a partial year award for the retainer fees for the period from January 2015 through October 2015, a pro-rated RSU award for the period from January 8, 2015 through the February 2015 annual meeting, and a full RSU award granted in March 2015.

(5) The amount set forth in the “Fees Earned or Paid in Cash” column for Mr. Patrick includes the $10,000 fee Mr. Patrick received in fiscal 2015 for his services as Chair of the Pension Plan Oversight Committee, which will be dissolved effective February 2016.

(6) Mr. Stockton and Ms. Talton were elected to the Board effective May 27, 2015. Their compensation amounts reflect a partial year award for the retainer fees for the period from June 2015 through October 2015 and a pro-rated RSU award for the period from May 27, 2015 through the February 2016 annual meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table shows the number of shares of Deere common stock beneficially owned as of December 31, 2015 (unless otherwise indicated) by:

●	each person who, to our knowledge, beneficially owns more than 5% of our common stock;
●	each individual who was serving as a nonemployee director as of December 31, 2015;
●	each of the named executive officers listed in the Summary Compensation Table of this Proxy Statement; and
●	all individuals who served as directors or executive officers on December 31, 2015, as a group.

A beneficial owner of stock is a person who has sole or shared voting power, meaning the power to control voting decisions, or sole or shared investment power, meaning the power to cause the sale or other disposition of the stock (represented in column (a) below). A person is also considered the beneficial owner of shares to which that person has the right to acquire beneficial ownership (within the meaning of the preceding sentence) within 60 days. For this reason, the following table includes exercisable stock options (represented in column (b) below) and options, restricted shares, and RSUs that would become exercisable or be settled within 60 days of December 31, 2015 at the discretion of an individual identified in the table (for example, upon retirement) (represented in column (c) below).

Security Ownership of Certain Beneficial Owners and Management

All individuals listed in the table have sole voting and investment power over the shares unless otherwise noted. As of December 31, 2015, Deere had no preferred stock issued or outstanding.

	Shares		Options, Restricted
	Beneficially		Shares, and RSUs
	Owned	Exercisable	Available		Percent of
	And Held	Options	Within 60 Days		Shares
	(a)	(b)	(c)	Total	Outstanding
Greater Than 5% Owners
Cascade Investment, L.L.C. (1)
2365 Carillon Point
Kirkland, WA 98033	30,508,573	—	—	30,508,573	9.6%
The Vanguard Group, Inc. (2)
100 Vanguard Blvd.
Malvern, PA 19355	20,955,862	—	—	20,955,862	6.6%

Non-Employee Directors (3)
Crandall C. Bowles	2,800	—	33,161	35,961	*
Vance D. Coffman	—	—	19,777	19,777	*
Charles O. Holliday, Jr.	—	—	14,405	14,405	*
Dipak C. Jain	—	—	26,479	26,479	*
Michael O. Johanns	—	—	1,507	1,507	*
Clayton M. Jones	—	—	14,069	14,069	*
Joachim Milberg	—	—	23,953	23,953	*
Richard B. Myers	—	—	16,421	16,421	*
Gregory R. Page	3,750	—	3,697	7,447	*
Thomas H. Patrick	—	—	32,497	32,497	*
Sherry M. Smith	—	—	5,847	5,847	*
Dmitri L. Stockton	—	—	991	991	*
Sheila G. Talton	—	—	991	991	*

Named Executive Officers (4)
Samuel R. Allen	141,174	868,737	130,073	1,139,984	*
James M. Field	26,657	121,786	—	148,443	*
Jean H. Gilles	26,633	148,840	25,905	201,378	*
Rajesh Kalathur	9,085	95,986	—	105,071	*
Michael J. Mack, Jr.	45,744	116,425	27,507	189,676	*

All directors and executive officers as a group (22 persons) (5)	308,323	1,663,008	402,739	2,374,070	*

* Less than 1% of the outstanding shares of Deere common stock.

(1) The ownership information for Cascade Investment, L.L.C. (“Cascade”) is based on information supplied by Cascade in a statement on Schedule 13D filed with the SEC on June 1, 2015. All shares of common stock held by Cascade may be deemed beneficially owned by William H. Gates III as the sole member of Cascade. Cascade has sole voting power and sole dispositive power over 30,508,573 shares owned.

(2) The ownership information for The Vanguard Group, Inc. (“Vanguard”) is based on information supplied by Vanguard in a statement on Schedule 13G filed with the SEC on February 10, 2015. Vanguard holds the shares in its capacity as a registered investment advisor on behalf of numerous investment advisory clients, none of which is known to own more than five percent of Deere’s shares. Vanguard has sole voting power over 613,320 shares owned and sole dispositive power over 20,370,403 shares owned.

Review and Approval of Related Person Transactions

(3) The table includes restricted shares and RSUs awarded to directors under the Deere & Company Nonemployee Director Stock Ownership Plan (see footnote (2) to the Fiscal 2015 Director Compensation Table). Restricted shares and RSUs may not be transferred prior to retirement as a director. RSUs are payable only in Deere common stock following retirement and have no voting rights until they are settled in shares of stock. In addition, directors own the following number of deferred stock units, which are payable solely in cash under the terms of the Nonemployee Director Deferred Compensation Plan:

Director	Deferred Units
Crandall C. Bowles	38,890
Vance D. Coffman	23,559
Dipak C. Jain	6,867
Michael O. Johanns	1,464
Gregory R. Page	2,174
Thomas H. Patrick	14,195
Dmitri L. Stockton	906

(4) See the Outstanding Equity Awards at Fiscal 2015 Year-End table for additional information regarding equity ownership for NEOs as of October 31, 2015.

(5) The number of shares shown for all directors and executive officers as a group includes 124,982 shares owned jointly with family members over which the directors and executive officers share voting and investment power.

Review and Approval of Related Person Transactions

The Board has adopted a Related Person Transactions Approval Policy (the “Related Person Policy”). Under the Related Person Policy, our Corporate Governance Committee is responsible for reviewing, approving, and/or ratifying all related person transactions.

The following are considered to be “related persons” under the Related Person Policy:

(1) executive officers and directors of Deere;

(2) any holder of 5% or more of Deere’s voting securities; and

(3) immediate family members of anyone in categories (1) or (2).

A related person transaction is a transaction, relationship, or arrangement between a related person and Deere where:

●	the amount involved exceeds $120,000; and
●	any related person (as defined above) has or will have a direct or indirect material interest in the transaction.

Each year, our directors and executive officers complete questionnaires designed to elicit information about potential related person transactions. In addition, the directors and officers must promptly advise our Corporate Secretary if there are any changes to the information they previously provided. After consultation with our General Counsel, management, and outside counsel, as appropriate, our Corporate Secretary determines whether the transaction is reasonably likely to be a related person transaction. Transactions deemed reasonably likely to be related person transactions are submitted to the Corporate Governance Committee for consideration at its next meeting. If action is required prior to the next meeting, the transaction is submitted to the Chairperson of the Corporate Governance Committee (the “Chairperson”) and the Chairperson’s determination is then reported to the Corporate Governance Committee at its next meeting.

When evaluating potential related person transactions, the Corporate Governance Committee or the Chairperson, as applicable, considers all reasonably available relevant facts and circumstances and approves only those related person transactions determined in good faith to be in compliance with or not inconsistent with our Code of Ethics, Code of Business Conduct, and the best interests of our stockholders.

Patrick E. Mack, formerly an employee in the Company’s Financial Services division, is the brother of Michael J. Mack, Jr., the Group President of that division. Patrick E. Mack retired in fiscal 2015. Prior to retirement, Patrick E. Mack received $637,577 in direct cash compensation in fiscal 2015, along with stock options valued at $275,065 at the time of grant (33% of which were forfeited based on the timing of Mr. Mack’s retirement — see footnote (5) to Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control for further information regarding forfeiture of stock options in the event of retirement). Patrick E. Mack’s fiscal 2015 compensation was consistent with that of other employees at the same grade level. Because Patrick E. Mack was no longer an active employee at the end of the fiscal year and because his employment relationship had previously been approved by the Corporate Governance Committee, this transaction was not required to be submitted to the Corporate Governance Committee for approval pursuant to the Related Person Policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, certain of our officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulations to furnish Deere with copies of all such Section 16(a) forms.

We help our directors and officers prepare and file the required reports. We have established procedures where the directors and officers (and others on their behalf) provide us with the relevant information regarding their transactions in Deere shares. Based on this information, we prepare and file the required ownership reports on behalf of the directors and officers. We have reviewed the reports we prepared and filed. In addition, our directors and officers have made written statements to us regarding their Deere stock ownership and reports. Based solely upon a review of these statements and reports, we believe that all Section 16(a) filing requirements applicable to our insiders were complied with during 2015.

Item 2 – Advisory Vote on
Executive Compensation

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of the executives named in the Summary Compensation Table of this Proxy Statement (the “Named Executive Officers” or “NEOs”) as disclosed in the Compensation Discussion & Analysis (“CD&A”) and tabular and narrative executive compensation disclosures of this Proxy Statement. The Company’s practice, which was approved by its stockholders at the 2011 annual meeting, is to conduct this non-binding vote on an annual basis.

SUPPORTING STATEMENT

Pay for Performance
Deere’s compensation philosophy is to pay for performance, support Deere’s business strategies, and offer competitive compensation arrangements. Our compensation programs consist of elements designed to complement one another and reward achievement of short-term and long-term objectives. The metrics used for our incentive programs are associated with operating performance or based upon a function of the Company’s stock price with linkage to revenue growth and total shareholder return (“TSR”). See the “Pay for Performance for Three Years Ended October 31, 2014” graph in the Executive Summary of the CD&A, which highlights our success in aligning executive compensation with the Company’s financial performance.

Program Design
In the CD&A, we provide stockholders with a detailed description of our compensation programs and philosophy. Our compensation approach is supported by the following principles, among others, as fully described in the CD&A:

●	Attracting, retaining, and motivating high-caliber executives
●	With greater responsibility, placing a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives
●	Recognizing the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
●	Providing opportunity for NEOs to be long-term stockholders of Deere
●	Structuring compensation programs to be regarded positively by our stockholders and employees

The Board believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this Proxy Statement is consistent with our compensation philosophy and aligns with the pay practices of our peer group.

FOR THE REASONS STATED, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING NON-BINDING RESOLUTION: “RESOLVED, that the stockholders approve the compensation of the NEOs as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures.”

Effect of Proposal
The say-on-pay resolution is non-binding. The approval or disapproval of this proposal by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remains with the Board and the Compensation Committee. The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of the Company and its stockholders.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Compensation Committee will carefully consider the outcome of the advisory vote and those opinions when making future compensation decisions.

Compensation Discussion & Analysis

In this section, we provide a detailed description of our compensation programs, including the philosophy and strategy underpinning the programs, the individual elements of the programs, the methodology and processes used by the Board and the Compensation Committee (the “Committee”) to make compensation decisions, and the relationship between Company performance and compensation delivered in fiscal 2015. The discussion in this CD&A focuses on the compensation of our CEO, CFO, and the next three most highly compensated executive officers (the “NEOs”) for the fiscal year ended October 31, 2015, who were:

Name	Title
Samuel R. Allen	Chairman and Chief Executive Officer
Rajesh Kalathur	Senior Vice President and Chief Financial Officer
James M. Field	President, Agricultural Equipment Operations
Jean H. Gilles	Senior Vice President, John Deere Power Systems, Worldwide Parts Services, Advanced Technology and Engineering, and Global Supply Management and Logistics
Michael J. Mack, Jr.	Group President, John Deere Financial Services, Global Human Resources, and Public Affairs

Executive Summary
Our compensation strategy is designed to motivate our NEOs and salaried employees to execute our business strategy and strive for higher Company performance while maintaining our core values of quality, innovation, integrity, and commitment. In order to ensure that our compensation strategy aligns with our core values and drives performance across the Company, we regularly compare our compensation practices and governance against market best practices. Here are some of the best practices we have incorporated into our compensation programs:

●	We use a combination of short-term and long-term incentives to ensure a strong connection between Deere’s performance and actual compensation delivered.
●	We do not enter into employment agreements with our executives except where legally required.
●	Burn rate and dilution associated with our equity incentive program are reviewed annually by the Committee and have historically been competitive within our peer group.
●	Our equity incentive plan prohibits us from: (i) granting stock options with an exercise price less than the fair market value of the Company’s common stock on the date of grant; (ii) re-pricing stock options without the prior approval of our stockholders; (iii) cashing out “underwater” stock options; and (iv) including reload provisions in any stock option grant.
●	We annually conduct a review of all our compensation plans, policies, and significant practices as well as a comprehensive review of risks associated with compensation.
●	Our executive officers (including the NEOs) participate in Company benefits programs (including health care, life insurance, disability, and retirement plans) on the same basis as other full-time employees of the Company.
●	We do not provide tax gross ups for executives except for those available to all employees generally. We do not provide excise tax gross ups upon a change in control to any employees.
●	We include a “double-trigger” change in control provision in our executive Change in Control Severance Program as well as our current equity plan, under which participants will receive severance benefits only if both a change in control and qualifying termination occur.
●	Executive perquisites are limited and reviewed annually by the Committee.
●	The Committee and Company management regularly evaluate our peer group and pay positioning under a range of performance scenarios.
●	The Committee is advised by an independent compensation consultant that does not perform other significant services for the Company.
●	We have adopted an Executive Incentive Compensation Recoupment Policy to ensure accountability in the presentation of our financial statements.
●	We have established stock ownership requirements to ensure the retention of stock by our directors and executives and strengthen the relationship between compensation and performance.
●	We prohibit all directors and employees, including our executive officers, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against price declines by the Company’s stock.
●	We prohibit our directors and officers from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations.

In addition to the practices described above, we have raised the primary performance goals under our Short-Term Incentive (“STI”) plan starting in fiscal 2016. We have also modified the investment options available under our Defined Contribution Restoration Plan (which allows

Compensation Discussion & Analysis: Executive Summary

certain executives to defer 401(k) contributions that would otherwise be limited by the U.S. Internal Revenue Code (“IRC”)), effectively eliminating the ability of participants to achieve above-market returns on new deferrals. These actions exemplify the commitment of the Company and the Committee to continually review and modify our compensation programs to enhance the relationship between pay and performance and ensure alignment with our business strategy.

Pay for Performance Review and Analysis
Pay for performance is an essential component of our longstanding compensation philosophy. Our compensation approach is designed to motivate our executives, including our NEOs, to substantially contribute individually and collaboratively to the Company’s long-term, sustainable growth and help us achieve our aspiration to distinctively serve our customers – those linked to the land – through a great business. To achieve this aspiration, our business strategy is grounded in the following core success factors:

●	Exceptional operating performance;
●	Disciplined growth of shareholder value added (“SVA”); and
●	Aligned high-performance teamwork.

We continue to demonstrate our commitment to stockholders through our performance-based compensation programs using metrics that align with our business strategy:

●	To align compensation with exceptional operating performance, we use Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) as the metrics for our STI plan. These metrics are designed to incentivize the efficient use of assets and capital. STI goals are adjusted based on the Company’s position within the business cycle to ensure the level of difficulty of earning STI awards will be comparable for a range of sales volumes and capacity utilization levels.

2015 OROA Performance

●	To align compensation with disciplined growth, we use SVA as the metric for our Mid-Term Incentive (“MTI”) plan. SVA measures our success in delivering sustained growth in economic profitability.

Deere Enterprise SVA

●	To align compensation with stockholder experience, our Long-Term Incentive (“LTI”) plan utilizes stock options and restricted stock units (“RSUs”), whose ultimate values are tied to the Company’s stock price, and performance stock units (“PSUs”), the ultimate value of which also depends on relative revenue growth and TSR as compared to the S&P Industrial Sector.

PSU Performance Metrics for 3-Year Period Ended 10/31/15

Compensation Discussion & Analysis: Executive Summary

The following chart describes the direct and indirect components of our compensation strategy:

COMPENSATION STRATEGY

TOTAL DIRECT COMPENSATION				TOTAL INDIRECT COMPENSATION
Short-Term Compensation		Long-Term Compensation		Other Compensation and Benefits
Base Salary	STI	MTI	LTI
Fixed cash component	Annual cash award for profitability and efficient operations during the fiscal year	Cash award for sustained profitable growth during a multi-year period	Equity award for creation of stockholder value, as reflected by the Company’s stock price, with linkage to revenue growth and TSR	Perquisites; Retirement Benefits; Deferred Compensation Benefits; Additional Benefits Payable upon a Change-in-Control Event

As our NEOs assume greater responsibility, our pay for performance approach provides that: (1) a larger portion of their total compensation should be “at-risk” in the form of short-term, mid-term, and long-term incentive awards; and (2) a larger proportion of their incentive awards should be in the form of long-term awards, in order to drive sustainable growth of stockholder value. The following chart illustrates the allocation of all fiscal 2015 Total Direct Compensation components at target for our CEO and for our other NEOs as a group. This chart highlights the Company’s emphasis on long-term and at-risk compensation.

2015 Target Direct Compensation Mix for Named Executive Officers

Compensation Discussion & Analysis: Executive Summary

The Committee believes that the Company’s Total Direct Compensation program is strongly aligned with stockholders’ interests. Each performance metric is rigorously reviewed for alignment with stockholder value creation and performance goals are consistently calibrated to deliver meaningful value to stockholders. Even though financial results may not always align with relative TSR results in the short run, the Committee believes that the stockholders’ interests are best served over time by a balanced compensation program that takes a long-term, holistic view of the Company’s business strategy and recognizes the cyclicality of the industries in which the Company operates while also tying certain elements of compensation directly to relative TSR results.

In addition, in light of recent stock price performance as well as in recognition of current challenging business conditions in the agriculture and construction industries, and in spite of strong financial performance against performance goals previously established under the STI and MTI programs, Mr. Allen has requested that the Board reduce his cash incentive plan compensation for fiscal 2015. The Board considered Mr. Allen’s request and agreed to exercise its discretion to reduce his cash incentive awards by 25%, resulting in total payments under these awards of $1.8 million less than the amounts he would have otherwise earned based on previously-approved plan metrics and goals and actual performance results (see footnote (4) to the Fiscal 2015 Summary Compensation Table).

Consultant Review of Pay for Performance Relative to Peer Group
In the course of reviewing our overall executive compensation program, the Committee’s consultant, Pearl Meyer, LLC (“Pearl Meyer”), reviewed the relationship between total realizable compensation and our performance for the three fiscal years ended October 31, 2014. This approach was selected because this is the most recent time period coinciding with our fiscal year-end for which corresponding compensation information is available for our peer companies. The review was conducted to understand the degree of alignment between total compensation delivered to our NEOs during the period and our performance relative to our peer group as identified in the “Market Analysis” section below. For purposes of this review, “company performance” is defined as TSR. “Total realizable compensation” for Deere’s NEOs is defined as the sum of the following components:

1. Actual base salaries paid over the three-year period;

2. Actual STI awards paid over the three-year period;

3. The Black-Scholes value as of October 31, 2014 of any stock options granted over the three-year period;

4. The value as of October 31, 2014 of RSUs granted over the three-year period;

5. The value as of October 31, 2014 of PSUs reflecting actual performance for (i) the 2012-2014 performance cycle and (ii) the in-process 2013-2015 and 2014-2016 performance cycles; and

6. The value of actual MTI payouts made over the three-year period.

For peer company long-term incentives, realizable pay includes cash- and equity-based long-term incentive plan and performance share plan payouts for performance cycles fully contained within the 3-year period with award values multiplied by a factor that reflects grant frequency and long-term incentive vehicle mix.

Pearl Meyer’s analysis, as shown in the graph below, reveals that realizable pay for our CEO and the other NEOs was reasonably aligned with Deere’s relative TSR over the relevant time period. Deere had the second lowest TSR in the peer group over that period while realizable pay levels were between the 25th and 50th percentiles for our CEO and well below the 25th percentile for our other NEOs. Based on these results, combined with the results of past comparisons of pay and performance alignment as discussed in our proxy statements for previous years, we believe that our pay programs are effective at ensuring that pay levels for our executives are aligned with performance.

Pay for Performance for Three Years Ended
October 31, 2014

Relative Total Shareholder
Return vs. Peers

The Company works closely with the Committee and the Committee’s outside consultant to continually review its compensation programs to ensure that they meet the objectives of the Company’s compensation philosophy.

Compensation Discussion & Analysis: 2015 Compensation Overview

2015 Compensation Overview
At Deere, we remain committed to our longstanding compensation philosophy, which incorporates the principles of paying for performance, supporting business strategies, and paying competitively. The Committee believes this philosophy continues to drive our NEOs and salaried employees to produce sustainable, positive results for the Company and our stockholders.

Compensation Strategy and Objectives
Our compensation strategy includes Total Direct Compensation (base salary, short-term, mid-term, and long-term incentive compensation) and Total Indirect Compensation (other compensation and benefits). The award ranges and values for each of the incentive compensation components are tied to our performance through association with operating metrics or as a function of our stock price. As discussed above, we have chosen financial metrics that align compensation with our business strategy and our stockholders’ interests. This alignment is further accomplished by keeping our metrics simple, transparent, and consistently communicated from year to year. SVA, for example, has been published in our annual report every year since 2002 in the section following the Chairman’s message.

Although this compensation strategy applies to most salaried employees, this Proxy Statement focuses on its applicability to our NEOs based on the following principles:

●	Attract, retain, and motivate high-caliber executives
●	With greater responsibility, place a larger portion of total compensation “at-risk” with a larger portion tied to long-term incentives
●

Provide the appropriate level of reward for performance (below median total compensation for substandard Company performance; median total compensation for median levels of performance; and upper quartile total compensation for sustained upper quartile performance)

●	Recognize the cyclical nature of our equipment businesses and the need to manage value throughout the business cycle
●	Provide opportunity for NEOs to be long-term stockholders of the Company
●	Structure compensation programs to meet the tax deductibility criteria of the IRC where practicable
●	Structure compensation programs to be regarded positively by our stockholders and employees

Compensation Elements
The elements of our compensation program are summarized in the table below:

Component	Purpose	Characteristics	Fiscal 2015 Actions and Results
Base Salary	Reward for level of responsibility, experience, and sustained individual performance	Fixed cash component targeted at our peer group median; Base salary can vary from the market due to individual performance, experience, time in position, and internal equity considerations	Mr. Allen did not receive an increase to base salary for 2015, while the other NEOs received increases of 3-5%
Discretionary Bonus Awards	To recognize outstanding individual achievement	A cash award that may not exceed 20% of base salary, except in unusual circumstances	No discretionary bonuses were awarded in fiscal 2015 to our NEOs
Short-Term Incentive (“STI”)	Reward for the achievement of higher profitability through operating efficiencies and asset management during the fiscal year

A target STI award is designed to provide median annual cash compensation compared with our peer group when combined with base salary and median overall compensation compared with our peer group when combined with base salary, a target MTI award, and a base-level LTI award

Due to continued strong OROA and ROE results, the STI payout was 199% of target, resulting in an STI award of $2.8 million* for the CEO and awards ranging from $0.9 million to $1.1 million for the other NEOs

Mid-Term Incentive (“MTI”)	Reward for the achievement of sustained profitable growth over a multi-year performance period

Cash portion of long-term compensation; A target MTI award is designed to provide median compensation compared with our peer group in combination with base salary, a target STI award, and a base-level LTI award

Due to strong SVA results in the first two years of the performance period, the MTI payout was 200% of target, resulting in an MTI award of $2.7 million* for the CEO and awards of approximately $1 million each for the other NEOs

* Reflects voluntary 25% reduction to CEO cash incentive awards, as discussed elsewhere in this Proxy Statement

Compensation Discussion & Analysis: Compensation Methodology and Process

Component	Purpose	Characteristics	Fiscal 2015 Actions and Results
Long-Term Incentive (“LTI”)	Reward for the creation of stockholder value as reflected by our stock price with linkage to revenue growth and TSR

Equity-based portion of long-term compensation; A base-level LTI award is designed to provide median compensation compared with our peer group when combined with base salary and target STI and MTI awards and can be increased (up to 20%) or decreased (down to $0) at the Committee’s discretion; Award is delivered through a combination of PSUs, RSUs, and stock options; Ultimate value of award depends on our stock price and operating performance

In December 2014 the CEO received a base-level LTI award valued at $7.6 million while the other NEOs’ LTI awards were increased an average of 10% over base-level and ranged from $1.4-$1.7 million
Perquisites	Provide our executives with selected benefits commensurate with those provided to executives at our peer group companies	Types of compensation that personally benefit an employee, are not related to job performance, and are available to a select group of employees	There were no changes to perquisites in fiscal 2015 that affected our NEOs
Retirement Benefits	Provide income upon retirement	Defined benefit pension plans plus a 401(k) plan; Our matches to the 401(k) plan are based on the applicable pension option and Company performance	There were no changes to retirement benefits in fiscal 2015 that affected our NEOs
Deferred Compensation Benefits	Allow executives to defer compensation on a tax-efficient basis

Executives can elect to defer base salary, STI, or MTI into the Voluntary Deferred Compensation Plan; Executives participating in the Contemporary pension option can defer employee contributions and receive matching employer contributions under the Defined Contribution Restoration Plan; RSUs may also be deferred

We modified the investment options available under the Defined Contribution Restoration Plan, effectively eliminating the ability of participants to achieve above-market returns on new deferrals
Potential Payments upon Change in Control	Encourage executives to operate in the best interests of stockholders both before and after a Change in Control event	Contingent in nature; Most elements are payable only if an NEO’s employment is terminated as specified under various plans	There were no changes in fiscal 2015 that affected our NEOs
Other Potential Post-Employment Payments	Provide potential payments under the scenarios of death, disability, retirement, termination without cause or for cause, and voluntary separation	Contingent in nature; Amounts are payable only if an NEO’s employment is terminated as specified under the arrangements of various plans	There were no changes in fiscal 2015 that affected our NEOs

Compensation Methodology and Process
Independent Review and Approval of Executive Compensation
The Committee, all the members of which are independent under current NYSE listing standards, is responsible for reviewing and approving goals and objectives related to incentive compensation for the majority of salaried employees. The Committee evaluates the NEOs’ performances in relation to established goals and ultimately approves the compensation for the NEOs (except for the CEO). See the “Board Committees” section of this Proxy Statement for a detailed listing of Committee responsibilities and members.

Compensation Discussion & Analysis: Compensation Methodology and Process

The Committee does not delegate any substantive responsibilities related to the compensation of NEOs and exercises its independent judgment when approving executive compensation. No member of the Committee is a former or current officer of Deere or any of its subsidiaries.

The Committee periodically reviews compensation delivery to ensure its alignment with our business strategy, the Company’s performance, and the interests of our employees and stockholders. In addition, the Committee periodically reviews market practices for all significant elements of executive compensation and approves necessary adjustments to remain competitive.

The Corporate Governance Committee of the Board directs an annual evaluation process of the CEO. Generally, at the Board meeting in August of each year, the full Board (in executive session without the CEO present) evaluates the CEO’s performance. The Committee considers the Board’s evaluation when providing recommendations to the Board for the CEO’s compensation. The Committee’s recommendations for the CEO’s compensation are presented to and approved by the independent members of the Board. The CEO does not play a role in and is not present during discussions regarding his own compensation.

The CEO plays a significant role in setting the compensation for the other NEOs. The CEO presents an evaluation of each NEO’s individual performance. The CEO also provides recommendations for changes to the NEOs’ base salaries and LTI awards. Since the STI and MTI awards are calculated using predetermined factors, the CEO does not provide recommendations for changes to the other NEOs’ STI and MTI awards. The Committee has the discretion to accept, reject, or modify the CEO’s recommendations. The other NEOs are not present during these discussions.

As part of its process for making compensation decisions, the Committee reviews the results of the Company’s most recent annual advisory “say-on-pay” vote. A substantial majority (approximately 93%) of our stockholders who voted on the “say-on-pay” proposal in our fiscal 2014 proxy statement approved our executive compensation as described in the CD&A and tabular and narrative disclosures. The Committee took account of this strong level of stockholder support, among other things, in determining to apply the same effective principles and philosophy in structuring our executive compensation program for fiscal 2015.

The Role of the Compensation Consultant
The Committee has retained Pearl Meyer as its compensation consultant. Pearl Meyer reviews our executive compensation program design and assesses our compensation approach relative to our performance and the market. The Committee has sole responsibility for setting and modifying Pearl Meyer’s compensation, determining the nature and scope of its services, evaluating its performance, and terminating its engagement and/or hiring another compensation consultant at any time.

Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in general discussions regarding executive compensation issues. While the Committee considers input from Pearl Meyer, ultimately the Committee’s decisions reflect many factors and considerations. Management works with Pearl Meyer at the Committee’s direction to develop materials and analysis essential to the Committee’s compensation evaluations and determinations. Such materials include competitive market assessments and summaries of current legal and regulatory developments.

During fiscal 2015, Pearl Meyer performed the following specific services:

●	Provided information throughout the fiscal year on executive compensation trends and external developments, including regulatory changes
●	Provided an annual competitive evaluation of total compensation for the NEOs, as well as overall compensation program share usage, dilution, and fair value expense
●	Reviewed the competitiveness of actual pay delivered in relation to performance as compared against the peer group
●	Provided recommendations on CEO total compensation to the Committee at its December meeting, without prior review by our CEO
●	Reviewed our CEO’s compensation recommendations with respect to the other NEOs
●	Reviewed Committee agendas and supporting materials in advance of each meeting, and raised questions/issues with management and the Committee Chair, as appropriate
●	Provided guidance and recommendations on incentive plan design, including rigor of metrics and goals
●	Reviewed drafts and commented on the CD&A and related compensation tables in the proxy statement
●	Reviewed the peer group used for market analyses and recommended no changes for fiscal 2015

Pearl Meyer periodically meets independently with the Chair of the Committee to discuss compensation matters. In addition, Pearl Meyer regularly participates in executive sessions with the Committee (without any of the Company’s personnel or executives present) to discuss compensation matters. Pearl Meyer does not provide other significant services to Deere and has no other direct or indirect business relationships with Deere or any of its affiliates. Taking these and other factors into account, the Committee has determined that the work performed by Pearl Meyer does not raise any conflicts of interest. Additionally, based on its analysis of the factors identified in the Committee’s charter as being relevant to compensation consultant independence, the Committee has concluded that Pearl Meyer is independent of the Company’s management.

Compensation Discussion & Analysis: Fiscal 2015 Executive Compensation Peer Group

Market Analysis
To ensure that total compensation for our NEOs aligns with the market, we compared our compensation and performance against the companies in our executive compensation peer group. This comparison includes an evaluation of the mix of cash versus equity and short-term versus long-term components. The companies in the peer group that we used in our fiscal 2015 market analysis process, listed in the chart below, are similar to Deere in terms of sales volume, products, services, market capitalization, and/or global presence.

Fiscal 2015 Executive Compensation Peer Group

			Revenues *	Market Value 10/31/2015
Company	Fiscal Year	Employees *	($MM)	($MM)
3M Company	Dec 14	89,800	$31,821	$96,796
Alcoa Inc.	Dec 14	59,000	$23,906	$11,699
The Boeing Company	Dec 14	165,500	$90,762	$99,205
Caterpillar Inc.	Dec 14	114,233	$55,184	$42,497
Cummins Inc.	Dec 14	54,600	$19,255	$18,386
E.I. du Pont de Nemours and Company	Dec 14	63,000	$34,906	$55,564
Eaton Corp. Plc	Dec 14	102,000	$22,552	$25,875
Emerson Electric Co.	Sep 15	110,800	$22,304	$31,037
General Dynamics Corporation	Dec 14	99,500	$30,852	$46,970
Honeywell International Inc.	Dec 14	127,000	$40,306	$79,597
Illinois Tool Works Inc.	Dec 14	49,000	$14,484	$33,419
Johnson Controls, Inc.	Sep 15	139,000	$37,179	$29,250
Lockheed Martin Corporation	Dec 14	112,000	$45,600	$67,553
Northrop Grumman Corporation	Dec 14	64,300	$23,904	$34,242
PACCAR Inc	Dec 14	23,300	$18,997	$18,691
Raytheon Company	Dec 14	61,000	$22,826	$35,349
United Technologies Corporation	Dec 14	211,500	$64,270	$87,292
Whirlpool Corporation	Dec 14	100,000	$19,872	$12,522
Xerox Corporation	Dec 14	147,500	$19,540	$ 9,506

75th Percentile		117,425	$37,961	$58,561
Median		99,750	$26,385	$33,831
25th Percentile		60,500	$21,696	$23,870

Deere & Company	Oct 15	57,200	$28,863	$25,597
Deere Percentile		16th	53rd	26th

Source: Factset Research Systems, Inc.
* Reflects employees and revenues for last reported fiscal year

Compensation paid by our peer group is representative of the compensation we believe is required to attract, retain, and motivate executive talent. The Committee, in consultation with Pearl Meyer, periodically reviews the peer group list to confirm that it continues to be an appropriate point of reference for NEO compensation. No changes were made to the peer group for fiscal 2015.

Total Direct Compensation Elements
The following information describes each direct compensation element, including discussion of performance metrics where applicable.

Base Salary
In determining salary levels for each of our NEOs, the Committee takes into consideration factors such as fulfillment of job responsibilities, the financial and operational performance of the activities directed by the NEO, experience, time in position, internal equity, and potential. The Committee also considers each NEO’s current salary as compared to the salary range and the median salary practices of our peer group.

After considering the aforementioned factors, the Board determined that the CEO’s base salary for fiscal 2015 should remain unchanged, while the Committee approved increases ranging from 3-5% for the other NEOs. The resulting salary levels align with the market median for similar positions except for Mr. Kalathur, whose base salary is below the market median due to his relatively short time in the CFO position.

Compensation Discussion & Analysis: Total Direct Compensation Elements

Short-Term Incentive (“STI”)
Performance Metrics for STI
The Committee believes that efficient deployment of the Company’s assets (both fixed and working capital) is a key driver in creating long-term stockholder value. For this reason, the Committee has designed the STI program to incentivize Deere’s executives and most other salaried employees to optimize asset efficiency throughout the business cycle.

There are two metrics used in the calculation of STI:

●	OROA (Operating Return on Operating Assets) for the Equipment Operations (consisting of our worldwide Agriculture and Turf Operations and Construction and Forestry Operations)
●	ROE (Return on Equity) for our Financial Services segment

The Committee’s rationale for using these metrics and setting the performance goals for each metric are described in more detail below.

OROA
Deere is primarily a manufacturing company with high investment in fixed assets, such as buildings and machinery, and significant expenses with longer term payoffs, such as research and development. Over the past decades, Deere has experienced varying degrees of cyclicality in its Equipment Operations, which are primarily tied to economic factors such as commodity prices (for example, the price of corn and other crops) as well as the health of the housing and infrastructure sectors. In 2004, Deere adopted a new strategy designed to enable Deere’s management to respond quickly and strategically to changing business conditions and in turn drive sustained operational results across these volatile cycles. A focus on OROA performance was and continues to be a key component of this strategy. Because of this strategic alignment and because the Committee believes OROA effectively measures the efficient use of the Equipment Operations’ assets under varying business conditions, the Committee has selected OROA as the STI performance metric for the Equipment Operations.

OROA goals are determined based on actual sales volumes for a fiscal year measured relative to mid-volume sales. Mid-volume sales is calculated prior to the beginning of each fiscal year using historical sales volumes, industry growth rates, and market share data, among other considerations, and represents our view of the midpoint of a business cycle. The mid-volume sales calculation is used not only for STI purposes, but has also for more than 30 years served as a basis for measuring our achievement of long-term business strategies, making decisions regarding manufacturing capacity, and determining standard costs.

At the beginning of each fiscal year, the Committee establishes OROA goals for minimum, target, and maximum STI payouts at low volume, mid-volume, and high volume sales levels. These goals are interpolated for sales volumes between low and mid-volume and between mid-volume and high volume. By adjusting OROA goals to reflect operating leverage as sales volumes change, the Committee believes the level of difficulty in attaining targeted performance will be comparable for a range of sales volumes and capacity utilization levels:

●	When sales volumes and capacity utilization are low compared to mid-volume, it is more difficult to cover fixed costs and achieve high asset turnover; therefore, OROA goals are lower; and
●	When sales volumes and capacity utilization are high compared to mid-volume, it is easier to cover fixed costs and achieve high asset turnover; therefore, OROA goals are higher.

Using OROA as an STI performance metric aligns employee decisions with our strategic approach to sound investment of capital and asset utilization. This model encourages our management team to make necessary structural changes, such as those related to capacity, margin enhancements, and asset turnover for a given volume level.

For fiscal 2015, the Committee approved the following OROA goals for the Equipment Operations:

2015 OROA Goals

% of Mid-Volume = Actual Sales / Mid-Volume Sales

Compensation Discussion & Analysis: Total Direct Compensation Elements

The Committee originally established OROA goals for STI purposes for fiscal 2004 by comparing Deere’s OROA performance to that of the executive compensation peer group. The median OROA for the peer group at that time was in the range of 10-15%. As such, Deere’s target OROA at mid-volume was set at 12%, which provides a reasonable approximation of Deere’s cost of capital and aligns with Deere’s compensation strategy of median pay for median levels of performance. OROA goals for minimum and maximum STI payouts were set correspondingly to approximate 25th and 75th percentile performance, respectively, relative to the peer group. Because peer group OROA performance has essentially remained unchanged since 2004, the OROA goals for the Equipment Operations described in the chart above have (except for minor adjustments) been in place since that time.

ROE
ROE was selected as the STI performance metric for Financial Services because the Committee believes it effectively measures the efficient use of the segment’s equity. ROE is a standard metric used in the financial services industry to measure levels of profitability relative to equity, and reflects the fact that our Financial Services segment experiences different cash flow risk characteristics and operates with significantly different debt-to-equity leverage than the Equipment Operations. There are two distinct business models within Financial Services, and we use different ROE goals for each:

●

Under the “subsidized business” model, the Equipment Operations provide subsidies to Financial Services to reduce the interest rates that would otherwise be paid by our customers and dealers on financial products. The objective of this business is to facilitate sales by the Equipment Operations, not to maximize Financial Services’ profitability. For this reason, the ROE goal of 10% for the subsidized business is based on the implied after-tax cost of equity for Financial Services, and is the same for minimum, target, and maximum payout. We call this an “SVA-neutral” return, as ROE at this level neither detracts from nor adds to aggregate enterprise SVA (which, as discussed below in the “Mid-Term Incentive (“MTI”)” section, is a key measure of our economic performance).

●

The term “non-subsidized business” describes all Financial Services offerings that are not subsidized by the Equipment Operations. The objective of this model is to efficiently utilize equity in order to earn a profitable return. Consequently, the ROE goals for this business become progressively more challenging to achieve minimum, target, and maximum payout levels, respectively. The Committee establishes goal levels based on financial services industry benchmarking with similar financial services businesses’ ROEs at similar debt-to-equity leverages and by evaluating cost of equity financial models. The minimum goal equals the implied after-tax cost of equity for

Financial Services (which, as discussed above, represents an SVA-neutral return), while the target and maximum ROE goals are set at progressively higher levels to encourage management and employees to efficiently utilize equity relative to industry standards and market conditions while facilitating sales by the Equipment Operations.

ROE goals are adjusted based on the actual mix of subsidized versus non-subsidized business in a fiscal year. Historically, approximately 65-70% of Financial Services’ business is subsidized.

The Committee approved the following ROE goals at the beginning of fiscal 2015:

Fiscal 2015 ROE Goals	Minimum	Target	Maximum
Subsidized Business	10%	10%	10%
Non-Subsidized Business	10%	13%	16%

These ROE goals have not changed since fiscal 2011.

See Appendix B, “Deere & Company Reconciliation of Non-GAAP Measures,” for additional information regarding the calculation of OROA and ROE for fiscal 2015.

Revised Performance Metrics for Fiscal 2016
Since the adoption of OROA as an enterprise-wide performance metric in 2004, Deere has significantly restructured its Equipment Operations to enable more rapid responses to changing business conditions. Business plans are rigorously reviewed and OROA is measured at the enterprise and product-line levels to drive day-to-day decisions while also maintaining focus on long-term business growth. As a result, over the past ten years plus, Deere’s OROA results have risen dramatically and been sustained at above-upper quartile levels (relative to the peer group), even in trough conditions, as depicted in the following graph (peer group data for 2015 is not yet available):

OROA Deere vs. Peers 1997–2015

Compensation Discussion & Analysis: Total Direct Compensation Elements

Because of Deere’s sustained success in delivering OROA performance under varying business conditions, and in recognition of the fact that this performance has resulted in maximum or near-maximum STI payouts in several recent fiscal years, the Committee has concluded that it is appropriate to raise OROA goals for STI purposes. In reaching this conclusion, the Committee has determined that relative peer group performance (which, as described in the graph above, has remained essentially unchanged over time) should no longer be the primary benchmark for setting Deere’s OROA goals but rather that Deere should be measured relative to its own capabilities and aspirations. With this in mind, the Committee has approved the following significant increases to the OROA goals starting in fiscal 2016 to reflect Deere’s sustained business transformation:

2016 OROA Goal Increases

% of Mid-Volume = Actual Sales / Mid-Volume Sales

Performance Weighting
For fiscal 2015, the various business results were weighted to calculate STI as follows (which weighting has not changed since fiscal 2011):

Equipment Operations OROA	50%
Agriculture and Turf Operations OROA	25%
Construction and Forestry Operations OROA	15%
Financial Services ROE	10%

Awards under the STI plan are capped at 200% of target rates. Payouts at this level can only be achieved when the maximum performance goal for each component of the weighted STI performance formula is met or exceeded.

The emphasis on the OROA performance of the Equipment Operations and its constituent divisions in calculating STI reflects the critical position these operations have as drivers of Deere’s business, with Equipment Operations’ net sales accounting for 89% of Deere’s net sales and revenues in fiscal 2015.

Approval of STI Rates
At the beginning of the fiscal year, after review and consideration of Deere’s peer group data for target cash bonuses, the Committee approves target STI rates as a percentage of the NEO’s base salary. A target STI award is designed to provide median annual cash compensation compared with our peer group when combined with base salary and median overall compensation compared with our peer group when combined with base salary, a target MTI award, and a base-level LTI award. In December 2014, the Committee approved STI rates for fiscal 2015 as follows:

Target STI Rates:
CEO	125%
Other NEOs	85%

Fiscal 2015 Performance Results for STI

The charts below detail:

●	The OROA performances of the Agriculture and Turf Operations, the Construction and Forestry Operations, and the overall Equipment Operations based on actual sales volumes; and
●	Actual OROA and ROE performance results in the context of the weighted STI calculation.

Compensation Discussion & Analysis: Total Direct Compensation Elements

Fiscal 2015 Performance Results for STI

% of Mid-Volume = Actual Sales/ Mid-Cycle Sales

A&T OROA: 16.2% Percent of Mid-Volume: 76% Result: Maximum (200% of Target)	C&F OROA: 14.4% Percent of Mid-Volume: 87% Result: Between Target and Maximum (193% of Target)	Equipment Operations OROA: 15.7% Percent of Mid-Volume: 78% Result: Maximum (200% of Target)

	Fiscal 2015	Performance	Fiscal 2015 Award
Fiscal 2015 Performance Results for STI	Performance Results	as % of Target	Weighting	Weighted Award Results
Equipment Operations OROA	15.7%	200%	50%	100%
Agriculture and Turf Operations OROA	16.2%	200%	25%	50%
Construction and Forestry Operations OROA	14.4%	193%	15%	29%
Financial Services ROE (1)	13.6%	200%	10%	20%
Actual Performance as % of Target 199% (2)

(1) Based on the actual ROE mix for the subsidized (65%) versus non-subsidized (35%) business

(2) Had the higher OROA goals recently approved for fiscal 2016 been in place for fiscal 2015, the final payout percentage for fiscal 2015 would have been 191% of target

The amount of the STI award paid to an NEO is calculated as follows:

Base salary for the fiscal year
x Target STI rate (as described above)
x Actual performance as a percent of target (up to a maximum of 200%)
= STI award amount

STI awards paid to NEOs are detailed in the Fiscal 2015 Summary Compensation Table under footnote (4). At the request of the CEO, the Board agreed to exercise its discretion to reduce the CEO’s STI compensation by 25% below the amount he would have otherwise earned for fiscal 2015 based on previously-approved plan metrics and goals and actual performance results. The Committee did not exercise its authority to decrease or eliminate the STI awards for the other NEOs.

The STI plan and the results for fiscal 2015 described above are also used to determine the STI awards paid to most other salaried employees worldwide. For fiscal 2015, STI awards paid to the NEOs consisted of approximately 1.4% of the total amount of STI awards paid to all eligible employees. Individual awards under the STI plan are capped at $5 million per performance period. The STI plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2015.

Compensation Discussion & Analysis: Total Direct Compensation Elements

Long-Term Compensation
Long-term compensation includes a combination of MTI and LTI. MTI is paid in cash and is considered part of long-term compensation because multiple fiscal years are included in the performance period. LTI, the equity-based portion of long-term compensation, consisted of RSUs, PSUs, and stock options in fiscal 2015.

Mid-Term Incentive (“MTI”)
Performance Metrics for MTI
The MTI plan is designed to incentivize executives and other salaried employees to create value over a multi-year time period. The Committee believes that SVA (which essentially represents pretax profit remaining after subtracting an implied cost of capital) measures Deere’s success in delivering sustained profitable growth. The Committee selected SVA as the MTI performance metric because the Committee believes that Deere should:

●	earn, at a minimum, its weighted average cost of capital each year;
●	ensure that investments in capital and research and development earn their cost of capital; and
●	ensure that acquisitions do not dissipate stockholder value.

SVA is fundamental to how Deere operates its business at the corporate and business unit level, and has served as the MTI performance metric since the plan’s inception in 2003. We believe that sustained growth for Deere can be accomplished through a combination of revenue growth and high returns on invested capital, both of which are reflected in SVA. To illustrate this point, in the ten years preceding the implementation of MTI, fiscal years 1994 through 2003, accumulated SVA, as reported, was negative $1.4 billion as compared to accumulated positive SVA of $17.8 billion in the ten most recent fiscal years. Since it is based on enterprise-wide SVA, MTI encourages teamwork across all units of our business. In addition, providing Deere employees the opportunity to share in a portion of SVA fosters and reinforces a culture of ownership and alignment with stockholders, which has been critical to Deere’s long-term success. For fiscal 2015, the MTI payout for all employees amounted to about 8% of average annual SVA over the three-year performance period. See Appendix B, “Deere & Company Reconciliation of Non-GAAP Measures,” for an explanation regarding the calculation of SVA.

The Committee has approved three-year performance periods for MTI to emphasize and reward consistent, sustained operating performance. The Committee conducts annual reviews of target and maximum SVA goals. The accumulated maximum SVA goal for a three-year performance period is (1) set at a level that reflects upper quartile return on invested capital performance relative to our executive compensation peer group and (2) calculated based on enterprise SVA at mid-volume sales levels for the first year of that performance period plus compounded 7% annual growth for the remaining two years. As explained in the “Short-Term Incentive (“STI”)” section above, the calculation of mid-volume sales levels is reviewed and adjusted annually using historical sales volumes, industry growth rates, and market share data, among other considerations. The target SVA goal is set at half of the maximum SVA goal. A minimum MTI award will not be paid unless accumulated SVA for a performance period is positive, reflecting the Committee’s belief that employees should not receive compensation under the MTI program unless Company performance is contributing to positive stockholder value. Deere’s businesses are cyclical and our mid-volume sales calculations reflect long-range trends over periods of time. The SVA goals for MTI reflect this long-range planning cycle.

The chart below details the minimum, target, and maximum accumulated SVA goals for each performance period that includes fiscal 2015. The SVA goals have grown significantly more challenging for the performance periods ending in 2016 and 2017. This primarily reflects a substantial increase in our calculation of mid-volume sales largely driven by an increase in sales volumes for agricultural equipment in recent years.

	Fiscal 2013	Fiscal 2014	Fiscal 2015
	through	through	through
SVA Goals for MTI	Fiscal 2015	Fiscal 2016	Fiscal 2017
SVA Goal for Minimum Payout	$1 million	$1 million	$5 million
SVA Goal for Target Payout	$2,755 million	$3,605 million	$4,495 million
SVA Goal for Maximum Payout	$5,510 million	$7,210 million	$8,990 million
Payable in	Dec 2015	Dec 2016	Dec 2017
Approved by Committee	Dec 2012	Dec 2013	Dec 2014

Inherent in the MTI plan is a lagging, three-year impact of SVA. Whether positive or negative, SVA results for a given year become part of the MTI award calculation for that year and the subsequent two years. Negative SVA in a given year can offset positive SVA earned in a prior or future year. Thus, MTI plan payouts in a strong-performance year, following a number of weak-performance years,

Compensation Discussion & Analysis: Total Direct Compensation Elements

will be lower than the financial results that the strong-performance year alone would justify. The opposite is also true: MTI plan payouts in a weak-performance year, following several strong-performance years, will be higher than the financial results that the weak-performance year alone would justify (the fiscal 2015 payout is an example of this scenario). Employees are motivated to achieve strong SVA performance each year because each year is included in three separate rolling performance periods.

In an effort to further align executive compensation with stockholder interests, in August 2014 the Committee approved the addition of a relative TSR modifier to potential MTI payouts for our executive officers (including each of the NEOs). Starting with the performance period that ends in fiscal 2017, the TSR modifier is triggered if Deere’s TSR relative to the S&P Industrial Sector (the same index used to measure relative performance for PSU purposes) is below median for the performance period. For TSR at or below the 25th percentile, the final MTI payout will be reduced 25%. For TSR between the 25th and 50th percentiles, the final MTI payout will be reduced between 0-25% on a linear basis as shown in the following graph:

Approval of MTI Rates
At the beginning of each performance period, after review and consideration of compensation data for our peer group, the Committee approves target MTI rates as a percentage of the median salary of the NEO’s salary grade. A target MTI award is designed to provide median compensation compared with our peer group in combination with base salary, a target STI award, and a base-level LTI award. In December 2012, the Committee approved the following target MTI rates for the performance period ended October 31, 2015. When maximum SVA goals are met or exceeded, 200% of target rates are paid.

Target MTI Rates:
CEO	121%
Other NEOs	93%

Fiscal 2015 Performance Results for MTI
Deere’s accumulated SVA, calculated in accordance with the MTI performance metrics as described in Appendix B, is reported in the following table for the three-year performance period ended October 31, 2015:

Accumulated SVA for 3-Year Performance Period Ended 10/31/15

Fiscal Year	SVA (in millions)
2013	$3,390
2014	$2,694
2015	$774
Accumulated SVA	$6,858

SVA Goal for Target Payout:	$2,755
SVA Goal for Maximum Payout:	$5,510
Actual Performance as % of Target	200%

A maximum payout for this performance period is consistent with the MTI performance metric design philosophy that a maximum SVA goal should reflect upper quartile return on invested capital performance relative to our executive compensation peer group over a multi-year period. As depicted in the following graph, Deere’s return on invested capital results have consistently exceeded 75th percentile performance relative to the peer group over the last 10 plus years, including in the first two years contained in the performance period ended October 31, 2015 (peer group data for 2015 is not yet available):

Compensation Discussion & Analysis: Total Direct Compensation Elements

The amount of the MTI award paid to an NEO is calculated as follows:

Median of actual salaries for the relevant salary grade
x	Target MTI rate (as described above)
x	Actual performance as a percent of target (up to a maximum of 200%)
=	MTI award amount

MTI awards paid to NEOs are detailed in the Fiscal 2015 Summary Compensation Table under footnote (4). At the request of the CEO, the Board agreed to exercise its discretion to reduce the CEO’s MTI compensation by 25% below the amount he would have otherwise earned for fiscal 2015 based on previously-approved plan metrics and goals and actual performance results. The Committee did not exercise its authority to decrease or eliminate the MTI awards for the other NEOs.

The MTI plan and the results for the performance period ended in fiscal 2015 described above are also used to determine the MTI awards paid to other eligible employees worldwide. MTI awards paid to the NEOs for fiscal 2015 consisted of approximately 3.6% of the MTI payout to all eligible employees. Individual awards under the MTI plan are capped at $4.5 million per performance period. The MTI plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2013.

Long-Term Incentive (“LTI”)
The purpose of LTI is to reward the NEOs for the creation of sustained stockholder value, encourage ownership of Deere stock, foster teamwork, and retain and motivate high-caliber executives while aligning their interests with those of our stockholders. Historically, LTI awards consisted of annual grants of restricted stock or RSUs, along with market-priced stock options, under the John Deere Omnibus Equity and Incentive Plan (“Omnibus Plan”). In fiscal 2011, the Committee introduced PSUs as an element of the annual award mix in order to strengthen the incentive features of LTI awards and create stronger alignment between ultimate payouts and Company performance. The Omnibus Plan is periodically approved by our stockholders and was last approved at the annual meeting in February 2015.

The Committee established LTI grants to the NEOs based on the following criteria: level of responsibility, individual performance, current market practice, peer group data, and the number of shares available under the Omnibus Plan. Awards granted in previous years are not a factor in determining the current year’s LTI award, and potential accumulated wealth is not viewed as being relevant.

The following table summarizes the mix, performance measurements, general terms, and objectives of each form of equity awarded to the NEOs for fiscal year 2015:

Fiscal Year 2015 LTI Award Overview for NEOs
	PSUs	RSUs	Stock Options
LTI Mix	40%	25%	35%
Performance Measurements	50% revenue growth* and 50% TSR relative to the S&P Industrial Sector over a three-year performance period	Stock price appreciation	Stock price appreciation
Vesting Period	Cliff vest on the third anniversary of the grant date	Cliff vest on the third anniversary of the grant date	Vest in approximately equal annual installments over three years
Conversion/ Expiration	Converted to Deere common stock upon vesting	Converted to Deere common stock upon vesting	Expire ten years from the grant date
Objective	Directly link pay to performance (in terms of relative TSR and revenue growth) over a three-year period	Encourage ownership and retention while providing immediate alignment with stockholders	Reward for stock price appreciation

* Based on the Company’s compound annual growth rate

Approval of LTI Award Values
At the beginning of the fiscal year, after review and consideration of peer group data on target long-term incentives, the Committee approves a dollar value for a base-level LTI award and the mix of awards to be delivered. A base-level LTI award is designed to provide median compensation compared with our peer group when combined with base salary and target STI and MTI awards. The Committee determines LTI awards at the first Committee meeting at the beginning of the fiscal year. The Committee has the ability to increase (up to 20%) or decrease (down to $0) the base-level award to distinguish an individual’s level of performance, deliver a particular LTI value, or reflect other adjustments as the Committee deems necessary. For fiscal 2015, adjustments to base-level award

Compensation Discussion & Analysis: Total Direct Compensation Elements

values ranging up to 20% were approved in recognition of the individual performances of the NEOs. LTI awards were approved for the NEOs as follows:

Adjusted Award Values*:
Samuel R. Allen	$7,600,000
Rajesh Kalathur	$1,562,000
James M. Field	$1,420,000
Jean H. Gilles	$1,562,000
Michael J. Mack, Jr.	$1,704,000

* Amounts differ from the value of equity awards shown in the Fiscal Year 2015 Summary Compensation Table and Grants of Plan-Based Awards table because those tables reflect the probable outcome of the performance metrics for PSUs. The amounts shown here include PSUs valued at the grant price on the date of grant, reflecting the value the Committee considered when granting the LTI awards for fiscal 2015.

See the Fiscal 2015 Grants of Plan-Based Awards table and footnotes for more information on LTI awards delivered as well as the terms of the awards.

For fiscal 2015, the number of RSUs and PSUs granted to the NEOs represented 50% of all RSUs and PSUs granted to eligible salaried employees, while the number of stock options granted to the NEOs represented approximately 8% of all stock options granted to eligible salaried employees. These proportions are consistent with our philosophy that as NEOs assume greater responsibility, a larger portion of their incentive compensation should be focused on long-term awards.

PSUs Granted in Fiscal Year 2015
For PSUs granted in fiscal 2015, the actual number of shares to be issued upon conversion will be based equally on Deere’s revenue growth and TSR for the three-year performance period ending in 2017. The Company’s performance will be measured relative to the companies in the S&P Industrial Sector as of the end of the performance period.

Performance Targets (Performance Period Ending in 2017)
(	Revenue Growth Payout % × 50% of PSUs Awarded	)	+	(	TSR Payout % × 50% of PSUs Awarded	)	=	Final Award

The number of PSUs that vest and convert to shares can range from 0% to 200% of the number of PSUs awarded depending on the Company’s relative performance during the performance period as illustrated in the following table:

% of Target Shares
Deere’s Revenue Growth or TSR	Earned
Relative to the S&P Industrial Sector	(Payout %) *
Below 25th percentile	0%
At 25th percentile	25%
At 50th percentile	100%
At or above 75th percentile	200%

* Interim points are interpolated

These performance targets reflect the Committee’s belief that median levels of relative performance should lead to median levels of compensation.

2013-2015 PSU Program (Payable in Fiscal 2016)
The performance period for PSUs granted in fiscal year 2013 ended on October 31, 2015. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the three-year performance period. The final payout determination was made by the Committee in December 2015 following a review of the relative performances of the Company and the S&P Industrial Sector. Revenue growth and TSR were comparable to the 3rd and 8th percentiles, respectively, of the S&P Industrial Sector. As a result, no payouts of Company common stock were made under these PSUs, as described in the following calculation:

	Performance
	Results for
	Performance
	Period Relative	% of Target
	to S&P Industrial	Shares	Award	Weighted
Metric	Sector	Earned	Weighting	Payout %
Revenue Growth	3rd percentile	0%	50%	0%
TSR	8th percentile	0%	50%	0%
	Final Payout as % of Target			0%

The number of units that are or would be payable based on actual achievement relative to the S&P Industrial Sector and year-end values for PSUs granted in fiscal years 2013 through 2015 are included in the Outstanding Equity Awards at Fiscal 2015 Year-End table.

Compensation Discussion & Analysis: Total Direct Compensation Elements

LTI Grant Practices
For more than 20 years, the Committee has authorized the annual LTI awards for all eligible employees on a single date each year. The grant date is seven calendar days after the first Board meeting of the fiscal year. This timing allows for stock price stabilization after the release of year-end financial results and Board meeting announcements. The grant price for all LTI awards granted prior to February 25, 2015 is the average of the high and low common stock price on the grant date as reported on the NYSE. For awards made after February 25, 2015, the grant price is the closing price of Deere common stock on the NYSE on the grant date. The grant price is also used to determine the number of PSUs, RSUs, and stock options to be awarded.

Stock Ownership Requirements
Stock ownership requirements apply to NEOs to ensure the retention of stock acquired through our equity incentive plan. The required levels of ownership are five times base salary for the CEO and 3.5 times base salary for the other NEOs, to be achieved within five years of the date the NEO is first appointed as CEO or as an executive officer, as applicable. Only vested RSUs and any common stock held personally by the NEOs are included in determining whether the applicable ownership requirement has been met. Once an NEO achieves the appropriate ownership level, the number of shares held at that time becomes the fixed stock ownership requirement for the NEO for three years, even if base salary increases or stock price decreases. Other than Mr. Kalathur, who was first appointed Senior Vice President and Chief Financial Officer on September 1, 2012, each NEO has achieved stockholdings in excess of the applicable multiple as of the date of this Proxy Statement.

Our Insider Trading Policy precludes all directors and employees, including our NEOs, and their related persons from engaging in short sales of the Company’s stock or trading in instruments designed to hedge against or offset price declines by any securities issued by the Company. Our Insider Trading Policy also prohibits our directors and officers (including NEOs) from holding Company stock in margin accounts or pledging Company stock as collateral for loans or other obligations.

Summary of Total Direct Compensation
The Committee believes each pay element included in Total Direct Compensation is consistent with our compensation philosophy. The Committee reviews Total Direct Compensation in the aggregate for the NEOs (excluding the CEO) as well as for each NEO individually and compares this compensation to the market position data of our peer group. This market position data takes into account the level of responsibility (including the level of sales volume) for each NEO’s respective operations. We have a practice of rotating individuals among the executive officer positions. As described above, a primary part of our strategy is aligned high-performance teamwork.

A substantial portion of the evaluation of individual performance is a careful analysis of each NEO’s collaboration and contribution to the success of a high-performing team. Thus, while the market data for each position is a factor in reviewing Total Direct Compensation, the Committee also considers individual fulfillment of duties, teamwork, development, time in position, experience, and internal equity among NEOs (other than the CEO). The Committee recognizes individual performance through adjustments to base salary and LTI.

Total Direct Compensation for the CEO is higher than the other NEOs due to the CEO’s breadth of executive and operating responsibilities for the entire global enterprise. The Committee does not target CEO compensation as a certain multiple of the compensation of the other NEOs. The relationship between the CEO’s compensation and that of the other NEOs is influenced by our organizational structure, which does not currently include a chief operating officer. The ratio of Mr. Allen’s Total Direct Compensation relative to that of the other NEOs is generally comparable to that of the companies in our peer group.

In light of recent stock price performance as well as in recognition of current challenging business conditions in the agriculture and construction industries, and in spite of strong financial performance against performance goals previously established under the STI and MTI programs, Mr. Allen has requested that the Board reduce his cash incentive plan compensation for fiscal 2015. The Board considered Mr. Allen’s request and agreed to exercise its discretion to reduce his cash incentive awards by 25%, resulting in total payments under these awards of $1.8 million less than the amounts he would have otherwise earned based on previously-approved plan metrics and goals and actual performance results (see footnote (4) to the Fiscal 2015 Summary Compensation Table).

Limitations on Deductibility of Compensation
Section 162(m) of the IRC generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to a company’s CEO or any of its three next-highest-paid executive officers (other than its Chief Financial Officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets certain requirements, including stockholder approval of material terms of compensation. The Committee strives to provide NEOs with incentive compensation programs that will preserve the tax deductibility of compensation paid by Deere, to the extent reasonably practicable and consistent with Deere’s other compensation objectives. The Committee

Compensation Discussion & Analysis: Total Direct Compensation Elements

believes, however, that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Recoupment of Previously Paid Incentive Compensation
In November 2007, the Committee adopted the Executive Incentive Compensation Recoupment Policy (“Recoupment Policy”). The Recoupment Policy authorizes the Committee to determine whether to require recoupment of incentive compensation paid to or deferred by certain executives (including the NEOs) if certain conditions are met. The Committee may require recoupment if the executive engaged in misconduct that:

●	contributed to the need for a restatement of all or a portion of Deere’s financial statements filed with the SEC; or
●	contributed to inaccurate operating metrics being used to calculate incentive compensation;

and, in either case, the Committee determines that the executive’s incentive compensation would have been less had the misconduct not occurred.

The Committee is closely monitoring the proposed rules and rule amendments issued by the SEC to implement provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to recoupment of incentive-based compensation and will review and, if necessary, amend the Recoupment Policy as appropriate following the adoption of final rules.

Total Indirect Compensation Elements
The following sections describe each Total Indirect Compensation element:

Perquisites
We offer our NEOs various perquisites that the Committee believes are reasonable in order to remain competitive. These perquisites constitute a small percentage of the NEOs’ total compensation. The Committee conducts an annual review of the perquisites offered to the NEOs. For more information on the perquisites provided and to whom they apply, see footnote (6) to the Fiscal 2015 Summary Compensation Table. In addition to the items listed in the aforementioned footnote, NEOs, as well as other selected employees, are provided indoor parking and access to Deere-sponsored skyboxes at local venues for personal use when not occupied for business purposes, both at no incremental cost to the Company. All security services provided by the Company are reimbursed by the NEOs.

In August 2006, the Board voted to require the CEO to use the Company’s aircraft for all business and personal travel, believing that the ability to travel safely and efficiently provides substantial benefits that justify the cost. The geographic location of Deere’s headquarters in the Midwest, outside of a major metropolitan area, makes personal and business travel challenging. Traveling by company aircraft for business and personal reasons allows the CEO to conduct business confidentially while in transit. Since the CEO travels extensively, inefficient travel is costly to the Company. Personal use of company aircraft by other NEOs is minimal. Any personal travel on Deere aircraft by the other NEOs, individually or accompanied by family members, must be approved by the CEO. The Committee has limited the CEO’s annual personal usage of company aircraft to approximately 100 hours.

Retirement Benefits
Each of our NEOs is currently covered by the same defined benefit pension plans, which include the same plan terms, as most qualifying U.S. salaried employees. We also maintain two additional defined benefit pension plans in which NEOs may participate, the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

The defined benefit pension plans have compensation limits imposed by the IRC. The Supplementary Plan provides participants with the same benefit they would have received without these limits. This avoids the relative disadvantage that participants would experience compared to other qualified plan participants. The Supplemental Plan is designed to reward career service at Deere above a specified grade level by utilizing a formula that takes into account only years of service above that grade level. We believe that the defined benefit plans serve as important retention tools, provide a level of competitive income upon retirement, and reward long-term employment and service as an officer of Deere. In addition, the fact that the Supplementary and Supplemental Plans are unfunded (with benefit payments under these plans being made out of the general assets of Deere) and therefore at-risk in the event of the Company’s bankruptcy creates a strong incentive for the NEOs to minimize risks that could jeopardize Deere’s long-term financial health. For additional information, see the Fiscal 2015 Pension Benefits Table, along with the accompanying narrative and footnotes.

We also maintain a tax-qualified defined contribution plan, the John Deere Savings and Investment Plan (“SIP”), which is available to the majority of U.S. employees, including the NEOs. We make matching contributions on up to six percent of an employee’s pay to participant SIP accounts. The STI results for the previous fiscal year (see the “Fiscal 2015 Performance Results for STI” section above) are used to determine the level of actual Company match for the following calendar year. The level of Company match also depends on the pension option in which the employee participates, as explained in the narrative preceding the Fiscal 2015 Pension

Compensation Discussion & Analysis: Risk Assessment of Compensation Policies and Practices

Benefits Table. The following table illustrates the Company’s match for calendar 2015, which is reported for our NEOs under the “All Other Compensation” column of the Fiscal 2015 Summary Compensation Table:

Traditional Option match on 1-6% of eligible earnings	100%
Contemporary Option match on first 2% of eligible earnings	300%
Contemporary Option match on next 4% of eligible earnings	100%

Deferred Compensation Benefits
We also maintain certain deferred compensation plans that provide the NEOs with longer-term savings opportunities on a tax-efficient basis. All deferred compensation benefits are designed to attract, retain, and motivate employees. Similar deferred compensation benefits are commonly offered by companies with whom we compete for talent. See the “Nonqualified Deferred Compensation” section below for additional details.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments
Potential Payments upon Change in Control
In August 2009, the Committee approved a Change in Control Severance Program (the “CIC Program”) to replace the change in control agreements that had been in place since 2000. The CIC Program covers certain executive officers, including each of the NEOs, and is intended to facilitate continuity of management in the event of a change in control. The Committee believes that the CIC Program serves the following purposes:

●	Encourages executives to act in the best interests of stockholders in evaluating transactions that, without a change in control arrangement, could be personally detrimental;
●	Keeps executives focused on running the business in the face of real or rumored transactions;
●	Protects Deere’s value by retaining key talent in the face of corporate changes;
●	Protects Deere’s value after a change in control by including restrictive covenants (such as non-compete provisions) and a general release of claims in favor of Deere; and
●	Assists in the attraction and retention of executives as a competitive practice.

For more information, see “Fiscal 2015 Potential Payments upon Change in Control” and the corresponding tables.

Other Potential Post Employment Payments
The Company’s various plans and policies provide payments to NEOs upon certain types of employment terminations that are not related to a change in control. These events and amounts are explained in the section below entitled “Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control.”

Risk Assessment of Compensation Policies and Practices
During fiscal 2015, Deere’s management conducted a comprehensive risk assessment of the Company’s compensation policies and practices, as we have done each year since 2010. The risk assessment process included the following:

(1) Convened a Compensation Risk Assessment Team (“Management Team”) comprised of management personnel representing relevant areas of oversight;

(2) Completed an inventory of the Company’s compensation programs globally for both executive and non-executive employees; and

(3) Updated our existing detailed risk assessment questionnaire to take account of any relevant changes in our compensation structure or philosophy and applied it to the compensation programs that, due to their size, potential payout, and/or structure, could potentially have a material adverse effect on the Company.

The inquiries in the risk assessment questionnaire focused on the following issues: (a) pay-for-performance comparison against the Company’s peer group; (b) balance of compensation components; (c) program design and pay leverage; (d) program governance; and (e) mitigating factors that offset program risks.

After review, the Management Team concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee, along with its independent compensation consultant, Pearl Meyer, reviewed the risk assessment and concurred with the Management Team’s conclusion. Specifically, the Committee believes the following key factors support the Management Team’s conclusion: (i) the performance metrics for determining STI (OROA and ROE) and MTI (SVA) are based on worldwide, publicly reported metrics with only minor adjustments and, therefore, are not easily susceptible to manipulation; (ii) the variety of performance metrics incorporated in our compensation plans discourage excessive risk taking by removing the incentive to focus on a single performance goal or performance over the course of a single year to the detriment of the Company; (iii) the metrics for STI are capped at maximum levels of OROA and ROE performance, thereby reducing the risk that executives might be motivated to attain excessively high “stretch” goals in order to maximize short-term payouts; and (iv) the metrics for MTI are capped at a maximum level of SVA performance, thereby reducing the risk that executives might be motivated to attain excessively high “stretch” goals in order to maximize mid-term payouts. In addition, Deere maintains stock ownership requirements that are designed to incentivize our management team to focus on the Company’s long-term, sustainable growth. Finally, Deere has a Recoupment Policy (described above) designed to prevent misconduct relating to financial reporting.

Compensation Committee Report

The reports of the Compensation Committee and the Audit Review Committee that follow do not constitute soliciting material and will not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement or future filings into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Deere specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts. In addition, these reports include the names of the members of the Compensation Committee and Audit Review Committee, respectively, at the time of the reports’ adoptions and do not reflect the new committee memberships approved by the Board in January 2016, which will become effective in February 2016.

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with Deere’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Deere’s Proxy Statement.

Vance D. Coffman, Chair
Crandall C. Bowles
Clayton M. Jones
Richard B. Myers
Dmitri L. Stockton

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended October 31, 2015.

Fiscal 2015 Summary Compensation Table

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
					Incentive Plan	Compensation	All Other
	Fiscal	Salary	Stock Awards	Option Awards	Compensation	Earnings	Compensation
Name & Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total
Samuel R. Allen	2015	$1,500,000	$5,612,187	$2,660,623	$5,519,363	$2,931,274	$477,883	$18,701,330
Chairman and	2014	$1,495,204	$6,606,197	$3,058,680	$5,397,891	$3,137,079	$578,245	$20,273,296
Chief Executive Officer	2013	$1,435,644	$6,241,025	$3,058,773	$6,705,518	$1,187,712	$520,067	$19,148,739
Rajesh Kalathur	2015	$552,128	$1,153,349	$546,826	$1,953,632	$284,820	$146,875	$4,637,630
Senior Vice President and	2014	$525,437	$1,073,209	$496,928	$1,879,751	$190,760	$131,124	$4,297,209
Chief Financial Officer	2013	$465,552	$1,165,925	$571,490	$1,718,594	$9,061	$330,621	$4,261,243
James M. Field	2015	$666,274	$1,048,459	$497,120	$2,146,607	$506,345	$180,826	$5,045,631
President, Agricultural	2014	$646,353	$1,180,392	$546,630	$2,083,579	$459,197	$167,586	$5,083,737
Equipment Operations	2013	$620,543	$1,115,269	$546,644	$1,969,106	$28,796	$159,379	$4,439,737
Jean H. Gilles	2015	$614,823	$1,153,349	$546,826	$2,059,624	$992,519	$162,684	$5,529,825
Senior Vice President	2014	$590,722	$1,223,406	$566,521	$1,989,802	$942,341	$154,290	$5,467,082
JDPS/Adv Tech & Eng	2013	$561,341	$1,165,925	$571,490	$1,873,417	$27,622	$152,991	$4,352,786
Michael J. Mack, Jr.	2015	$675,839	$1,258,151	$596,532	$2,162,777	$848,211	$182,619	$5,724,129
Group President, JD Financial,	2014	$656,147	$1,212,742	$561,549	$2,100,089	$822,000	$185,218	$5,537,745
Global HR & Public Affairs	2013	$637,536	$1,064,500	$521,799	$1,996,571	$85,771	$171,229	$4,477,406

(1) Includes amounts deferred by the NEO under the John Deere Voluntary Deferred Compensation Plan. Salary amounts deferred in fiscal 2015 are included in the first column of the Fiscal 2015 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

(2) Represents the aggregate grant date fair value of PSUs and RSUs computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. Assumptions made in the calculation of these amounts are included in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2015. For PSUs, the value at the grant date is based upon the probable outcome of the performance metrics over the three-year performance period. If the highest level of payout was achieved, the value of the award as of the grant date for PSUs would be as follows: $7,424,000 (Allen); $1,526,000 (Kalathur); $1,387,000 (Field); $1,526,000 (Gilles); and $1,664,000 (Mack). RSUs will vest three years after the grant date, at which time they may be settled in Deere common stock. Refer to the Fiscal 2015 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of stock awards.

(3) Represents the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. The assumptions made in valuing option awards reported in this column and a more detailed discussion of the binomial lattice option pricing model are described in Note 24, “Stock Option and Restricted Stock Awards,” of our consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2015. Refer to the Fiscal 2015 Grants of Plan-Based Awards table and footnote (7) thereto for a detailed description of the grant date fair value of option awards.

(4) Non-equity incentive plan compensation includes cash awards under the STI and MTI plans. Cash awards earned under the STI and MTI plans for the performance period ended in fiscal 2015 were paid to NEOs on December 15, 2015 unless deferred under the Voluntary Deferred Compensation Plan. Deferred STI and MTI amounts are included in the first column of the Fiscal 2015 Nonqualified Deferred Compensation Table corresponding with “Deferred Plan.”

Executive Compensation Tables:
Fiscal 2015 Summary Compensation Table

The following table shows the awards earned under the STI and MTI plans:

		STI (a)			MTI (b)
				Target
	Target	Actual		Award as %	Actual		Total Non-Equity
	Award as %	Performance	Award	of Median	Performance	Award	Incentive Plan
Name	of Salary	as % of Target	Amount	Salary	as % of Target	Amount	Compensation
Samuel R. Allen (c)	125%	199%	$2,796,863	121%	200%	$2,722,500	$5,519,363
Rajesh Kalathur	85%	199%	$933,428	93%	200%	$1,020,204	$1,953,632
James M. Field	85%	199%	$1,126,403	93%	200%	$1,020,204	$2,146,607
Jean H. Gilles	85%	199%	$1,039,420	93%	200%	$1,020,204	$2,059,624
Michael J. Mack, Jr.	85%	199%	$1,142,573	93%	200%	$1,020,204	$2,162,777

(a) Based on actual performance, as discussed in the CD&A under “Fiscal 2015 Performance Results for STI,” the NEOs earned an STI award equal to 199% of the target opportunity.

(b) Based on actual performance, as discussed in the CD&A under “Fiscal 2015 Performance Results for MTI,” the NEOs earned an MTI award equal to 200% of the target opportunity.

(c) At Mr. Allen’s request, the Board agreed to exercise its discretion to reduce his non-equity incentive plan compensation by 25% below the amount he would have otherwise earned for fiscal 2015 based on previously-approved plan metrics and goals and actual performance results. The amounts included for Mr. Allen in the table above reflect these reductions. See “Pay for Performance Review and Analysis” in the Executive Summary of the CD&A.

(5) The following table shows the change in pension value and above-market earnings on nonqualified deferred compensation during fiscal 2015:

	Change in	Nonqualified Deferred
Name	Pension Value (a)	Compensation Earnings (b)	Total
Samuel R. Allen	$2,815,953	$115,321	$2,931,274
Rajesh Kalathur	$272,718	$12,102	$284,820
James M. Field	$468,053	$38,292	$506,345
Jean H. Gilles	$947,810	$44,709	$992,519
Michael J. Mack, Jr.	$789,691	$58,520	$848,211

(a) Represents the change in the actuarial present value of each NEO’s accumulated benefit under all defined benefit plans from October 31, 2014 to October 31, 2015. The pension value calculations include the same assumptions as used in the pension plan valuations for financial reporting purposes. For more information on the assumptions, see footnote (4) under the Fiscal 2015 Pension Benefits Table.

(b) Represents above-market earnings on compensation that is deferred by the NEOs under our nonqualified deferred compensation plans. Above-market earnings represent the difference between the interest rate used to calculate earnings under the applicable plan and 120% of the applicable federal long-term rate prescribed by the IRC. See the Fiscal 2015 Nonqualified Deferred Compensation Table for additional information.

Executive Compensation Tables:
Fiscal 2015 Summary Compensation Table

(6) The following table provides details about each component of the “All Other Compensation” column in the Fiscal 2015 Summary Compensation Table:

					Company
	Personal				Contributions
	Use of				to Defined
	Company	Financial	Medical	Misc	Contribution	Total All
	Aircraft	Planning	Exams	Perquisites	Plans	Other
Name	(a)	(b)	(c)	(d)	(e)	Compensation
Samuel R. Allen	$43,482	$—	$3,742	$2,674	$427,985	$477,883
Rajesh Kalathur	$—	$—	$2,545	$544	$143,786	$146,875
James M. Field	$—	$2,715	$—	$2,528	$175,583	$180,826
Jean H. Gilles	$—	$—	$1,020	$604	$161,060	$162,684
Michael J. Mack, Jr.	$—	$—	$3,095	$1,333	$178,191	$182,619

(a) Per Internal Revenue Service (“IRS”) regulations, the NEOs recognize imputed income on the personal use of Deere’s aircraft at rates established by the IRS. For SEC disclosure purposes, the cost of personal use of Deere’s aircraft is calculated based on the incremental cost to Deere. To determine the incremental cost, Deere calculates the variable costs for fuel on a per mile basis, plus any direct trip expenses such as on-board catering, landing/ramp fees, and crew expenses. Fixed costs that do not change based on usage, such as pilot salaries, depreciation of aircraft, and maintenance costs, are excluded. Mr. Allen’s personal usage of Company aircraft in fiscal 2015 amounted to approximately 25 hours of travel, which represents less than 1% of the total hours flown by Company aircraft.

(b) This column contains amounts Deere paid for financial planning assistance on behalf of the NEOs. The CEO may annually receive up to $15,000 of assistance and the other NEOs may receive up to $10,000 annually.

(c) This column contains the amounts Deere paid for annual medical exams for NEOs.

(d) Miscellaneous perquisites include spousal attendance at company events.

(e) Deere makes contributions to the John Deere Savings and Investment Plan (“SIP”) for all eligible employees. Deere also credits contributions to the John Deere Defined Contribution Restoration Plan for all employees covered by the Contemporary Option under our tax-qualified pension plan whose earnings exceed relevant IRS limits. All of our current NEOs are covered by the Contemporary Option.

Executive Compensation Tables:
Fiscal 2015 Grants of Plan-Based Awards

Fiscal 2015 Grants of Plan-Based Awards
The following table provides additional information regarding fiscal 2015 grants of RSU, PSU, and stock option awards under the Omnibus Plan, and the potential range of awards that were approved in fiscal 2015 under the STI and MTI plans for payout in future years. These awards are further described in the CD&A under “Total Direct Compensation Elements.”

								All Other	All Other
								Stock	Option	Exercise
								Awards:	Awards:	or Base	Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Price of	Fair Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Shares of	Securities	Option	of Stock
		Awards			Awards			Stock or	Underlying	Awards	and Option
	Grant Date	(2)			(3)			Units	Options	($ / Sh)	Awards
Name	(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	(4)	(5)	(6)	(7)
Samuel R. Allen	12/2/2014-STI	$—	$1,875,000	$3,750,000
	12/2/2014-MTI	$1,100	$1,815,000	$3,630,000
	12/10/2014							21,545			$1,899,946
	12/10/2014				8,618	34,472	68,944				$3,712,241
	12/10/2014								135,263	$88.19	$2,660,623
		$1,100	$3,690,000	$7,380,000	8,618	34,472	68,944	21,545	135,263		$8,272,810
Rajesh Kalathur	12/2/2014-STI	$—	$469,309	$938,618
	12/2/2014-MTI	$400	$521,675	$1,043,350
	12/10/2014							4,428			$390,483
	12/10/2014				1,771	7,084	14,168				$762,866
	12/10/2014								27,800	$88.19	$546,826
		$400	$990,984	$1,981,968	1,771	7,084	14,168	4,428	27,800		$1,700,175
James M. Field	12/2/2014-STI	$—	$566,333	$1,132,666
	12/2/2014-MTI	$400	$521,675	$1,043,350
	12/10/2014							4,025			$354,945
	12/10/2014				1,610	6,440	12,880				$693,514
	12/10/2014								25,273	$88.19	$497,120
		$400	$1,088,008	$2,176,016	1,610	6,440	12,880	4,025	25,273		$1,545,579
Jean H. Gilles	12/2/2014-STI	$—	$522,600	$1,045,200
	12/2/2014-MTI	$400	$521,675	$1,043,350
	12/10/2014							4,428			$390,483
	12/10/2014				1,771	7,084	14,168				$762,866
	12/10/2014								27,800	$88.19	$546,826
		$400	$1,044,275	$2,088,550	1,771	7,084	14,168	4,428	27,800		$1,700,175
Michael J. Mack, Jr.	12/2/2014-STI	$—	$574,463	$1,148,926
	12/2/2014-MTI	$400	$521,675	$1,043,350
	12/10/2014							4,830			$425,934
	12/10/2014				1,932	7,728	15,456				$832,217
	12/10/2014								30,327	$88.19	$596,532
		$400	$1,096,138	$2,192,276	1,932	7,728	15,456	4,830	30,327		$1,854,683

(1) For the non-equity incentive plan awards, the grant date is the date the Committee approved the range of estimated potential future payouts for the performance periods noted under footnote (2) below. For equity awards, the grant date is seven calendar days after the first regularly scheduled Board meeting of the fiscal year.

(2) These columns show the range of potential payouts under the STI and MTI plans. The performance period for STI in this table covers November 1, 2014 through October 31, 2015. For actual performance between threshold, target, and maximum, the earned STI award is prorated.

Executive Compensation Tables:
Outstanding Equity Awards at Fiscal 2015 Year-End

The range of the MTI award covers the three-year performance period beginning in fiscal 2015 and ending in fiscal 2017. Awards will not be paid unless Deere generates at least $5 million of SVA for the performance period. The target MTI award will be earned if $4,495 million of SVA is accumulated and the maximum MTI award will be earned if $8,990 million or more is accumulated during the performance period. The MTI award will be reduced (i) by 25% if Deere’s TSR for the performance period is at or below the 25th percentile relative to the companies in the S&P Industrial Sector and (ii) between 0-25% (on a linear basis) if TSR falls between the 25th and 50th percentiles. The amounts shown in the table represent potential MTI awards based on the median salary of the NEOs’ salary grades as of September 30, 2015. The actual MTI awards will depend upon Deere’s actual SVA performance, Deere’s relative TSR performance, and the median salaries of the NEOs’ salary grades as of September 30, 2016.

(3) Represents the potential payout range of PSUs granted in fiscal 2015 (in December 2014). The number of shares that vest is equally based on TSR and revenue growth, both relative to companies in the S&P Industrial Sector. Performance and payouts are determined independently for each metric. At the end of the three-year performance period, the actual award, delivered as Deere common stock, can range from 0% to 200% of the original grant.

(4) Represents the number of RSUs granted during fiscal 2015 (in December 2014). RSUs will vest three years after the grant date, at which time they may be settled in Deere common stock. Prior to settlement, each RSU entitles the individual to receive dividend equivalents in cash at the same time as dividends are paid on Deere’s common stock.

(5) Represents the number of options granted during fiscal 2015 (in December 2014). These options vest in three approximately equal annual installments on the first, second, and third anniversaries of the grant date.

(6) The exercise price is the average of the high and low price of Deere common stock on the NYSE on the grant date.

(7) Amounts shown represent the grant date fair value of equity awards granted to the NEOs in fiscal 2015 calculated in accordance with FASB ASC Topic 718. The values in this column exclude the effect of estimated forfeitures. For RSUs, fair value is the market value of the underlying stock on the grant date (which is the same as the exercise price in column (6) for stock options). For options, the fair value on the grant date was $19.67, which was calculated using the binomial lattice option pricing model. The grant date fair value of the PSUs subject to the TSR metric was $113.97 based on a lattice valuation model excluding dividends. The grant date fair value of the PSUs subject to the revenue growth metric was $81.78 based on the market price of a share of underlying common stock excluding dividends.

For additional information on the valuation assumptions, refer to Note 24, “Stock Option and Restricted Stock Awards,” of Deere’s consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended October 31, 2015.

Outstanding Equity Awards at Fiscal 2015 Year-End
The following table itemizes outstanding options, RSUs, and PSUs held by the NEOs as of October 31, 2015:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value Unearned Shares, Units or Other Rights That Have Not Vested (7)
Samuel R. Allen	28,808	—	$88.82	$—	12/5/2017
	62,704	—	$39.67	$2,403,758	12/17/2018
	269,353	—	$52.25	$6,935,840	12/9/2019
	114,253	—	$80.61	$—	12/8/2020
	135,897	—	$74.24	$510,973	12/14/2021
	86,362	42,537	$86.36	$—	12/12/2022	25,301	$1,973,478
	42,035	81,598	$87.46	$—	12/11/2023	24,982	$1,948,596	7,994	$623,532
	—	135,263	$88.19	$—	12/10/2024	21,545	$1,680,510	9,479	$739,362
	739,412	259,398		$9,850,571		71,828	$5,602,584	17,473	$1,362,894

Executive Compensation Tables:
Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price	Intrinsic Value of Unexercised Options (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (6)	Equity Incentive Plan Awards: Market or Payout Value Unearned Shares, Units or Other Rights That Have Not Vested (7)
Rajesh Kalathur	4,366	—	$34.44	$190,183	12/7/2015
	5,816	—	$48.38	$172,299	12/6/2016
	4,519	—	$88.82	$—	12/5/2017
	11,133	—	$39.67	$426,784	12/17/2018
	12,151	—	$52.25	$312,888	12/9/2019
	7,379	—	$80.61	$—	12/8/2020
	7,996	—	$74.24	$30,065	12/14/2021
	16,135	7,948	$86.36	$—	12/12/2022	4,727	$368,706
	6,829	13,257	$87.46	$—	12/11/2023	4,058	$316,524	1,298	$101,244
	—	27,800	$88.19	$—	12/10/2024	4,428	$345,384	1,948	$151,944
	76,324	49,005		$1,132,219		13,213	$1,030,614	3,246	$253,188
James M. Field	28,229	—	$52.25	$726,897	12/9/2019
	21,735	—	$80.61	$—	12/8/2020
	25,391	—	$74.24	$95,470	12/14/2021
	15,434	7,602	$86.36	$—	12/12/2022	4,521	$352,638
	7,512	14,583	$87.46	$—	12/11/2023	4,464	$348,192	1,428	$111,384
	—	25,273	$88.19	$—	12/10/2024	4,025	$313,950	1,771	$138,138
	98,301	47,458		$822,367		13,010	$1,014,780	3,199	$249,522
Jean H. Gilles	10,704	—	$88.82	$—	12/5/2017
	45,700	—	$52.25	$1,176,775	12/9/2019
	20,376	—	$80.61	$—	12/8/2020
	23,183	—	$74.24	$87,168	12/14/2021
	16,135	7,948	$86.36	$—	12/12/2022	4,727	$368,706
	7,785	15,114	$87.46	$—	12/11/2023	4,627	$360,906	1,480	$115,440
	—	27,800	$88.19	$—	12/10/2024	4,428	$345,384	1,948	$151,944
	123,883	50,862		$1,263,943		13,782	$1,074,996	3,428	$267,384
Michael J. Mack, Jr.	24,388	—	$88.82	$—	12/5/2017
	21,347	—	$80.61	$—	12/8/2020
	23,183	—	$74.24	$87,168	12/14/2021
	14,732	7,257	$86.36	$—	12/12/2022	4,316	$336,648
	7,717	14,981	$87.46	$—	12/11/2023	4,586	$357,708	1,467	$114,426
		30,327	$88.19	$—	12/10/2024	4,830	$376,740	2,125	$165,750
	91,367	52,565		$87,168		13,732	$1,071,096	3,592	$280,176

(1) Options become vested and exercisable in three approximately equal annual installments on the first, second, and third anniversaries of the grant date.

(2) The amount shown represents the number of options that have not been exercised (vested and unvested) multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00, and the option exercise price. No value is shown for “underwater” options.

(3) Options expire ten years from the grant date.

(4) RSUs vest three years after the grant date, at which time they are settled in Deere common stock.

Executive Compensation Tables:
Fiscal 2015 Option Exercises and Stock Vested

The three-year performance period for PSUs granted in fiscal 2013 ended on October 31, 2015. The final payout determination was made by the Committee in December 2015. As discussed in the CD&A under “2013-2015 PSU Program (Payable in Fiscal 2016),” because the minimum revenue growth and TSR performance goals were not achieved, no payouts of Company common stock were made under these awards.

(5) The amount shown represents the number of RSUs that have not vested multiplied by the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00.

(6) The amount shown represents actual achievement of the PSUs granted in fiscal years 2014 and 2015 relative to the S&P Industrial Sector assuming truncated performance measurement periods. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period.

PSU Grant Date	December 11, 2013	December 10, 2014
Truncated performance period	11/1/2013 - 10/31/2015	11/1/2014 - 10/31/2015
Actual performance period ending date	10/31/2016	10/31/2017
Payout of shares (as a % of target) based on revenue growth	0%	0%
Payout of shares (as a % of target) based on TSR	40%	55%
Combined payout of shares (as a % of target)	20%	27.5%

(7) The amount shown represents the number of PSUs described in footnote (6) to this table multiplied by the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00.

Fiscal 2015 Option Exercises and Stock Vested
The following table provides information regarding option exercises and vesting of RSUs and PSUs during fiscal 2015. These options and stock awards were granted in prior fiscal years and are not related to performance in fiscal 2015.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(1)	(2)	(3)	(4)
Samuel R. Allen	—	$—	52,269	$4,516,564
Rajesh Kalathur	—	$—	—	$—
James M. Field	88,086	$3,505,971	9,766	$843,880
Jean H. Gilles	4,463	$205,099	8,915	$770,345
Michael J. Mack, Jr.	—	$—	8,915	$770,345

(1) Represents the total number of shares that were exercised before any withholding of shares to pay the exercise price and taxes.

(2) Value realized on exercise is based on the market price upon exercise minus the exercise price (the grant price).

(3) Represents the number of RSUs and PSUs that vested during fiscal 2015. The RSUs were granted on December 14, 2011 and vested on December 14, 2014. Although they are vested, these RSUs will not be settled in Deere common stock until five years after the grant date (in December 2016).

The three-year performance period for PSUs granted in fiscal 2012 ended on October 31, 2014. The final number of shares earned was based on Deere’s revenue growth and TSR relative to the S&P Industrial Sector over the performance period. The final payout determination was made by the Committee in December 2014 following a review of the relative performances of the Company and the S&P Industrial Sector, and the award was settled in Deere common stock on December 14, 2014 (the third anniversary of the grant date). The final payout under the award was equal to 48.5% of the target opportunity, as disclosed in the CD&A in last year’s proxy statement.

Executive Compensation Tables:
Pension Benefits

The following table shows the number of RSUs and PSUs that vested during fiscal 2015:

Name	RSUs	PSUs
Samuel R. Allen	29,431	22,838
James M. Field	5,499	4,267
Jean H. Gilles	5,020	3,895
Michael J. Mack, Jr.	5,020	3,895

(4) Represents the number of RSUs and PSUs vested multiplied by the closing price ($86.41) of Deere common stock on the NYSE as of the vesting date.

Pension Benefits
The NEOs are eligible to participate in pension plans that provide benefits based on years of service and pay. Pension benefits are provided under a qualified defined benefit pension plan called the John Deere Pension Plan for Salaried Employees (the “Salaried Plan”) and two nonqualified pension plans called the Senior Supplementary Pension Benefit Plan (the “Supplementary Plan”) and the John Deere Supplemental Pension Benefit Plan (the “Supplemental Plan”).

In 1996, we introduced a new pension option under the Salaried Plan known as the “Contemporary Option.” At that time, participants were given the choice between remaining in the existing Salaried Plan option, known as the “Traditional Option,” or choosing the new Contemporary Option. New employees hired between January 1, 1997 and October 31, 2014 automatically participated in the Contemporary Option. For new employees hired on or after November 1, 2014, pension benefits under the Salaried Plan are calculated based on a cash balance methodology instead of the Traditional or Contemporary Option formulas discussed below. None of the NEOs participate in the cash balance plan.

Salaried Plan
The Salaried Plan is a qualified plan subject to certain IRC limitations on benefits and is subject to the Employee Retirement Income Security Act of 1974. Deere makes contributions to, and benefits are paid from, a tax-exempt pension trust. Pension benefits provided by the Salaried Plan under the Traditional and Contemporary Options are summarized as follows:

Traditional Option
The Traditional Option pension benefit is based on a formula that calculates a retirement benefit using service credit, “Final Average Pay” as defined below, and a multiplier. Generally, Final Average Pay is the participant’s aggregate salary (up to IRC limits) for the last 60 months prior to retirement divided by 60, unless the last 60 months does not represent the participant’s highest earnings. In that case, Final Average Pay would be calculated using the participant’s five highest consecutive anniversary years of earnings.

The formula for calculating monthly pension benefits under the qualified Traditional Option is:

Final Average Pay (up to IRC limits)
x Years of Service
x 1.5%

Eligibility to retire with unreduced pension benefits under the Traditional Option is based on age and years of service. Participants who are age 60 with ten or more years of service, or who are age 65 with five or more years of service, receive unreduced pension benefits.

Under the Traditional Option, early retirement eligibility occurs upon the earliest of:

(1) having 30 years of service; or
(2) the sum of the participant’s years of service and age equaling 80 or more.

Pension amounts are reduced 4% for each year that retirement benefits are received before age 60. None of our current NEOs participate in the Traditional Option.

Contemporary Option
Under the Contemporary Option, “Career Average Pay” replaces Final Average Pay in computing retirement benefits. Career Average Pay is calculated using salary plus STI (up to IRC limits). For participants hired prior to January 1, 1997, the transition to Career Average Pay includes salary and STI awards from 1992 until retirement. Deere makes enhanced contributions to the 401(k) retirement savings accounts of salaried employees participating in this option.

The formula for calculating benefits under the qualified Contemporary Option is:

Career Average Pay (up to IRC limits)
x Years of Service
x 1.5%

Executive Compensation Tables: Fiscal 2015 Pension Benefits Table

Eligibility to retire with unreduced benefits under the Contemporary Option occurs at age 67 for all participating employees that were hired on or after January 1, 1997. For participants hired before this date, the eligibility age for retiring with unreduced benefits is based on years of service as of January 1, 1997 and ranges from ages 60 to 67. None of our NEOs are currently eligible to retire with unreduced benefits under the Contemporary Option.

For participating employees hired before January 1, 1997 who were not eligible to retire on January 1, 1997, and for participants that were hired on or after January 1, 1997, early retirement eligibility under the Contemporary Option is the earlier of:

(1) age 55 with ten or more years of service; or
(2) age 65 with five or more years of service.

Pension payments are reduced 4% for each year the employee is under the unreduced benefits age upon retirement. Messrs. Allen, Gilles, and Mack are the only NEOs currently eligible to retire early with reduced benefits under the Contemporary Option.

Supplementary Plan
The Supplementary Plan is an unfunded, nonqualified excess defined benefit plan that provides additional pension benefits in a comparable amount to those benefits the participant would have received under the Salaried Plan in the absence of IRC limitations. Benefit payments for the Supplementary Plan are made from the assets of Deere and are at-risk in the event of the Company’s bankruptcy.

The Supplementary Plan uses the same formula as the Salaried Plan to calculate the benefit payable, except that eligible earnings include only amounts above IRC qualified plan limits.

Supplemental Plan
The Supplemental Plan is an unfunded, nonqualified supplemental retirement plan for certain employees, including all the NEOs. Benefit payments for the Supplemental Plan are made from the assets of Deere and are at-risk in the event of the Company’s bankruptcy. The Supplemental Plan was closed to new participants effective November 1, 2014, although benefits will continue to accrue for employees who were already participating in the plan as of such date.

The formulas for calculating benefits under the Supplemental Plan for the Contemporary and Traditional Options can be summarized as follows:

Contemporary Option

Career Average Pay
x	Years of Service at grade 13 and above beginning January 1, 1997
x 0.5%

Traditional Option
The Supplemental Plan benefit under the Traditional Option is derived by subtracting the value of the Traditional Option (Salaried Plan plus Supplementary Plan) from the value of the Contemporary Option (Salaried Plan, Supplementary Plan, plus Supplemental Plan) had it been chosen. If this amount is positive, the NEO will receive this additional amount as a Supplemental Plan benefit.

Fiscal 2015 Pension Benefits Table

		Assumed	Number of Years	Present Value of
Name	Plan Name (1)	Retirement Age (2)	of Credited Service (3)	Accumulated Benefit (4)
Samuel R. Allen	Salaried Plan	63	40.4	$1,707,954
Contemporary Option	Supplementary Plan	63	40.4	$11,748,787
	Supplemental Plan	63	18.8	$2,016,567
	Total			$15,473,308

Rajesh Kalathur	Salaried Plan	65	18.4	$306,463
Contemporary Option	Supplementary Plan	65	18.4	$385,029
	Supplemental Plan	65	9.8	$135,719
	Total			$827,211

James M. Field	Salaried Plan	65	21.5	$457,145
Contemporary Option	Supplementary Plan	65	21.5	$1,234,970
	Supplemental Plan	65	16.7	$461,807
	Total			$2,153,922

Executive Compensation Tables: Fiscal 2015 Pension Benefits Table

		Assumed	Number of Years	Present Value of
Name	Plan Name (1)	Retirement Age (2)	of Credited Service (3)	Accumulated Benefit (4)
Jean H. Gilles	Salaried Plan	64	27.6	$1,018,796
Contemporary Option	Supplementary Plan	64	27.6	$3,437,271
	Supplemental Plan	64	18.8	$1,026,125
	Total			$5,482,192

Michael J. Mack, Jr.	Salaried Plan	65	29.3	$895,598
Contemporary Option	Supplementary Plan	65	29.3	$2,783,755
	Supplemental Plan	65	18.8	$792,672
	Total			$4,472,025

(1) Benefits are provided under the Salaried Plan, the Supplementary Plan, and the Supplemental Plan as described in the narrative preceding the table. A portion of Mr. Gilles’ benefits will be provided by certain German pension plans in which he participated during his period of employment at Deere’s European Office in Germany. Any benefits received from these German plans will offset benefits that would have otherwise been provided under the Salaried Plan. Mr. Gilles’ total pension benefits are calculated for all purposes as if he had been a participant in the U.S. pension plans his entire career.

(2) The assumed retirement age is the earliest age at which the NEO could retire without any benefit reduction due to age or normal retirement age, if earlier. The assumed retirement age may vary depending on whether the NEO is covered by the Traditional Option or the Contemporary Option, as explained in the narrative preceding the table.

(3) Years and months of service credit under each plan as of October 31, 2015. The years of credited service are equal to years of eligible service with Deere for the Salaried and Supplementary Plan. Service credit under the Supplemental Plan is based on service at grade 13 or above, beginning January 1, 1997.

(4) The actuarial present value of the accumulated benefit is shown as of October 31, 2015, and is provided as a straight-life annuity for the qualified pension plan and a lump sum for nonqualified pension plan benefits. Pension benefits are not reduced for any social security benefits or other offset amounts that the NEO may receive. A portion of the benefit for Mr. Gilles will be provided under certain German pension plans as described in footnote (1) above.

The actuarial present value is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at the discount rate, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Actual benefit present values will vary from these estimates depending on many factors, including actual retirement age.

The following assumptions were used to calculate the present value of the accumulated benefit:

●

Each of the NEOs continues as an executive until the earliest age at which he could retire without any benefit reduction due to age or normal retirement age, whichever is earlier, as defined in the Salaried Plan;

●	Present value amounts were determined based on financial accounting discount rates equal to 4.42% for the Salaried Plan, 3.89% for the Supplementary Plan, and 3.74% for the Supplemental Plan;
●	Benefits subject to a lump sum distribution were determined using an interest rate of 2.95%;
●

The mortality table used for the Salaried Plan was the RP2015WC table (with mortality projection scale MP2015, as published by the Society of Actuaries), while the mortality table used for the Supplementary and Supplemental Plans was the RP 2022 table, each table as published by the IRS; and

●

Pensionable earnings are calculated for the most recently completed fiscal year using base pay as an estimate (assuming one base pay increase of 3.5% - 4.5% depending on age) with no future increase and the STI bonus at target. Pensionable earnings for prior years are calculated based on actual base pay and actual STI earned for prior years.

Executive Compensation Tables: Nonqualified Deferred Compensation

Nonqualified Deferred Compensation
The Fiscal 2015 Nonqualified Deferred Compensation Table below shows information about four programs:

(1) the John Deere Voluntary Deferred Compensation Plan (“Deferred Plan”), a nonqualified deferred compensation plan;

(2) the Deere & Company European Office Vorsorgeplan 2001 (“German Deferral Plan”), a voluntary deferral plan;

(3) the John Deere Defined Contribution Restoration Plan (“DCRP”), a nonqualified savings plan; and

(4) deferred RSUs.

Deferred Plan
Under the Deferred Plan, through fiscal 2008, NEOs could defer their base salary, STI, and/or MTI in 5% increments up to 95%. For deferrals elected after 2008, up to 70% of base salary can be deferred while STI and MTI awards can be deferred up to 95%. On the first day of each calendar quarter, the balance in each account under the Deferred Plan is credited with interest. For deferrals made through calendar 2009, interest is credited at the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2% as of the last day of the preceding quarter. For deferrals made after December 31, 2009, the deferred amounts earn interest based on the Moody’s “A” rated Corporate Bond Rate. During fiscal 2015, amounts deferred under the Deferred Plan were credited with interest at the following rates:

Earnings Under Deferred Plan
	Deferrals through	Deferrals after 2009
	calendar 2009	Moody’s “A” Corporate
	Prime plus 2%	Bond Rate
November-14	5.25%	4.18%
February-15	5.25%	3.81%
May-15	5.25%	4.24%
August-15	5.25%	4.32%

An election to defer salary must be made prior to the beginning of the calendar year in which deferral occurs. An election to defer STI must be made prior to the beginning of the fiscal year upon which the award is based. An election to defer MTI must be made prior to the close of the fiscal year preceding the calendar year of payment. Participants may elect to receive the deferred funds in a lump sum or in equal annual installments not to exceed ten years. Distribution must be completed within ten years following retirement. All deferral elections and associated distribution schedules are irrevocable. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

German Deferral Plan
Mr. Gilles participated in the German Deferral Plan during his period of employment at Deere’s European Office in Germany. The German Deferral Plan was available to all salaried employees in Germany and permitted participants to defer up to 100% of their base salary, STI, and/or MTI. Interest on deferrals is determined on the basis of “transforming factors” specified in the plan documentation. All distributions are paid in a lump sum in the January following the year in which the participant retires or, if the participant retires prior to age 65, no later than the January following the year the participant turns 65.

DCRP
The DCRP is designed to allow executives participating in our Contemporary Option to defer employee contributions and receive employer matching contributions on up to 6% of eligible earnings that are otherwise limited by the IRC. For DCRP purposes, eligible earnings include base salary, STI, and commission compensation. None of the NEOs receive commission compensation. The 401(k) deferral percentage selected by the employee in place each October 31st is used during the following calendar year to calculate the DCRP employee contribution. This plan is unfunded and participant accounts are at-risk in the event of the Company’s bankruptcy.

Two investment options were available under the DCRP during fiscal 2015: the prime rate (as determined by the Federal Reserve Statistical Release for the prior month) plus 2%; or a rate of return based on the S&P 500 Index for the prior month. Participants could choose either investment option for any portion of their account, and could change investment options between the 1st and 10th day of any month. During fiscal 2015, the annualized rates of return under the two options were as follows:

Earnings For DCRP
	Prime plus 2%	S&P 500 Index
November-14	5.25%	-33.69%
December-14	5.25%	66.46%
January-15	5.25%	5.69%
February-15	5.25%	-15.24%
March-15	5.25%	31.96%
April-15	5.25%	-1.27%
May-15	5.25%	8.58%
June-15	5.25%	9.78%
July-15	5.25%	-7.19%
August-15	5.25%	-2.94%
September-15	5.25%	-31.10%
October-15	5.25%	-56.16%

Executive Compensation Tables: Fiscal 2015 Nonqualified Deferred Compensation Table

As of November 1, 2015, the investment options described above are no longer available for new deferrals under the DCRP. Instead, the investment options under the DCRP now parallel the investment options offered under our 401(k) plan (with certain limited exceptions). Funds deferred prior to November 1, 2015 may remain invested under the previous options, although participants may also move these funds into the new options. Additionally, as of November 1, 2015 participants are permitted to change investment options at any time. These changes effectively eliminate the ability of DCRP participants to earn above-market interest on new deferrals.

Distribution options under the DCRP consist of a lump sum distribution one year following the date of separation, or, in the case of retirement, five annual installments beginning one year following the retirement date.

Deferred RSUs
There are two scenarios under which deferred RSUs can appear in the Fiscal 2015 Nonqualified Deferred Compensation Table:

●

Certain RSUs are required to be held for a defined period of time after they vest three years from the grant date. The following tranches of RSUs have vested but remain subject to mandatory restriction as described in the following chart:

Grant Date	Date Vested	Restriction Period
December 2002	December 2005	Until retirement or no longer active employee
December 2007	December 2010	Until retirement or no longer active employee
December 2008	December 2011	Until retirement or no longer active employee
December 2009	December 2012	Until retirement or no longer active employee
December 2010	December 2013	5 years (until December 2015)
December 2011	December 2014	5 years (until December 2016)

●

For RSUs granted starting in December 2003, NEOs may elect deferral of settlement for a minimum of five years. If a deferral election is made, the RSUs will be settled in shares of Deere common stock five or more years after the originally scheduled conversion date.

Deferred RSUs will not be settled in Deere common stock until either the election period or the restriction period expires.

Fiscal 2015 Nonqualified Deferred Compensation Table

		Executive	Registrant	Aggregate
		Contributions	Contributions	Earnings in Last	Aggregate Balance at
		in Last FY	in Last FY	Fiscal Year	Last FYE
Name	Plan	(1)	(2)	(3)	(4)
Samuel R. Allen	DCRP	$241,191	$401,985	$272,158	$5,504,538
	Deferred RSUs	$—	$2,543,133	$(992,060)	$9,997,806
	Total	$241,191	$2,945,117	$(719,902)	$15,502,344
Rajesh Kalathur	DCRP	$70,671	$117,786	$28,469	$604,591
	Total	$70,671	$117,786	$28,469	$604,591
James M. Field	DCRP	$89,750	$149,583	$90,308	$1,831,920
	Deferred RSUs	$—	$475,169	$(276,609)	$2,811,978
	Total	$89,750	$624,752	$(186,301)	$4,643,898
Jean H. Gilles	German Deferral Plan	$—	$—	$17,794	$279,748
	DCRP	$81,036	$135,060	$82,562	$1,673,270
	Deferred RSUs	$—	$433,778	$(198,884)	$2,012,244
	Total	$81,036	$568,839	$(98,529)	$3,965,262
Michael J. Mack, Jr.	Deferred Plan	$—	$—	$98,424	$1,936,661
	DCRP	$91,314	$152,191	$(13,445)	$2,585,724
	Deferred RSUs	$—	$433,778	$(318,793)	$3,252,678
	Total	$91,314	$585,969	$(233,814)	$7,775,063

(1) The amounts in this column represent employee compensation deferrals that are included in the Fiscal 2015 Summary Compensation Table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Change in Control

(2) The amounts in this column associated with the DCRP represent Deere’s contributions during the fiscal year as included in the Fiscal 2015 Summary Compensation Table under the “All Other Compensation” column. The amounts in this column associated with deferred RSUs represent RSUs that vested in the current fiscal year but have not been converted into Deere common stock, and are included in the Fiscal 2015 Option Exercises and Stock Vested table under the column “Value Realized on Vesting.”

(3) For rates of return on account balances under the Deferred Plan and DCRP, see the applicable earnings charts in the narrative preceding this table. The notional rate of return on amounts deferred by Mr. Gilles under the German Deferral Plan was 6.79%. For the deferred RSU accounts, the earnings represent the change in the intrinsic value of the RSUs. The above-market portions of the amounts shown in this column are reported in the Fiscal 2015 Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column and are quantified in footnote (5) to that table.

(4) Of the aggregate balance, the following amounts were reported as compensation to each respective NEO in the Summary Compensation Table in prior years: $9,663,424 (Allen); $191,656 (Kalathur); $2,315,076 (Field); $790,281 (Gilles); and $4,836,562 (Mack).

Fiscal 2015 Potential Payments upon Change in Control
The CIC Program includes a “double trigger” approach, under which participants will receive severance benefits only if both a change in control and qualifying termination occur. A “qualifying termination” is either:

●

Deere’s termination of an executive’s employment within the six months preceding or within 24 months following a change in control for reasons other than death, disability, or “cause” (defined as an executive’s willful and continued nonperformance of duties after written demand; willful conduct that is demonstrably and materially injurious to Deere; or illegal activity); or

●

An executive’s termination of his or her own employment for “good reason” (defined as material reductions or alterations in an executive’s authorities, duties, or responsibilities; change in office location of at least 50 miles from current residence; material reductions in an executive’s participation in certain Deere compensation plans; or certain other breaches of the covenants in the CIC Program) within 24 months following a change in control.

The CIC Program defines the following as “change in control” events:

●	any “person,” as defined in the Exchange Act (with certain exceptions), acquires 30% or more of Deere’s voting securities;
●	a majority of Deere’s directors are replaced without the approval of at least two-thirds of the existing directors or directors previously approved by the then-existing directors;
●

any merger or business combination of Deere and another company, unless the outstanding voting securities of Deere prior to the transaction continue to represent at least 60% of the voting securities of the new company; or

●	Deere is completely liquidated or all, or substantially all, of Deere’s assets are sold or disposed.

Benefits provided under the CIC program and other benefit plans are described in the footnotes to the table. Although not reflected in the table, the CIC Program provides that Deere will pay the executive’s reasonable legal fees and expenses if the executive must enforce the program terms. Under the CIC Program, the executives agree: (a) not to disclose or use for their own purposes confidential and proprietary Deere information; and (b) for a period of two years following termination of employment, not to induce Deere employees to leave Deere, or to interfere with Deere’s business.

In addition, the Omnibus Plan, the MTI plan, and the Deferred Plan each contain change in control provisions that may trigger payments under these plans. Under the Omnibus Plan, unless the Board or the Committee determines otherwise, and regardless of whether or not the employee is terminated, all then-outstanding equity awards that were granted before February 24, 2010 would vest and restriction periods would end upon a change in control. All outstanding RSUs would be cashed out as of the date of the change in control and the employee would have the right to exercise all outstanding options. Such potential payments are disclosed in the table below adjacent to “Change in Control only.” For awards made under the Omnibus Plan on and after February 24, 2010, the foregoing provisions will apply only if there is both a change in control and the employee experiences a qualifying termination. The MTI plan provides for payment upon a change in control based on actual performance results to date for all performance periods then in progress. Under the Deferred Plan, in the event of certain changes in control, the Committee may elect to terminate the plan within 12 months following the change in control and distribute all account balances, or the Committee may decide to keep the Deferred Plan in effect and modify it to reflect the impact of the change in control.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Change in Control

The following table includes estimated potential payments that would have been due to each NEO if a change in control event had occurred and, if applicable, the NEO experienced a qualifying termination as of October 31, 2015. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amount each NEO would receive if a change in control occurred. As explained in the footnotes, the payments listed represent the incremental amounts due to NEOs beyond what the NEOs would have received without the change in control. Not included in this table are the following payments to which the NEOs are already entitled and which are reported in previous sections of this Proxy Statement:

●	amounts already earned under the STI and MTI plans as of October 31, 2015 (reported in the Fiscal 2015 Summary Compensation Table);
●	the exercise of outstanding vested options (reported in the Outstanding Equity Awards at Fiscal 2015 Year-End table); and
●	distribution of nonqualified deferred compensation (reported in the Fiscal 2015 Nonqualified Deferred Compensation Table).

				Stock	Stock	Welfare	Defined
				Awards	Options	Benefits	Contribution	Total
Name	Salary (1)	STI (2)	MTI (3)	(4)	(5)	(6)	Plans (7)	Payments
Samuel R. Allen
~Change in Control only	$—	$—	$2,058,472	$—	$—	$—	$—	$2,058,472
~Change in Control and
Qualifying Termination	$4,500,000	$5,625,000	$2,058,472	$8,964,072	$—	$36,342	$1,283,955	$22,467,841
Rajesh Kalathur
~Change in Control only	$—	$—	$591,655	$—	$—	$—	$—	$591,655
~Change in Control and
Qualifying Termination	$1,662,984	$1,407,926	$591,655	$2,679,534	$—	$41,411	$431,358	$6,814,868
James M. Field
~Change in Control only	$—	$—	$591,655	$—	$—	$—	$—	$591,655
~Change in Control and
Qualifying Termination	$2,003,688	$1,698,999	$591,655	$2,638,428	$—	$42,179	$526,749	$7,501,698
Jean H. Gilles
~Change in Control only	$—	$—	$591,655	$—	$—	$—	$—	$591,655
~Change in Control and
Qualifying Termination	$1,850,400	$1,567,799	$591,655	$1,719,744	$—	$40,859	$545,458	$6,315,915
Michael J. Mack, Jr.
~Change in Control only	$—	$—	$591,655	$—	$—	$—	$—	$591,655
~Change in Control and
Qualifying Termination	$2,032,452	$1,723,389	$591,655	$1,713,660	$—	$42,244	$534,573	$6,637,973

(1) In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the annual base salary.

(2) In the event of a change in control and qualifying termination, the CIC Program provides for a lump sum payment of three times the target STI bonus amount for the fiscal year in which the termination occurs. In addition, the NEO is entitled to a prorated STI award for the current year. Since the change in control calculations in this table are made as of the end of the fiscal year, the prorated award for the current year is equal to the STI earned for the current fiscal year as reported in the Fiscal 2015 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control

(3) The MTI plan contains a change in control provision that entitles participants, as of the date of a change in control, to a lump sum MTI payment based on actual performance results to date for all performance periods then in progress. The payout for the three-year performance period ended October 31, 2015 is reported in the Fiscal 2015 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation” and is not duplicated in this table. For each of the NEOs, the amount shown in this table represents the payout for the two remaining performance periods.

(4) Vesting of unvested RSUs and PSUs does not accelerate in the event of a change in control only. In the event of a change in control and qualifying termination:

●	For unvested RSUs, the vesting and restriction requirements no longer apply and the awards are cashed out; and
●	For unvested PSUs, the vesting and restriction requirements no longer apply and the awards are cashed out at a target award level.

For purposes of the table, all unvested PSUs and RSUs are valued based on the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00. Since Messrs. Allen, Gilles, and Mack are eligible for retirement and all currently unvested RSUs would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. Vested RSUs are not included since they have been earned and are included on the Fiscal 2015 Nonqualified Deferred Compensation Table. Unvested PSUs and RSUs are included in the Outstanding Equity Awards at Fiscal 2015 Year-End table.

(5) Vesting of outstanding stock options does not accelerate in the event of a change in control only. Instead, outstanding stock options will continue to vest over the three-year vesting period, subject to continued employment conditions.

In the event of a change in control and qualifying termination, all outstanding stock options vest and can be exercised immediately. Since Messrs. Allen, Gilles, and Mack are eligible for retirement and all currently unvested stock options would vest immediately on the date of such event, there is no incremental benefit of the accelerated vesting for these individuals. For Messrs. Kalathur and Field, who are not eligible for retirement, the amount represents the number of outstanding, unexercisable options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00, and the option exercise prices. These amounts are included in the Outstanding Equity Awards at Fiscal 2015 Year-End table.

(6) In the event of a change in control and qualifying termination, the CIC Program provides for continuation of health care, life, accidental death and dismemberment, and disability insurance for three full years at the same premium cost and coverage. This benefit will be discontinued if the NEO receives similar benefits from a subsequent employer during this three-year period.

(7) In the event of a change in control and qualifying termination, the CIC Program includes cash payment equal to three times Deere’s contributions on behalf of each of the NEOs under our defined contribution plans for the plan year preceding termination (or, if greater, for the plan year immediately preceding the change in control). The amount reported for Mr. Gilles also includes the amount by which the value of his account balance under the German Deferral Plan would have increased had he remained employed for an additional three years following a change in control and his qualifying termination.

Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control

The following table summarizes the estimated payments to be made to the NEOs under our plans or established practices in the event of termination of employment for death, disability, retirement, termination without cause, termination for cause, and voluntary separation. Although the calculations are intended to provide reasonable estimates of the potential payments, they are based on numerous assumptions, as described in the footnotes, and may not represent the actual amounts the NEOs would receive in the event of an eligible termination.

The amounts shown assume the termination event occurred on, and the NEO was actively employed until, October 31, 2015.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control

							Present
							Value of
							Accumulated
						Deferred	Pension
	Salary	STI	MTI	Stock Awards	Stock Options	Compensation	Benefit	Total
Name	(1)	(2)	(3)	(4)	(5)	(6)	(7)	Payments
Samuel R. Allen
Death	$—	$2,796,863	$2,722,500	$16,963,284	$9,850,571	$5,504,538	$9,635,220	$47,472,976
Disability	$13,076,110	$2,796,863	$2,722,500	$16,963,284	$9,850,571	$5,504,538	$17,033,597	$67,947,463
Retirement	$—	$2,796,863	$2,722,500	$16,963,284	$9,850,571	$5,504,538	$17,493,608	$55,331,364
Termination Without Cause	$1,500,000	$2,796,863	$2,722,500	$9,997,806	$—	$5,504,538	$17,493,608	$40,015,315
Termination For Cause	$—	$2,796,863	$2,722,500	$9,997,806	$—	$5,504,538	$17,493,608	$38,515,315
Voluntary Separation (8)
Rajesh Kalathur
Death	$—	$933,428	$1,020,204	$1,283,802	$1,132,219	$604,591	$535,292	$5,509,536
Disability	$12,158,185	$933,428	$1,020,204	$1,283,802	$1,132,219	$604,591	$2,286,353	$19,418,782
Retirement (9)
Termination Without Cause	$415,746	$933,428	$1,020,204	$—	$—	$604,591	$982,602	$3,956,571
Termination For Cause	$—	$933,428	$1,020,204	$—	$—	$604,591	$982,602	$3,540,825
Voluntary Separation	$—	$933,428	$1,020,204	$—	$—	$604,591	$982,602	$3,540,825
James M. Field
Death	$—	$1,126,403	$1,020,204	$4,076,280	$822,367	$1,831,920	$1,287,246	$10,164,420
Disability	$13,435,349	$1,126,403	$1,020,204	$4,076,280	$822,367	$1,831,920	$4,174,065	$26,486,588
Retirement (9)
Termination Without Cause	$584,409	$1,126,403	$1,020,204	$2,811,978	$—	$1,831,920	$2,353,847	$9,728,761
Termination For Cause	$—	$1,126,403	$1,020,204	$2,811,978	$—	$1,831,920	$2,353,847	$9,144,352
Voluntary Separation	$—	$1,126,403	$1,020,204	$2,811,978	$—	$1,831,920	$2,353,847	$9,144,352
Jean H. Gilles
Death	$—	$1,039,420	$1,020,204	$3,354,624	$1,263,943	$2,003,857	$3,614,279	$12,296,327
Disability	$7,536,919	$1,039,420	$1,020,204	$3,354,624	$1,263,943	$1,953,018	$7,405,739	$23,573,867
Retirement	$—	$1,039,420	$1,020,204	$3,354,624	$1,263,943	$1,953,018	$6,582,190	$15,213,399
Termination Without Cause	$616,800	$1,039,420	$1,020,204	$2,012,244	$—	$1,953,018	$6,582,190	$13,223,876
Termination For Cause	$—	$1,039,420	$1,020,204	$2,012,244	$—	$1,953,018	$6,582,190	$12,607,076
Voluntary Separation (8)
Michael J. Mack, Jr.
Death	$—	$1,142,573	$1,020,204	$4,603,950	$87,168	$4,522,385	$2,951,488	$14,327,768
Disability	$7,636,888	$1,142,573	$1,020,204	$4,603,950	$87,168	$4,522,385	$6,102,515	$25,115,683
Retirement	$—	$1,142,573	$1,020,204	$4,603,950	$87,168	$4,522,385	$5,373,453	$16,749,733
Termination Without Cause	$677,484	$1,142,573	$1,020,204	$3,252,678	$—	$4,522,385	$5,373,453	$15,988,777
Termination For Cause	$—	$1,142,573	$1,020,204	$3,252,678	$—	$4,522,385	$5,373,453	$15,311,293
Voluntary Separation (8)

(1) Our NEOs do not have employment agreements. However, we have severance guidelines that provide compensation if termination is initiated by Deere for reasons other than cause. Our severance guidelines provide for payment of one-half month of salary for each complete year of employment, up to a maximum of one year’s salary. We may elect to pay severance in either a lump sum or via salary continuance, unless the amount of severance exceeds two times the applicable limit under Section 401(a)(17) of the IRC, in which case severance will be paid in a lump sum.

Under our Long-Term Disability Plan, if disabled before age 62, NEOs receive monthly benefits until age 65 equal to 60% of their salary plus the average of the three STI awards received immediately prior to the start of disability. The amount shown for disability represents the present value of the monthly benefit from the time of the disability, assumed to be October 31, 2015, until the time the NEO attains age 65.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control

(2) Under all termination events, the amount of STI earned for the fiscal year ended October 31, 2015 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2015 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(3) Under all termination events, the amount of MTI earned for the performance period ended October 31, 2015 would be payable in a lump sum generally within two months after the end of the fiscal year, but in no event later than March 15th of the calendar year following the end of the fiscal year. This amount is also reported in the Fiscal 2015 Summary Compensation Table under the column “Non-Equity Incentive Plan Compensation.”

(4) In the event of death, disability, or retirement, the most recent RSU and PSU awards are prorated based on the number of months the NEOs remain active in the year of grant, meaning that the NEOs retain 1/12th of the RSUs and PSUs awarded during the year for each month of active employment. The remaining units are forfeited. All unvested and non-forfeited RSUs will vest on the date of separation from service, while PSUs that are not forfeited will continue to convert to shares at the end of the three-year performance period based on the performance metrics. Upon lapse of the applicable restrictions, vested RSUs will be converted to shares of common stock. Restrictions on vested RSUs will lapse as provided in the following table:

Type of Separation from Service	Fiscal Year of RSU Award	Lapse of Restrictions
Death	2010 and prior	First business day of January following death
	2011 and 2012	First business day in the later of January or July following death
	After 2012	Third anniversary of grant date
Disability or Retirement	2012 and prior	First business day in the later of January or July following separation from service
	After 2012	Third anniversary of grant date

In the event of termination with or without cause or voluntary separation, any vested RSUs will be cashed out. All unvested PSUs and RSUs will be forfeited. The amounts shown in the table correspond to vested RSUs (including RSUs that vest as a result of the termination of employment).

The value of PSUs for each outstanding tranche represents actual achievement relative to the S&P Industrial Sector assuming, in the case of PSUs granted in fiscal years 2014 and 2015, truncated performance measurement periods. The performance period for PSUs granted in fiscal year 2013 ended on October 31, 2015. The final number of shares earned, if any, will be based upon performance as determined by revenue growth and TSR relative to the S&P Industrial Sector at the end of the applicable performance period. See footnotes (4) and (6) to the Outstanding Equity Awards at Fiscal 2015 Year-End table for performance information relating to each outstanding tranche of PSUs.

All amounts shown in the table are based on the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00.

(5) In the event of death, all outstanding stock options vest immediately. In the event of disability or retirement, vesting accelerates for all outstanding stock options but occurs no sooner than six months following the grant date. In the case of death, the heirs have one year to exercise options. In the case of disability or retirement, options expire within five years. In the event of retirement, the most recent stock option awards granted to the NEOs are prorated based on the number of months the NEOs remain active in the year of grant, meaning that the NEOs retain 1/12th of the options awarded during the year for each month of active employment. The remaining options are forfeited. The amount shown in this table represents the number of stock options multiplied by the difference between the closing price for Deere common stock on the NYSE on October 31, 2015, which was $78.00, and the option exercise prices. These outstanding stock options are reported in the Outstanding Equity Awards at Fiscal 2015 Year-End table. In the event of a termination other than for death, disability, or retirement, all outstanding stock options are forfeited.

(6) In all cases, balances held in the U.S. nonqualified deferred compensation plans and the German Deferral Plan are payable to the employee. These amounts are reported in the Fiscal 2015 Nonqualified Deferred Compensation Table under Deferred Plan, German Deferral Plan, and DCRP. Under the German Deferral Plan, the amount payable in the event of death differs from the amount payable under the other scenarios based on the application of the “transforming factors” specified in the plan documentation. The deferred RSUs reported in the Fiscal 2015 Nonqualified Deferred Compensation Table are reported in this table under the column “Stock Awards.”

(7) The present value of the accumulated pension benefit was calculated using the following assumptions:

●	present value amounts were determined based on a discount rate of 4.42% for the Salaried Plan, 3.89% for the Supplementary Plan, and 3.74% for the Supplemental Plan;

●	lump sum distribution amounts were determined using an interest rate of 2.95% for the Supplementary and Supplemental Plans;

●	the mortality table used for the Salaried Plan was RP2015WC with mortality projection scale MP2015;
●	the mortality table used for the Supplementary and Supplemental Plans was RP2022; and

●	pensionable earnings earned were based on actual base salary and forecasted STI for fiscal 2015.

Executive Compensation Tables: Fiscal 2015 Potential Payments upon Termination of Employment Other than Following a Change in Control

Following are additional explanations related to the various scenarios:

●	Death: This amount represents the present value of the accrued survivor benefit as of October 31, 2015.

●	Disability: This amount assumes service through age 65 and includes service credit for time on long-term disability.

●	Retirement: For the NEOs eligible to retire, this amount represents the present value of the accrued benefits if they were to retire as of October 31, 2015.
●	Termination Without Cause, Termination For Cause, and Voluntary Separation: This amount represents the present value of the accrued benefit as of October 31, 2015.

(8) Since Messrs. Allen, Gilles, and Mack are eligible for early retirement, the scenario for Voluntary Separation is not applicable. Under this scenario, these NEOs would retire.

(9) Since Messrs. Kalathur and Field are not eligible for normal or early retirement, this scenario is not applicable.

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of October 31, 2015:

	Number of	Weighted-	Number of Securities
	Securities	Average	Remaining Available
	to be Issued Upon	Exercise Price of	for Future Issuance
	Exercise of	Outstanding	Under Equity
	Outstanding	Options,	Compensation Plans
	Options, Warrants,	Warrants, and	(excluding securities
	and Rights	Rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	15,951,725 (1)	$77.39	16,856,138 (2)
Equity Compensation Plans Not Approved by Security Holders	—	—	— (3)
Total	15,951,725	$77.39	16,856,138

(1) This amount includes 1,038,187 PSUs and RSUs awarded under the Omnibus Plan and 118,993 RSUs awarded under the Nonemployee Director Stock Ownership Plan. Under the Omnibus Plan, the PSUs are payable only in stock after the three-year performance period is ended and the RSUs are payable only in stock three to five years after the award is granted or upon retirement. Under the Nonemployee Director Stock Ownership Plan, RSUs are payable only in stock upon retirement. The weighted-average exercise price information in column (b) does not include these units.

(2) This amount includes 438,464 shares available under the Nonemployee Director Stock Ownership Plan for future awards of restricted stock or RSUs and 16,417,674 shares available under the Omnibus Plan. Under the Omnibus Plan, Deere may award shares in connection with stock options and stock appreciation rights, performance awards, restricted stock or restricted stock equivalents, or other awards consistent with the purposes of such plan as determined by the Committee. In addition, shares covered by outstanding awards become available for new awards if the award is forfeited or expires before delivery of the shares.

(3) Deere currently has no equity compensation plans that have not been approved by stockholders.

Item 3 – Ratification of Independent
Registered Public Accounting Firm

The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Review Committee has approved the selection of Deloitte & Touche LLP to serve as the independent registered public accounting firm for fiscal 2016. The Audit Review Committee and the Board are requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of Deloitte & Touche LLP. If the stockholders do not ratify the selection, the Audit Review Committee will consider any information submitted by the stockholders in connection with the selection of the independent registered public accounting firm for the next fiscal year. Even if the selection is ratified, the Audit Review Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Review Committee believes such a change would be in the best interests of the Company and its stockholders.

We expect that a representative of Deloitte & Touche LLP will be in attendance at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Pre-approval of Services by the Independent Registered Public Accounting Firm
The Audit Review Committee has adopted a policy for pre-approval of audit and permitted non-audit services provided by Deere’s independent registered public accounting firm. The Audit Review Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The Audit Review Committee will also consider on a case-by-case basis and, if appropriate, approve specific services that are not otherwise pre-approved.

Any proposed engagement that does not fit the definition of a pre-approved service may be presented to the Audit Review Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Review Committee or one or more of its members between regular meetings. The member or members to whom authority is delegated to approve such services between regular meetings will report any specific approvals of services to the Audit Review Committee at its next regular meeting. The Audit Review Committee regularly reviews summary reports detailing all services being provided to Deere by its independent registered public accounting firm.

Fees Paid to the Independent
Registered Public Accounting Firm
The following table summarizes the aggregate fees billed for professional services by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, Limited, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended October 31, 2015 and 2014:

	2015	2014
Audit Fees (1)	$14,626,000	$15,759,000
Audit-Related Fees (2)	$773,000	$771,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$15,399,000	$16,530,000

(1) Audit fees include amounts charged in connection with the audit of Deere’s annual financial statements and reviews of the financial statements included in Deere’s Quarterly Reports on Form 10-Q, including services related thereto such as comfort letters, statutory audits, attest services, consents, and accounting consultations.

(2) Audit-related fees reflect fees charged for assurance and related services that are reasonably related to the performance of the audit of our financial statements. These services included audits of financial statements of employee benefit plans, various attestation services, and other consultations.

Audit Review Committee Report

To the Board of Directors:
The Audit Review Committee consists of the following members of the Board of Directors:

Charles O. Holliday, Jr. (Chair), Dipak C. Jain, Joachim Milberg, Gregory R. Page, Thomas H. Patrick, Sherry M. Smith, and Sheila G. Talton. Each of the members is independent as defined under the rules of the New York Stock Exchange (NYSE). The Audit Review Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities pertaining to the accounting, auditing, and financial reporting processes of Deere. Management is responsible for establishing and maintaining Deere’s internal control over financial reporting and for preparing financial statements in accordance with accounting principles generally accepted in the United States of America. The Audit Review Committee is directly responsible for the appointment, oversight, compensation, and retention of Deloitte & Touche LLP, the independent registered public accounting firm for Deere. Deloitte & Touche LLP is responsible for performing an independent audit of Deere’s annual consolidated financial statements and internal control over financial reporting and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States of America and (ii) Deere’s internal control over financial reporting.

All members of the Audit Review Committee are financially literate under the applicable NYSE rules, and the following members of the Audit Review Committee — Mr. Holliday, Mr. Page, Mr. Patrick, and Ms. Smith — are “audit committee financial experts” within the meaning of that term as defined by the Securities and Exchange Commission (SEC) in Regulation S-K under the Securities Exchange Act of 1934, as amended. The Audit Review Committee has a written charter describing its responsibilities, which has been approved by the Board of Directors and is available on Deere’s website at www.deere.com/corpgov. The Audit Review Committee’s responsibility is one of oversight. Members of the Audit Review Committee rely on the information provided and the representations made to them by management, which has primary responsibility for establishing and maintaining appropriate internal control over financial reporting and for Deere’s financial statements and reports, and by the independent registered public accounting firm, which is responsible for performing an audit in accordance with Standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and expressing opinions on (i) the conformity of Deere’s financial statements with accounting principles generally accepted in the United States and (ii) Deere’s internal control over financial reporting.

In this context, we have reviewed and discussed with management Deere’s audited financial statements as of and for the fiscal year ended October 31, 2015. We have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Deere, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees.

On at least a quarterly basis, the Audit Review Committee meets in executive session with Deere management and the Deere internal audit staff, as well as separately with Deloitte & Touche LLP.

We have received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Review Committee concerning independence and have discussed with them their independence. We have concluded that Deloitte & Touche LLP’s provision of audit and non-audit services to Deere is compatible with their independence.

Based on the reviews and discussions referred to above and exercising our business judgment, we recommend to the Board of Directors that the financial statements referred to above be included in Deere’s Annual Report on Form 10-K for the fiscal year ended October 31, 2015 for filing with the SEC. We have selected Deloitte & Touche LLP as Deere & Company’s independent registered public accounting firm for fiscal 2016 and have approved submitting the selection of the independent registered public accounting firm for ratification by the stockholders.

Audit Review Committee

Charles O. Holliday, Jr. (Chair)
Dipak C. Jain
Joachim Milberg
Gregory R. Page
Thomas H. Patrick
Sherry M. Smith
Sheila G. Talton

Item 4 – Stockholder Proposals

We expect the following proposals to be presented by stockholders at the annual meeting, although if the proposals are not properly presented by or on behalf of the proponents, they will not be voted on. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us, and we take no responsibility for their content. Upon request to our Corporate Secretary at the address listed under the “2017 Stockholder Proposals and Nominations” section below, we will provide the names, addresses, and shareholdings of the sponsors of these proposals, as well as the names, addresses, and shareholdings of any co-sponsors.

Stockholder Proposal #1—Proxy Access
A stockholder has submitted the following proposal:

“Proposal 1 Proxy Access for Shareholders

RESOLVED: Shareholders ask the board of directors to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined here) of any person nominated for election to the board by a shareholder or an unrestricted number of shareholders forming a group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed 25% of the directors then serving or two, whichever is greater. This bylaw shall supplement existing rights under Company bylaws, providing that a Nominator must: (a) have beneficially owned 3% or more of the Company’s outstanding common stock, including recallable loaned stock, continuously for at least 3-years before submitting the nomination; (b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission (SEC) rules about (i) the nominee, including consent to being named in proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and (c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business, not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority given to multiple nominations exceeding the 25% limit. No additional restrictions shall be placed on re-nominations.

The Security and Exchange Commission’s universal proxy access Rule 14a-11 was vacated after a court decision regarding the SEC’s cost-benefit analysis. Therefore, proxy access rights must be established on a company-by-company basis.

Subsequently, Proxy Access in the United States: Revisiting the Proposed SEC Rule), a cost-benefit analysis by CFA Institute, found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising US market capitalization by up to $140 billion.

Please vote to enhance shareholder value: Proxy Access for Shareholders – Proposal 1”

Deere’s Response – Statement of Opposition to Stockholder Proposal #1

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL TO ADOPT PROXY ACCESS FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

The Board takes its accountability to stockholders very seriously. As the Board continues to monitor the corporate governance landscape for U.S. public companies, the Board has learned that while many investors have strong views on proxy access, those views vary widely and continue to evolve. In particular, while the Board recognizes that some institutional investors now view proxy access as an important stockholder right, there remain differences among those investors as to the appropriate thresholds and rules governing proxy access. In addition, other large investors continue to oppose the concept of proxy access altogether.

In light of the divergent views on proxy access, the Board believes that the need for proxy access should be evaluated in the context of Deere’s overall corporate governance practices. Those practices provide stockholders with the opportunity to have meaningful input into the director nomination and election process and ensure

Item 4 – Stockholder Proposals: Deere’s Response – Statement of Opposition to Stockholder Proposal #1

that the Board has the independence, skills, expertise, experience, diversity, and commitment to effectively oversee management’s performance and act in the best interests of all stockholders.

The Board believes that the current director nomination process, in which the Corporate Governance Committee evaluates all potential director nominees, including individuals recommended by stockholders, is the most appropriate process to ensure that only the highest quality director candidates are nominated for election. The Corporate Governance Committee, which is composed solely of independent directors who owe fiduciary duties to act in the best interests of all stockholders, is in the best position to review and recommend director nominees (i) who possess the skills and qualifications to enhance the effectiveness of the Board, (ii) who are free from conflicts of interest and (iii) will represent the interests of all stockholders, not just those with special interests. As part of its evaluation of each candidate, the Corporate Governance Committee takes into account how that candidate’s particular skills, qualifications, experiences, and attributes, when combined with those of other prospective candidates, would allow the Board to satisfy its oversight responsibilities effectively.

In addition, the Board has implemented numerous corporate governance policies to provide Deere stockholders with a meaningful voice in the nomination and election of directors, as well as the ability to communicate with directors and promote the consideration of stockholder views. In particular, those policies offer the following:

●	The opportunity to elect all directors annually using a majority voting standard in uncontested elections;

●

The ability to recommend director candidates to the Corporate Governance Committee, which considers those recommendations in the same manner as recommendations received from other sources (as discussed above under “Identification and Evaluation of Director Nominees”);

●	The option to directly nominate director candidates and solicit proxies for the election of those candidates in accordance with the Company’s bylaws and the federal securities laws;

●	The right to submit proposals for inclusion in the Company’s proxy statement for consideration at an annual meeting, subject to the rules and regulations of the SEC;

●	The opportunity to communicate directly with members of the Board, the Chairman, any Board committee, or the independent Presiding Director (described above under “Communication with the Board”);
●	The opportunity to vote annually in the “say-on-pay” vote to express their views on executive compensation; and

●	The right for stockholders to call special meetings.

Apart from a lack of necessity, the Board also believes that the proposal carries with it the risk of significant adverse consequences, including the following:

Expense and Distraction. Proxy access puts in place a process that facilitates proxy contests that can be expensive and disruptive and creates an uneven playing field in which Deere would incur substantial expense while the nominating stockholder would be required to incur little expense to promote its candidate. For instance, Deere would bear the expense of filing and distributing proxy materials that would contain the stockholder nominee, and the Board may feel compelled by its fiduciary duties to undertake an additional and expensive campaign to inform stockholders of the reasons the stockholder nominee(s) should not be elected. It is worth noting in this regard that the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction proxy contests would entail.

In the absence of proxy access, the playing field is leveled, as a nominating stockholder would need to undertake the expense of soliciting proxies on the nominee’s behalf. The desire to avoid this expense has sometimes been cited as a reason for proxy access, but there is no reason that stockholders with the means to purchase and hold 3% or more of Deere’s outstanding shares should not, if they have a legitimate interest, bear the expense of soliciting proxies.

Influence of Special Interests. Proxy access allows a stockholder with a special interest to use the proxy process to promote a self-interested agenda rather than one that considers the interests of all stockholders, creating the risk of politicizing the Board election process at virtually no cost to the proponent. The proposal would enable an “unrestricted number of shareholders” that, together, have owned for 3 years as little as 3% of Deere’s outstanding shares to include a director nominee in Deere’s proxy statement. This ownership requirement does not represent a sufficiently substantial, long-term interest in Deere to justify the significant costs and disruption that would result from regular proxy contests made possible by adoption of the proxy access proposal. In addition, a nomination made through the proposed method of proxy access would convert each Board election into a contested election such that the proposed nominee need only win a plurality of votes to be elected. Given this intersection between proxy access and plurality voting, at little or no cost to itself, a stockholder with a narrow interest need only gain the support of a limited number of

Item 4 – Stockholder Proposals:
Stockholder Proposal #2—Greenhouse Gas Emissions

stockholders to potentially destabilize the Company’s governance. Such a result would not be in the best interests of stockholders as a whole.

Board Disruption. The Board is united in its objective to maximize long-term stockholder value. The election of a stockholder nominee, particularly one representing a narrow interest, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of all stockholders. A director who does not possess the mix of skills and experience the Board seeks would at best fail to contribute to the work of the Board and would at worst disrupt the effective functioning of the Board, particularly if the director advocates narrow interests that are not shared by all stockholders. Moreover, a director elected by one stockholder group in one year may face successful opposition from a director nominated by another stockholder group in a subsequent year, setting up ongoing instability on the Board. Deere’s success is owed in large part to its consistent application of a strategy that focuses on long-term value creation. Disruption of the Board’s functioning could disrupt the ongoing pursuit of this successful strategy and put stockholder value at risk.

Given Deere’s overall corporate governance practices and the potentially negative effects proxy access could have on the ability of Deere’s Board to effectively promote the long-term interests of all stockholders, the Board does not believe that adoption of this proxy access proposal is either the right approach to ensuring optimal Board composition or necessary for Deere or its stockholders to achieve long-term value.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL TO ADOPT A PROXY ACCESS BYLAW.

Stockholder Proposal #2—Greenhouse Gas Emissions
A stockholder has submitted the following proposal:

“Net-Zero Greenhouse Gas Emissions by 2030

Whereas:

It is widely reported that greenhouse gases from human activities are the most significant driver of observed climate change since the mid-20th century;

Nearly every national government has recognized the need to address climate change and agreed (under the terms of the UN Framework Convention on Climate Change) that “deep cuts in greenhouse gas (GHG) emissions are required ... to hold the increase, in global average temperature below 2 degrees Celsius above pre-industrial levels....”

The Intergovernmental Panel on Climate Change (IPCC) states that to limit global warming to two degrees, carbon dioxide emissions need to fall to zero by between 2040 and 2070, falling “below zero” thereafter;

On Feb. 5, 2015, leaders of The B Team, a coalition of business leaders concerned about climate change, called upon world leaders to commit to a global goal of net-zero GHG emissions, and urged business leaders to match this ambition by committing to bold long-term targets;

The B Team Leaders believe that committing to net-zero GHG emissions will demonstrate that we are unequivocally setting the world on a clear, low-carbon trajectory. Other businesses will respond by embedding bold climate action into their strategies - unleashing innovation, driving investment in clean energy, scaling-up low carbons solutions, creating jobs and supporting economic growth;

Shareholders laud Deere & Co. (“Deere” or “the Company”) for committing to “focus[ing] on energy efficiency and greenhouse gas (GHG) emission reduction ...” Since beginning its formal energy and GHG programs, the Company has made commendable progress, evidenced by the 26% reduction of GHG emissions per ton of production from 2005 to 2012, however shareholders believe that setting more aggressive goals for GHG emission reductions is crucial for environmental safety as well as long-term shareholder value.

Resolved: Shareholders request that the Board of Directors generate a feasible plan for the Company to reach a net-zero greenhouse gas emission status by the year 2030 for all aspects of the business which are directly owned by the Company, including but not limited to manufacturing and distribution, research facilities, corporate offices, and employee travel, and to report the plan to shareholders at reasonable expense, excluding confidential information, by June 2016.

Supporting Statement: For the purposes of this proposal, the proponent suggests that “net-zero greenhouse gas emissions” be defined as reduction of Company GHG emissions to a target annual level, and offsetting the remaining GHG emissions by negative emissions strategies which result in a documented reduction equal to or greater than the company’s GHG emissions during the same year. As explained by the IPCC, these negative emissions solutions can range from tree-planting to technological solutions that draw carbon from the air. In calculating net zero GHG emissions, the positive and negative GHG impacts of different types of emissions and activities can be considered using GHG equivalencies. See, for example, http://www.epa.gov/cleanenergy/energy-resources/ calculator.html.”

Item 4 – Stockholder Proposals:
Deere’s Response – Statement of Opposition to Stockholder Proposal #2

Deere’s Response – Statement of Opposition to Stockholder Proposal #2

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL FOR THE BOARD TO GENERATE A PLAN FOR THE COMPANY TO ACHIEVE NET-ZERO GREENHOUSE GAS EMISSIONS BY 2030 FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

To reduce greenhouse gas (“GHG”) emissions from its operations, Deere will continue to aggressively pursue energy efficiency and implement renewable sources of supply where cost-effective and reliable. A goal of achieving net-zero GHG emissions by 2030, however, is neither reasonable nor feasible. Currently, there is no known adequate electric storage technology to make the electric grid 100% renewable or carbon free, nor is there a credible renewable replacement supply for the natural gas or other thermal/process fuels required for manufacturing operations. Setting a net-zero GHG emissions goal by 2030 and expecting the use of offsets to cover electric and manufacturing thermal load that cannot be replaced by zero-carbon sources would result in prohibitive costs to the Company and be detrimental to the reliability of Deere’s production. Indeed, even the B Team Leaders referenced in the proposal above have asked businesses to target net-zero GHG emissions only by 2050, not by 2030 as the proposal requests.

Although the Board does not support this particular proposal, the Board recognizes the importance of addressing the environmental and social impact of Deere’s business. Deere is committed to serving those who are linked to the land—those who cultivate and harvest, transform, and enrich the land. Consistent with this commitment, Deere strives to reduce its environmental impact at each of its manufacturing facilities by setting goals annually based on an evaluation of its progress and a review of environmental risks and associated impacts.

Deere has a long track record of being a good steward of the environment, with a particular focus on reducing its GHG emissions. Between 1972 and 2006, Deere’s energy conservation programs reduced its total worldwide GHG emissions by 63% per ton of production. In 2007, Deere joined the U.S. Environmental Protection Agency’s Climate Leaders program to help develop long-term comprehensive climate change strategies. Motivated in part by its membership in this voluntary program, from 2005 to 2012 Deere achieved a 17% reduction in GHG emissions per dollar of adjusted revenue, with over 40% of its facilities reducing their GHG emissions by 25% or more per dollar of adjusted revenue. As referenced in the proposal above, during the same period Deere reduced GHG emissions 26% per ton of production and 41% per dollar of reported revenue.

In addition to Deere’s past achievements, Deere’s current efforts address the proposal’s call for aggressive GHG emission reductions. As outlined in our 2018 Enterprise Eco-Efficiency Goals, which are published on the Company website, Deere has set a goal of reducing its GHG emissions and its energy consumption per ton of production by 15% from 2012 through 2018. In support of this goal, Deere continues to aggressively seek ways to reduce its energy use. Those ways include:

●

Continuously improving the environmental performance of our worldwide operations by implementing sustainable practices and/or switching to cleaner fuel sources. For example, Deere switched from coal to natural gas as a fuel source at its construction and forestry equipment factory in Dubuque, Iowa, reducing total energy use by 33%, GHG emissions by 42%, and air emissions by 87% while also reducing water use by 67% and waste generation by 71%.

●

Designing new facilities with an eye toward minimizing their environmental impact. For example, in 2014 we constructed a new assembly building at our factory near Des Moines, Iowa, that incorporates concepts that will reduce energy consumption by 25% and includes storm water and chemical management controls.

●

Implementing renewable sources of energy supply where cost-effective and reliable. For example, in 2014 Deere integrated a solar power system into its manufacturing and parts distribution campus in Bruchsal, Germany, which provides approximately 10% of the required power and reduces GHG emissions by approximately 1,000 tons annually.

As demonstrated above, Deere takes its commitment to responsible environmental stewardship very seriously. Indeed, for the ninth consecutive year, Deere has been recognized by the Ethisphere Institute as one of the world’s most ethical companies, a recognition based on a company’s promotion of ethical business standards and practices in areas that include environmental stewardship. Deere was also recently added to the FTSE4Good Index Series, which identifies companies that demonstrate strong Environmental, Social, and Governance (ESG) practices measured against globally recognized standards.

In addition, Deere is dedicated to transparency and believes that its public disclosures provide ample information concerning its environmental practices. Deere publishes on its website an annual Global Citizenship Report, which describes the Company’s environmental sustainability goals and initiatives, including those discussed above. Deere’s website also includes annual GHG emissions data that Deere submits to an international third-party organization that assists companies with the measurement of their GHG

Item 4 – Stockholder Proposals: Stockholder Proposal #3—Political Spending Congruency Analysis

emissions. The Board believes that these disclosures demonstrate Deere’s commitment to reducing its GHG emissions and that no additional disclosures or requirements are needed at this time.

The Board recognizes the importance of preserving and protecting the environment and the ability to achieve cost savings through investments in more efficient practices that reduce emissions. The Board also believes, however, that the interests of our stockholders are better served by Deere’s current environmental initiatives and disclosures than they would be by the adoption of the proposed resolution. Accordingly, the Board believes that adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL TO GENERATE A PLAN TO ACHIEVE NET-ZERO GHG STATUS BY 2030.

Stockholder Proposal #3—Political Spending Congruency Analysis
A stockholder has submitted the following proposal:

“Alignment Between Corporate Values and Political and Policy Activity

Whereas:

The Proponent believes John Deere should establish policies that minimize risk to the firm’s reputation and brand.

Political contributions and policy activities of the Company include inconsistencies between Company actions (specifically some of its expenditures for electioneering communications) and stated corporate values.

Deere believes in policies and “advocate[s] for public policy that enables us to compete fairly in the marketplace is of vital importance to all of our stakeholders.” The Company also states that its PAC “contributes to candidates who broadly share the company’s pro-business outlook and support of the free enterprise system.”1

However, many of Deere’s political donations and policy activities run counter to these stated corporate values.

For example, Deere’s PAC donated to multiple politicians that voted in favor of the Affordable Care Act - a law that embodies the antithesis of a free enterprise system as it relates to health care.2

Deere was also a member of the U.S. Climate Action Partnership - a group that advocated for cap-and-trade legislation on carbon dioxide emissions despite the fact that such a program would increase government, increase energy prices and decrease economic growth.3

Deere’s PAC also contributed to multiple politicians that supported the anti-free-market Dodd-Frank law that is hampering the small business and the loan markets.4

Furthermore, despite the fact that the American Legislative Exchange Council (ALEC) works to foster a low-regulation business-friendly environment, the Company publicly ended its affiliation with ALEC in 2012 at a time when anti-free-market activists were perpetuating falsehoods about ALEC and its activities.

Resolved:

The Proponent requests that the Board of Directors report to shareholders annually at reasonable expense, excluding any proprietary information, a congruency analysis between corporate values as defined by Deere’s stated policies (including Deere’s “Our Guiding Principles” and “U.S. Political Contributions and Advocacy”) and Company and John Deere Political Action Committee (JDPAC) political and electioneering contributions and policy activities, including a list of any such contributions or actions occurring during the prior year which raise an issue of misalignment with corporate values, and stating the justification for such exceptions.

Supporting Statement:

The Proponent recommends that management develop coherent criteria for determining congruency, such as identifying some legislative initiatives that are considered most germane to core Company values, and that the report include an analysis of risks to our Company’s brand, reputation, or shareholder value, as well as acts of stewardship by the Company to inform funds recipients’ of Company values, and the recipients’ divergence from those values, at the time contributions are made.

“Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, Internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.”

1 https://www.deere.com/en_US/corporate/our_company/citizenship/reporting/political_ contributions_and_advocacy.page?
2 https://www.deere.com/en_US/docs/Corporate/citizenship/political_contributions_advocacy/2014-jdpac-annual-report.pdf
3 http://qctimes.com/ad-campaign-criticizes-deere-for-support-of-cap-and-trade/article_ fab69f66-4388-11df-80cc-001cc4c002e0.html
4 https://www.deere.com/en_US/docs/Corporate/citizenship/political_contributions_ advocacy/2014-jdpac-annual-report.pdf

Item 4 – Stockholder Proposals: Deere’s Response – Statement of Opposition to Stockholder Proposal #3

Deere’s Response – Statement of Opposition to Stockholder Proposal #3

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL FOR THE BOARD TO ANNUALLY REPORT TO STOCKHOLDERS A CONGRUENCY ANALYSIS BETWEEN DEERE’S CORPORATE VALUES AND THE CONTRIBUTIONS AND POLICY ACTIVITIES OF DEERE AND THE JOHN DEERE POLITICAL ACTION COMMITTEE (“JDPAC”) FOR THE FOLLOWING REASONS:

The Board has given careful consideration to this proposal and has concluded for the reasons described below that the adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

Deere believes that its participation in the democratic political process to advocate public policy that enables Deere to compete fairly and freely in the marketplace is of vital importance to its stockholders, employees, and customers. For this reason, Deere and its employees engage in political advocacy in a variety of ways, which Deere describes, along with related policies, in detail on its website at https://www.deere.com/politicalcontributions.

For example, like most major corporations, Deere belongs to a number of trade and industry associations and pays regular dues to these groups. Deere is a member of trade associations in part to join other like-minded companies in engaging in public education and advocacy efforts regarding major issues of common concern to Deere’s industries. Deere publicly discloses and updates annually a list of those trade associations to which it pays dues or makes other contributions of $50,000 or more, as well as the portion of such dues or payments that are not deductible under Section 162(e)(1) of the IRC.

Deere also administers JDPAC, a voluntary, non-partisan group funded, with the exception of administrative expenses, by Deere’s U.S. employees via voluntary donations. While JDPAC takes no stance on legislative matters and does not engage in lobbying on specific issues, it does contribute to candidates who broadly share Deere’s pro-business outlook and support of the free enterprise system. JDPAC fully discloses all contributions made and received through reports filed with the Federal Election Commission and various state ethics commissions. In addition, Deere posts an annual report to its website summarizing JDPAC’s contributions in the most recent calendar year or election cycle, categorized by state, candidate, and amount. JDPAC’s political contribution activities are independently overseen by its board of directors, which currently consists of 13 John Deere employees from throughout the Company’s various business units, and, as required by applicable law, are not directed by Company management.

In whatever form it might take, Deere’s engagement in the political process is grounded in and guided by Deere’s firm commitment to strong corporate governance and global corporate citizenship. For example, contrary to the assertions made in the proposal, Deere does not pay for any independent expenditures or electioneering communications, as those terms are defined by applicable law. In addition, even when permitted by applicable law, Deere’s corporate assets are not typically used to support or oppose any candidate for political office or ballot measure, such as in connection with certain state and local elections. In the interests of transparency, Deere publicly discloses on its website and updates annually its political contributions out of corporate assets, if any.

In general, while Deere recognizes that it will not always agree with all of the positions taken by associations of which it is a member, Deere believes that engagement on policy issues through groups like these is important to help ensure that Deere’s voice is heard. Similarly, Deere recognizes that political candidates who receive contributions from JDPAC may from time to time support policies with which Deere does not necessarily agree. Nonetheless, Deere believes that supporting organizations and candidates who take positions on a wide array of issues to broadly help advance the best interests of Deere and its stockholders, customers, and employees contributes to Deere’s ability to produce strong financial returns and is consistent with Deere’s corporate values.

Given the complexity of the political process and the level of detail already publicly disclosed by Deere with respect to its and JDPAC’s involvement in that process, the Board believes that providing the report and adopting the criteria requested by the proposal are unnecessary, would be unduly burdensome, and would undermine Deere’s ability to help shape public policy in a manner consistent with Deere’s corporate values. Accordingly, the Board believes that adoption of this resolution is unnecessary and is not in the best interests of Deere and its stockholders.

FOR THE REASONS STATED, DEERE’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” THE PROPOSAL TO ANNUALLY REPORT TO STOCKHOLDERS A CONGRUENCY ANALYSIS BETWEEN DEERE’S CORPORATE VALUES AND THE CONTRIBUTIONS AND POLICY ACTIVITIES OF DEERE AND JDPAC.

Other Matters

We do not know of any other matters that will be considered at the Annual Meeting. If, however, any other appropriate business should properly come before the meeting, the Board will have discretionary authority to vote according to its best judgment.

2017 Stockholder Proposals and Nominations

Next year’s annual meeting of stockholders will be held on February 22, 2017. If you intend to present a proposal at next year’s annual meeting and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to the Corporate Secretary at the address below. The Secretary must receive this proposal no later than September 15, 2016.

If you would like to present a proposal at next year’s annual meeting or if you would like to nominate one or more directors without inclusion in the proxy statement, you must provide written notice to the Corporate Secretary at the address below. The Secretary must receive this notice not earlier than October 27, 2016, and not later than November 26, 2016. Nominations of directors may be made at the annual meeting of stockholders only by or at the direction of or authorization by the Board (or any authorized committee of the Board) or by any stockholder entitled to vote at the meeting who complies with the notice procedure described above.

Notice of a proposal must include for each matter: (1) a brief description of the business to be brought before the meeting; (2) the reasons for bringing the matter before the meeting; (3) your name and address; (4) the class and number of Deere’s shares owned beneficially or of record by you; (5) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (6) any material interest you may have in the proposal; and (7) any other information related to you that is required to be disclosed in connection with the solicitation of proxies with respect to such business under federal securities laws, as amended from time to time.

Notice of a nomination must include: (1) your name and address; (2) the name, age, business address, residence address, and principal occupation of the nominee; (3) the class, series, and number of Deere’s shares owned beneficially or of record by you and the nominee; (4) whether and the extent to which any derivative or other instrument, transaction, agreement, or arrangement has been entered into by you or on your behalf with respect to Deere’s stock; (5) a description of all agreements or arrangements between you and the nominee regarding the nomination; (6) the nominee’s consent to be elected and to serve; and (7) any other information related to you that is required to be disclosed in the solicitation of proxies for election of directors under federal securities laws, as amended from time to time. We may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

Corporate Secretary
Deere & Company
One John Deere Place
Moline, Illinois 61265-8098

The Secretary will forward the proposals and recommendations to the Corporate Governance Committee for consideration.

Cost of Solicitation

The Company pays for the Annual Meeting and the solicitation of proxies. In addition to soliciting proxies by mail, the Company has made arrangements with banks, brokers, and other holders of record to send proxy materials to you and the Company will reimburse them for their expenses in doing so.

We have retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $20,000 plus reimbursement of certain out-of-pocket expenses. In addition to their usual duties, directors, officers, and certain other employees of Deere may solicit proxies personally or by telephone, fax, or e-mail. They will not receive special compensation for these services.

For the Board of Directors,

Todd E. Davies
Secretary

Moline, Illinois
January 13, 2016

Appendix A

Director Independence Categorical Standards of Deere & Company Corporate Governance Policies

NYSE Standards of Independence
A director may not be considered independent if the director does not meet the criteria for independence established by the New York Stock Exchange (NYSE) and applicable law. A director is considered independent under the NYSE criteria if the Board finds that the director has no material relationship with the Company. Under the NYSE rules, a director will not be considered independent if, within the past three years:

●	the director has been employed by Deere, either directly or through a personal or professional services agreement;
●	an immediate family member of the director was employed by Deere as an executive officer;
●

the director receives more than $120,000 during any twelvemonth period in direct compensation from Deere, other than for service as an interim chairman or CEO and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●

an immediate family member of the director receives more than $120,000 during any twelve-month period in direct compensation from Deere, other than for service as a non-executive employee and other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●	the director was affiliated with or employed by Deere’s independent auditor;
●

an immediate family member of the director was a partner of Deere’s independent auditor, or was affiliated with or employed in a professional capacity by Deere’s independent auditor and personally worked on Deere’s audit;

●	a Deere executive officer has served on the compensation committee of a company that, at the same time, employed the director or an immediate family member of the director as an executive officer; or
●

the director is employed, or an immediate family member of a director is employed, as an executive officer of another company and the annual payments to or received from Deere exceed in any single fiscal year the greater of $1 million or 2% of such other company’s consolidated gross annual revenues.

In addition, in determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether the director has a relationship to Deere which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including but not limited to:

●	the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by Deere to such director; and
●	whether such director is affiliated with Deere or an affiliate of Deere.

Categorical Standards of Independence
The Board has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships. Any payments by Deere to a business employing, or 10% or more owned by, a director or an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a director’s independence:

●

if a director (or an immediate family member of the director) is an officer of another company that does business with Deere and the annual sales to, or purchases from, Deere during such company’s preceding fiscal year are less than one percent of the gross annual revenues of such company;

●

if a director is a partner of or of counsel to a law firm, the director (or an immediate family member of the director) does not personally perform any legal services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000; and

●

if a director is a partner, officer, or employee of an investment bank or consulting firm, the director (or an immediate family member of the director) does not personally perform any investment banking or consulting services for Deere, and the annual fees paid to the firm by Deere during such firm’s preceding fiscal year do not exceed $100,000.

Relationships with Not-for-Profit Entities. A director’s independence will not be considered impaired solely for the reason that the director or an immediate family member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives from Deere or its foundation during any of the prior three fiscal years contributions in an amount not exceeding the greater of $1 million or two percent of the not-for profit organization’s aggregate annual charitable receipts during

A-1

Appendix A: Director Independence Categorical Standards of Deere & Company Corporate Governance Policies

the entity’s fiscal year. (Any automatic matching of employee charitable contributions by Deere or its foundation is not included in Deere’s contributions for this purpose.) All contributions by Deere in excess of $100,000 to not-for-profit entities with which the director is affiliated shall be reported to the Corporate Governance Committee and may be considered in making independence determinations.

For purposes of these standards, “Deere” shall mean Deere & Company and its direct and indirect subsidiaries, and “immediate family member” shall have the meaning set forth in the NYSE independence rules, as may be amended from time to time.

A-2

Appendix B

Deere & Company Reconciliation of Non-GAAP Measures

Short-Term Incentive:
As described in the CD&A under “Short-Term Incentive (“STI”),” Operating Return on Operating Assets (“OROA”) and Return on Equity (“ROE”) are the metrics used to measure performance for the STI program. The Compensation Committee believes OROA and ROE are appropriate measures for the performance of the businesses over a short-term period. The OROA and ROE calculations for the fiscal year ended October 31, 2015 can be summarized as follows:

		Agriculture	Construction
(Millions of $)	Equipment	and Turf	and Forestry
OROA Calculation for Equipment Operations:	Operations	Operations	Operations
Operating Profit	$2,177	$1,649	$528
Average Identifiable Assets With Inventories at Standard Cost (1)	$13,840	$10,173	$3,667
Operating Return On Assets With Inventories at Standard Cost (1)	15.7%	16.2%	14.4%

ROE Calculation for Financial Services:

Net Income Attributable to Deere & Company	$633
Average Equity (1)	$4,655
Return on Equity	13.6%

(1) In the event of an acquisition where goodwill exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. There was no adjustment for goodwill for STI purposes for the fiscal year ended October 31, 2015. Average Identifiable Assets with Inventories at LIFO were $12,491, $9,056, and $3,435 for Equipment Operations, Agriculture and Turf Operations, and Construction and Forestry Operations, respectively. OROA with Inventories at LIFO was 17.4%, 18.2%, and 15.4% for Equipment Operations, Agriculture and Turf Operations, and Construction and Forestry Operations, respectively.

B-1

Appendix B: Deere & Company Reconciliation of Non-GAAP Measures

Mid-Term Incentive:
As described in the CD&A under “Mid-Term Incentive (“MTI”),” Shareholder Value Added (“SVA”) is the metric used to measure performance for the MTI program. The Compensation Committee believes SVA is an appropriate measure for the performance of the businesses over a mid-term period. The computation of SVA can be summarized as follows for the performance period ended October 31, 2015:

	Fiscal Year	Fiscal Year	Fiscal Year
(Millions of $)	2013	2014	2015
SVA Calculation for Equipment Operations:
Operating Profit	$5,058	$4,297	$2,177
Average Identifiable Assets
With Inventories at LIFO	$14,569	$14,113	$12,491
With Inventories at Standard Cost	$15,924	$15,493	$13,840
Less Estimated Cost of Assets (1) (3)	$(1,911)	$(1,860)	$(1,661)
SVA	$3,147	$2,437	$516

SVA Calculation for Financial Services:
Net Income Attributable to Deere & Company	$565	$624	$633
Operating Profit	$870	$921	$963
Average Equity (3)	$4,073	$4,575	$4,655
Less Cost of Equity (2)	$(627)	$(664)	$(705)
SVA	$243	$257	$258

Deere Enterprise SVA	$3,390	$2,694	$774
Total SVA for Three-Year Performance Period Ending 2015			$6,858

(1) For purposes of determining SVA, the equipment segments are assessed a pretax cost of assets that on an annual basis is generally 12% of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost (believed to more closely approximate the current cost of inventory and the Company’s investment in the asset).

(2) For SVA, Financial Services is assessed an annual pretax cost of average equity of approximately 15%.

(3) In the event of an acquisition where goodwill exceeds $50 million, goodwill is excluded for two years to allow time for integration of the new business. There was no adjustment for goodwill for MTI purposes for the fiscal years ended October 31, 2013, 2014, or 2015.

B-2

Directions to the Deere & Company
World Headquarters

One John Deere Place,
Moline, Illinois 61265-8098

The annual meeting of stockholders on Wednesday, February 24, 2016 will be held at 10 a.m. Central Standard Time in the auditorium at Deere & Company World Headquarters, which is located at One John Deere Place, Moline, Illinois. John Deere Place intersects the north side of John Deere Road east of 70th Street, Moline. The entrance to World Headquarters and parking are on the east side of the building.

From Chicago (or the east)
Take I-290 (Eisenhower Expressway) west to I-88 West (East-West Tollway), which turns into IL5/John Deere Road. Follow IL5/John Deere Road to John Deere Place. Turn right onto John Deere Place. Follow for about 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Des Moines (or the west)
Take I-80 east to exit 298. Exit onto I-74 east. Follow for about 9-1/4 miles to the IL5 East/John Deere Road exit (exit 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for about 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking on the east side of the building.

From Peoria (or the south)
Take I-74 west to the I-280 West exit. Exit onto I-280 West. Follow for about 10 miles to exit 18A. Exit onto I-74 West. Follow for about 1/2 mile to the IL5 East/John Deere Road exit (exit 4B). Exit onto IL5 East/John Deere Road. Follow IL5/John Deere Road east for 3.3 miles to John Deere Place. Turn left onto John Deere Place. Follow for 1/4 mile. Turn left onto World Headquarters grounds. Follow the signs to parking on the east side of the building.

Print Information (YY-MM)

DEERE & COMPANY
STOCKHOLDER RELATIONS
ONE JOHN DEERE PLACE
MOLINE, IL 61265

YOUR VOTE IS IMPORTANT.
THANK YOU FOR VOTING!

VOTE BY TELEPHONE AND INTERNET
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Deere & Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your telephone or Internet vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned the proxy card.

If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy card.

VOTE IN PERSON
Submit your voting instructions at the meeting by filling out a ballot which, upon request, will be provided to you during the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M97609-P70660	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEERE & COMPANY

Vote on Directors

The Board of Directors recommends a vote FOR all Nominees.
		For	Against	Abstain
1a.	Election of Director: Samuel R. Allen	☐	☐	☐

1b.	Election of Director: Crandall C. Bowles	☐	☐	☐

1c.	Election of Director: Vance D. Coffman	☐	☐	☐

1d.	Election of Director: Dipak C. Jain	☐	☐	☐

1e.	Election of Director: Michael O. Johanns	☐	☐	☐

1f.	Election of Director: Clayton M. Jones	☐	☐	☐

1g.	Election of Director: Brian M. Krzanich	☐	☐	☐

1h.	Election of Director: Gregory R. Page	☐	☐	☐

1i.	Election of Director: Sherry M. Smith	☐	☐	☐

1j.	Election of Director: Dmitri L. Stockton	☐	☐	☐

1k.	Election of Director: Sheila G. Talton	☐	☐	☐

Vote on Proposals

The Board of Directors recommends a vote FOR the following Proposals:		For	Against	Abstain

2.	Advisory vote on executive compensation	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as Deere's independent registered public accounting firm for fiscal 2016	☐	☐	☐

The Board of Directors recommends a vote AGAINST the following Proposals:		For	Against	Abstain

4a.	Stockholder Proposal #1 - Proxy Access	☐	☐	☐

4b.	Stockholder Proposal #2 - Greenhouse Gas Emissions	☐	☐	☐

4c.	Stockholder Proposal #3 - Political Spending Congruency Analysis	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

(Please sign, date, and return this proxy in the enclosed postage prepaid envelope.)

To receive your materials electronically in the future, please enroll at www.proxyvote.com.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Dear Stockholders:

It is a pleasure to invite you to the 2016 Annual Meeting of Stockholders of Deere & Company. The meeting will be held at 10 A.M. Central Time on Wednesday, February 24, 2016, at the Deere & Company World Headquarters, One John Deere Place, Moline, Illinois.

The enclosed Notice of Meeting and Proxy Statement covers the formal business of the meeting, which includes election of the named directors, two company proposals, including the ratification of the independent registered public accounting firm for fiscal 2016, three stockholder proposals, and any other business that properly comes before the meeting. The rules of conduct for the meeting include the following:

1.	No cell phones, cameras, sound equipment, or recording devices may be brought into the auditorium.

2.	There will be a discussion period at the end of the meeting. If you wish to present a question or comment, please wait for an attendant to provide a microphone, then begin by stating your name, indicating the city and state where you reside, and confirming that you are a stockholder.

3.	The Chairman is authorized to impose reasonable time limits on the remarks of individual stockholders and has discretion to rule on any matters that arise during the meeting. Personal grievances or claims are not appropriate subjects for the meeting.

4.	Voting results announced at the meeting by the Inspectors of Voting are preliminary. Voting results will be included in a Form 8-K filed with the Securities and Exchange Commission on or around February 29, 2016.

5.	Pagers and similar devices should be silenced.

The Notice of the 2016 Annual Meeting, the Fiscal 2015 Proxy Statement, Form of Proxy, and the Fiscal 2015
Annual Report are available on Deere's Internet site at www.JohnDeere.com/stock.

Detach Proxy Card Here ▼ ▼
M97610-P70660

DEERE & COMPANY
PROXY - ANNUAL MEETING / FEBRUARY 24, 2016

Solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Deere & Company on February 24, 2016.

The undersigned appoints each of Samuel R. Allen and Todd E. Davies, attorney and proxy, with full power of substitution, on behalf of the undersigned, and with all powers the undersigned would possess if personally present, to vote all shares of Common Stock of Deere & Company that the undersigned would be entitled to vote at the above Annual Meeting and any adjournment thereof.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please mark, date, and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian, or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)